April 2, 1999



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N. W.
Washington, D. C.  20549

Re:      Hibernia Corporation
         Registration Statement Under Form S-4
         Commission File No. 1-10294

Dear Sirs:

         On behalf of Hibernia Corporation, attached herewith for filing under the Securities Act of 1933, is a Registration Statement on Form S-4.

         Please call the undersigned at (504) 533-2486 or Mark Fullmer at (504) 584-9324 if you have any questions concerning this filing.

                                    Very truly yours,

                                    Patricia C. Meringer

                                    /s/Patricia C. Meringer
                                    Corporate Counsel and
                                    Secretary

PCM/mch
Enclosure

cc:      Joseph Lomnicky
         Robert M. Walmsley, Jr.

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON  April 2, 1999
                                                REGISTRATION NO. 333-___________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        --------------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        --------------------------------

                              HIBERNIA CORPORATION
             (Exact name of Registrant as specified in its Charter)

   Louisiana                        6711                         72-0724532
(State or other              (Primary Standard               (I.R.S. Employer
jurisdiction of           Industrial Classification       Identification Number)
incorporation or                  Code Number)
organization)
                              313 Carondelet Street
                          New Orleans, Louisiana 70130
                                 (504) 533-5332
          (Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)

                    ----------------------------------------

                                  Gary L. Ryan
                   Senior Vice President and Corporate Counsel
                              HIBERNIA CORPORATION
                              313 Carondelet Street
                          New Orleans, Louisiana 70130
                                 (504) 533-5560
            (Name, address, including zip code, and telephone number,
                    including area code of agent for service)
                    ----------------------------------------

                                   COPIES TO:
Mark A. Fullmer                              Robert M. Walmsley, Jr.
PHELPS DUNBAR, L.L.P.                        CORRERO, FISHMAN, HAYGOOD, PHELPS
Suite 3000                                   WALMSLEY & CASTEIX, L.P.
400 Poydras Street                           46th Floor, 201 St. Charles Avenue
New Orleans,  LA.  70130                     New Orleans, LA  70161
(504) 584-9324                              (504) 586-5263

                    ----------------------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC


         As soon as practicable after this registration statement is declared effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_] __________________

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same. [_] _________________

CALCULATION OF REGISTRATION FEE
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
Title of each class      Amount to be           Proposed               Proposed                Amount of
of securities            Registered (1)         maximum offering       maximum aggregate       Registration
to be registered                                price per share (1)    offering price (1)      fee (1)

------------------------ ---------------------- ---------------------- ----------------------- ----------------------
------------------------ ---------------------- ---------------------- ----------------------- ----------------------

Class A
Common Stock, no par     4,021,517 shares       $4.32                  $17,376,000             $ 4,831
value

------------------------ ---------------------- ---------------------- ----------------------- ----------------------

                  (1) Based upon the book value of the securities to be received by the registrant or canceled in the exchange or transaction as of December 31, 1998 of $17,376,000 pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended, excluding 32,944 shares of common stock of First Guaranty owned by Hibernia Corporation and its affiliates.

    -------------------------------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                          NOTICE OF SPECIAL MEETING OF
                       SHAREHOLDERS OF FIRST GUARANTY BANK
                        TO BE HELD ________________, 1999

         You are hereby notified that a special meeting of shareholders of common stock of First Guaranty Bank will be held at the main office of First Guaranty Bank, 400 East Thomas Street, Hammond, Louisiana, 70401-3320, in the Second Floor Auditorium on ______________, 1999, at _____ p.m. The following matters will be considered and voted upon at this meeting:

         1. A proposal to approve the Agreement and Plan of Merger dated as of July 30, 1998, among First Guaranty, Hibernia National Bank and Hibernia Corporation. The Agreement and Plan of Merger provides that First Guaranty will be merged into Hibernia National Bank. As a result of the merger, each outstanding share of common stock of First Guaranty will be converted into 1.33 shares of Hibernia Corporation common stock.

         2. A proposal to approve the merger between First Guaranty and Hibernia National Bank.

         3. Such other business as may be properly brought before the meeting or at any adjournments or postponements of the meeting.


         Each shareholder who is the owner of First Guaranty common stock at the close of business on ________________, 1999, is entitled to notice of and to vote on the matters presented at the Special Meeting. You are cordially invited to attend the meeting in person. We urge you, however, to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage prepaid envelope, whether or not you plan to attend the Special Meeting.

     Dissenting holders of First Guaranty common stock who comply with the procedural requirements of 12 U.S.C. ss.215a and La. R.S. 6:376, attached as Appendix F to the proxy statement/prospectus, will be entitled to receive payment of the fair cash value of their shares. Those rights are more fully described in the accompanying proxy statement/prospectus.

                       By Order of the Board of Directors,



                             /s/ R. Collins Bonicard
                         R. Collins Bonicard, Secretary

Hammond, Louisiana
          , 1999


          Please sign, date and return the enclosed proxy card promptly whether or not you plan to attend the meeting.

FIRST GUARANTY BANK                     HIBERNIA CORPORATION
PROXY STATEMENT                         PROSPECTUS
SPECIAL MEETING OF SHAREHOLDERS         4,021,517 SHARES OF CLASS A COMMON STOCK

         The Board of Directors of First Guaranty Bank approved the merger of First Guaranty Bank into Hibernia National Bank at a meeting held on July 28, 1998 but now makes no recommendation as to how you should vote with respect to the merger. If the merger is completed, you will receive 1.33 shares of Hibernia common stock for each share of First Guaranty common stock and generally will not recognize federal income tax gain or loss for the Hibernia common stock you receive.

         On _______, 1999, the closing price of Hibernia common stock on the New York Stock Exchange was $_____, making the value of 1.33 shares of Hibernia common stock equal to $______. The price of Hibernia common stock, however, will fluctuate between now and the merger.

         At the special meeting, you will consider and vote on the merger. The merger cannot be approved unless holders of two-thirds of the First Guaranty common stock approve it. No vote of Hibernia shareholders is required to approve the merger.

         As part of an agreement to settle litigation involving Hibernia, Marshall Reynolds and First Guaranty, Mr. Reynolds, the Chairman of the Board of First Guaranty, recommends that you vote in favor of the merger.

         The proxy statement/prospectus provides you with detailed information about the merger. We encourage you to read this document carefully. You also can obtain other information about Hibernia from documents filed with the Securities and Exchange Commission.

         Whether or not you plan to attend the meeting, if you are a holder of First Guaranty common stock, please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your card or vote in person, the effect will be a vote against the approval of the merger. You may revoke your proxy by writing to First Guaranty's Secretary at any time before the meeting or by attending the meeting and voting in person.


         Neither the Securities and Exchange Commission nor any state regulators have approved the Hibernia common stock to be issued in the merger or determined if the proxy statement/prospectus is accurate or adequate.
Any representation to the contrary is a criminal offense.

         The date of this proxy  statement/prospectus is  _____________________,
1999,   and  will  be  mailed  to  the   shareholders   of  First   Guaranty  on
_______________, 1999.


                                TABLE OF CONTENTS
SUMMARY .........................................................................................................  1

         Exchange Rate of Hibernia common stock for each First Guaranty Share....................................  1

         No Federal Income Tax on Shares Received in the Merger..................................................  1

         Exchange Rate Fair to Shareholders According to Investment Banks........................................  1

         The Companies...........................................................................................  2

         The Merger..............................................................................................  2

         Meeting to Be Held ______________, 1999.................................................................  2

         Record Date Set at ____________, 1999; One Vote Per Share of First Guaranty Stock.......................  2

         First Guaranty Shareholder Vote Required................................................................  2

         Hibernia Shareholder Approval Not Required..............................................................  3

         Litigation and Settlement Agreement.....................................................................  3

         Monetary Benefits to Officers and Directors of First Guaranty in the Merger.............................  4

         Conditions That Must Be Satisfied for the Merger to Occur...............................................  4

         Termination and Amendment of the Merger Agreement.......................................................  5

         Hibernia to Use Pooling-of-Interests Accounting Treatment...............................................  5

         Dissenters' Rights......................................................................................  6

         Share Price Information.................................................................................  6

THE PARTIES TO THE MERGER........................................................................................  6

         Introduction............................................................................................  6

         Hibernia Corporation....................................................................................  6

         Selected Financial Data.................................................................................  8

         Selected Financial Data of Hibernia.....................................................................  8

         First Guaranty..........................................................................................  10

         Selected Financial Data of First Guaranty...............................................................  10

         Pro Forma Combined Selected Financial Information (Unaudited)...........................................  13

         Comparative Per Share Information (Unaudited)...........................................................  15

MEETING INFORMATION..............................................................................................  17

         Solicitation and Revocation of Proxies..................................................................  17

         Quorum; Vote Required; Record Date......................................................................  17

         Recommendation by Marshall Reynolds.....................................................................  18

PROPOSED MERGER..................................................................................................  18

         General.................................................................................................  19

         Background of the Merger................................................................................  19

         Terms of the Merger.....................................................................................  23

         Financial Advisors......................................................................................  23

         First Guaranty's Financial Advisor......................................................................  24

         Opinions of Other Financial Advisors....................................................................  27

         Closing Date and Effective Date of the Merger...........................................................  39

         Employee Benefits.......................................................................................  40

         Surrender and Exchange of Stock Certificates............................................................  40

         Expenses................................................................................................  41

         Representations and Warranties..........................................................................  41

         Conditions to the Merger; Waiver........................................................................  42

         Regulatory and Other Approvals..........................................................................  43

         Business Pending the Merger.............................................................................  43

         Termination.............................................................................................  44

         Management and Operations After the Merger..............................................................  45

         Certain Differences in Rights of Shareholders...........................................................  45

         Interests of Certain Persons in the Merger..............................................................  47

         Material Tax Consequences...............................................................................  48

         Resale of Hibernia common stock.........................................................................  49

         Rights of Dissenting Shareholders.......................................................................  50

         Accounting Treatment....................................................................................  52

CERTAIN REGULATORY CONSIDERATIONS................................................................................  52

         General.................................................................................................  52

         Payment of Dividends....................................................................................  52

         Restrictions on Extensions of Credit....................................................................  53

PRO FORMA FINANCIAL INFORMATION..................................................................................  53

         Pro Forma Combined Balance Sheet (Unaudited)............................................................  53

         Pro Forma Combined Income Statements (Unaudited)........................................................  56

CERTAIN INFORMATION CONCERNING FIRST GUARANTY....................................................................  61

         Principal Business......................................................................................  61

         Competition.............................................................................................  61

         Seasonality of Business and Customers...................................................................  62

         Employees...............................................................................................  62

         Properties..............................................................................................  62

         Litigation and Settlement Agreement.....................................................................  62

         Other Legal Proceedings.................................................................................  64

         Stock Prices and Dividends..............................................................................  65

         Security Ownership of Principal Shareholders and Management.............................................  66

FIRST GUARANTY FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 (AUDITED).....................  68

MANAGEMENT'S  DISCUSSION  AND ANALYSIS OF FINANCIAL  CONDITION AND RESULTS OF OPERATIONS OF FIRST GUARANTY
         FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998 AND 1997..................................................  88

RELATIONSHIP WITH INDEPENDENT AUDITORS...........................................................................  106

VALIDITY OF SHARES...............................................................................................  106

EXPERTS  106.....................................................................................................  106

AVAILABLE INFORMATION............................................................................................  106

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................  107

FORWARD-LOOKING STATEMENTS.......................................................................................  108



APPENDICES

APPENDIX A - AGREEMENT AND PLAN OF MERGER
APPENDIX B - SETTLEMENT  AGREEMENT  DATED AS OF DECEMBER 30, 1998 AMONG HIBERNIA
             CORPORATION, HIBERNIA NATIONAL BANK, FIRST GUARANTY BANK AND MARSHALL T. REYNOLDS
APPENDIX C - FAIRNESS OPINION OF CHAFFE & ASSOCIATES, INC.
APPENDIX D - FAIRNESS OPINION OF KEEFE, BRUYETTE & WOODS, INC.
APPENDIX E - FAIRNESS OPINION OF NATIONAL CAPITAL CORPORATION
APPENDIX F - CERTAIN PROVISIONS OF FEDERAL  AND STATE LAW RELATING TO RIGHTS  OF
             DISSENTERS' SHAREHOLDERS
APPENDIX G - TAX OPINION OF ERNST & YOUNG

                                     SUMMARY


         This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger or for a more detailed description of the legal terms of the merger, you should read carefully this entire document and the documents to which we refer you. See "AVAILABLE INFORMATION" on page 106.

EXCHANGE RATE OF HIBERNIA COMMON STOCK FOR EACH FIRST GUARANTY SHARE (P. 23)

         If the merger is completed, you will receive 1.33 shares of Hibernia common stock for each share of First Guaranty common stock you own, plus cash instead of any fractional share. On _________, 1999, the closing price of Hibernia common stock on the New York Stock Exchange was $________. Because the market price of Hibernia common stock fluctuates, you will not know when you vote what the Hibernia shares will be worth when issued in the merger.

NO FEDERAL INCOME TAX ON SHARES RECEIVED IN THE MERGER  (P. 48)

         First Guaranty shareholders generally will not recognize gain or loss for federal income tax purposes on shares of Hibernia common stock they receive in the merger. Ernst & Young LLP, independent auditors for Hibernia, has issued an opinion to this effect, which we have included as Appendix "G" to this proxy statement/prospectus. First Guaranty shareholders will be taxed on cash received instead of any fractional share. Tax matters are complicated, and tax results may vary among shareholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

BOARD OF FIRST GUARANTY MAKES NO RECOMMENDATION (P. 19)

         First Guaranty's board of directors voted unanimously, with two abstentions, to make no recommendation to the shareholders as to how they should vote their shares on the merger.

INVESTMENT BANKERS FIND MERGER FAIR (P. 23)

         Chaffe & Associates, Inc., First Guaranty's financial advisor, has advised that the consideration to be received in the merger by the shareholders of First Guaranty was within the range of fairness from a financial point of view so long as the price for Hibernia common stock was in a range between $15.98 to $18.45 a share and thus as of January 6, 1998 was fair from a financial point of view at a price of $17.38 a share but also has advised that in their opinion the transaction was not sufficiently favorable that they would advise the board to recommend the transaction to First Guaranty's shareholders. Two other investment banking firms, Keefe, Bruyette & Woods, Inc. and National Capital Corporation, were hired to render fairness opinions for inclusion in this proxy statement/prospectus as part of a settlement of the litigation between Hibernia, on the one hand, and First Guaranty and Marshall Reynolds, on the other hand. Both have advised that in their respective opinions the value of the Hibernia stock to be received by First Guaranty shareholders in the merger was fair from a financial point of view. Keefe, Bruyette described the transaction as near the upper end of the transactions that Keefe, Bruyette used in analyzing the merger. National Capital advised that it believed the bottom end of the fairness range to be a price of $15 a share for Hibernia common stock. The full text of the three fairness opinions rendered are attached to this proxy statement/prospectus as Appendices "C", "D", and "E". We encourage you to read the opinions carefully.

THE COMPANIES (P. 6)

HIBERNIA CORPORATION
313 Carondelet Street
New Orleans,  Louisiana  70130
(504) 533-3333

         Hibernia Corporation is a bank holding company with a $14 billion in assets. As of December 31, 1998, Hibernia Corporation was ranked, on the basis of total assets, as the largest bank holding company headquartered in Louisiana.

FIRST GUARANTY BANK
400 East Thomas Street
Hammond, Louisiana   70141-3320
(504) 375-0300

         First Guaranty Bank operates two full-service facilities in Hammond, Louisiana and four additional banking centers. As of December 31, 1998, First Guaranty had total assets of $245 million.

THE MERGER (P. 19)

         We have attached the Agreement and Plan of Merger as Appendix "A" to this proxy statement/prospectus. We encourage you to read that agreement, as it is the legal document that governs the merger.

MEETING TO BE HELD ______________, 1999 (P. 17)

         First Guaranty will hold the special shareholders' meeting at _______ P.M. on _____________, 1999, at the office of First Guaranty, 400 East Thomas
Street, Hammond, Louisiana. At the meeting you will vote on the merger agreement, the merger, and conduct any other business that properly arises.

RECORD DATE SET AT ____________, 1999; ONE VOTE PER SHARE OF FIRST GUARANTY STOCK (P. 17)

         If you owned shares of First Guaranty common stock at the close of business on __________, 1999, you are entitled to notice of and to vote on the merger agreement, the merger and any other matters considered at the meeting.

         On ____________, 1999, there were 3,056,041 shares of First Guaranty common stock outstanding. You will have one vote at the meeting for each share of First Guaranty stock you owned on __________, 1999.

FIRST GUARANTY SHAREHOLDER VOTE REQUIRED (P. 17)

         Approval of the merger requires the affirmative vote of holders of at least two-thirds of the outstanding shares of First Guaranty common stock. Marshall Reynolds, who owns 966,096 shares of First Guaranty common stock, or 31.6% of the outstanding shares, has agreed as part of the settlement of litigation involving Hibernia, Mr. Reynolds and First Guaranty to vote his shares in favor of the merger at the Special Meeting, except in limited circumstances described in the settlement agreement. The other directors of First Guaranty own 501,691 shares of First Guaranty common stock, or 16.4% of the outstanding shares. All have indicated their intention to vote their shares against the merger.

HIBERNIA SHAREHOLDER APPROVAL NOT REQUIRED

         The merger does not require approval of Hibernia's shareholders.

LITIGATION AND SETTLEMENT AGREEMENT (P. 62)

         The merger agreement was signed by First Guaranty, Hibernia Corporation and Hibernia National Bank on July 30, 1998. In August, 1998, employees of Hibernia Corporation and First Guaranty met and First Guaranty began to provide to Hibernia information requested by Hibernia. On September 6, 1998, at the direction of First Guaranty's Board of Directors, Marshall Reynolds, Chairman of First Guaranty's Board, requested that Hibernia agree to a voluntary termination of the merger agreement due to a decline in the price of Hibernia's common stock. Hibernia advised Mr. Reynolds that Hibernia wanted First Guaranty to proceed with a shareholder vote on the merger. Following that meeting to mid-September, Hibernia Corporation and First Guaranty disagreed over the type of information that First Guaranty was to provide to Hibernia under the merger agreement. First Guaranty supplied less information than Hibernia requested and which Hibernia believed was necessary in order for the merger to be completed.

         On September 22, 1998, Hibernia filed a lawsuit against First Guaranty and Marshall Reynolds alleging that First Guaranty had engaged in actions that constituted a breach of the merger agreement and that Marshall Reynolds had engaged in actions that interfered with the contractual relations between Hibernia and First Guaranty. First Guaranty and Mr. Reynolds denied the allegations.

         On December 30, 1998, Hibernia Corporation, Hibernia National Bank, First Guaranty and Marshall Reynolds signed an agreement settling the lawsuit. In the settlement agreement:

         --       First Guaranty agreed to:

                  . Include in this proxy statement/prospectus fairness opinions of (1) Keefe, Bruyette & Woods, Inc., hired by First Guaranty at Hibernia's expense, and (2) National Capital Corporation, hired by Hibernia at its own expense;
                  . To permit Keefe, Bruyette & Woods, Inc. and National Capital Corporation to make presentations to First Guaranty's Board; and
                  . To extend the deadline for the completion of the merger to May 31, 1999.

         --       Mr. Reynolds agreed to:

                  .   Vote his shares in favor of the merger; and
                  .   Recommend  to the  shareholders  of First Guaranty in this proxy statement/prospectus that they vote their shares in favor of the merger.

         -- Hibernia agreed that, following First Guaranty's compliance with the settlement agreement, it will dismiss the lawsuit following a First Guaranty shareholder vote on the merger.

MONETARY BENEFITS TO OFFICERS AND DIRECTORS OF FIRST GUARANTY IN THE MERGER (P. 47)

         You should be aware that First Guaranty directors and officers have interests in the merger that differ from the interests of other First Guaranty shareholders.

         Officers of First Guaranty who remain employed by Hibernia after the merger will continue to receive a salary and employee benefits.

         The merger agreement provides for the indemnification of officers and directors of First Guaranty for specified liabilities up to a total of $10,000,000.

         Stanley M. Dameron has agreed to an 18-month employment agreement with Hibernia at his current salary of approximately $69,000 per year.

         Don W. Ayres, the President and Chief Executive Officer and a Director of First Guaranty, will be entitled under an agreement between him and First Guaranty to be paid $250,000 following the merger if either (1) Hibernia does not continue the employment of Mr. Ayres or (2) Mr. Ayres elects, within 90 days after the merger, not to continue his employment with Hibernia or Hibernia National Bank.

         As part of the settlement of litigation involving Hibernia, Marshall Reynolds and First Guaranty, Mr. Reynolds agreed (1) to recommend in this proxy statement/prospectus that the First Guaranty shareholders vote in favor of the merger agreement and the merger and (2) to vote his shares of First Guaranty common stock in favor of the merger agreement and the merger if Keefe, Bruyette and Woods, Inc. does not withdraw its fairness opinion. Following the shareholder vote on the merger agreement and the merger, the litigation involving Hibernia, First Guaranty and Mr. Reynolds will be dismissed and Hibernia Corporation, Hibernia National Bank, Mr. Reynolds and First Guaranty will be prohibited from suing or sponsoring suits against each other and their officers, directors, shareholders, investment bankers and agents.

CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR  (P. 42)

         The following conditions must be met for us to complete the merger:

         .     The  merger  agreement  and  merger  must be  approved  by  First
               Guaranty  shareholders;
         .     Regulatory  approvals must be obtained, particularly the approval
               for the Office of the   Comptroller  of the  Currency,  which was
               obtained on November 12,1998 and will expire on November 11, 1999 unless the  Office of the Comptroller  of the Currency  grants an extension of its approval;
         .     Receipt  of an opinion  concerning  the tax  consequences  of the merger;
         .     The  continuing   effectiveness   of  the  registration statement
               filed with the SEC;
         .     The  absence of legal  restraints that prevent the  completion of the merger;
         .     The  representations  and  warranties  set  forth  in  the merger agreement must be accurate on the date of the merger;
         .     The  Hibernia  common  stock to be issued in the  merger  must be approved for listing on the New York Stock Exchange;
         .     The  merger  must  qualify  for  pooling-of-interests  accounting treatment;
         .     The  favorable  opinions of counsel must be obtained;
         .     Loan  participations  selected by Hibernia that  previously  were sold by First Guaranty must be repurchased by First Guaranty;
         .     Loan  participations  owned  by  First  Guaranty and  selected by
               Hibernia must be sold by First Guaranty; and
         .     Receipt  by First  Guaranty  of an  updated  opinion  of Chaffe &
               Associates, Inc., that the exchange rate in the merger is fair, from a financial point of view,to the First Guaranty shareholders within five days of the merger or if Chaffe & Associates is unable or unwilling to update its opinion,an updated opinion from Keefe, Bruyette & Woods, Inc., to that effect within five days of the date of the merger.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT (P. 42 and 44)

         We can agree at any time to terminate the merger agreement without completing the merger. Either company may terminate the merger agreement in the following circumstances:

         . if the other company breaches its covenants, representations or warranties in the merger agreement and the breach cannot be or is not cured within 60 days after written notice of the breach;
         .     any application  for  any required  federal  or state  regulatory approval is denied and the time for all appeals has expired;
         .     the  First  Guaranty  shareholders  fail  to  approve  the merger agreement and the merger at the meeting; or
         . the merger is not completed by March 31, 1999, or a date after March 31, 1999 but not later than May 31, 1999, calculated in the manner provided in the agreement settling the litigation involving Hibernia, First Guaranty and Mr. Reynolds or any condition to the merger cannot be satisfied by that date and will not be waived by the party entitled to waive it.

         Hibernia also can terminate the merger agreement in the following circumstances:

         . if the holders of more than 8.9% of the outstanding First Guaranty common stock exercise statutory rights of dissent and appraisal;
         . if, after March 31, 1998, a material adverse change occurs in the financial condition, result of operations, business or prospects of First Guaranty; or
         . if it shall determine in good faith that the merger does not qualify as a pooling-of-interests for accounting purposes.

         First Guaranty can also terminate the merger agreement in the following circumstances:

         . if after March 31, 1998, a material adverse change occurs in the financial condition, results of operations, business or prospects of Hibernia Corporation or Hibernia National Bank; or
         . if First Guaranty does not receive an updated fairness opinion of Chaffe & Associates, Inc. dated within five days of the closing of the merger or if Chaffe & Associates is unable or unwilling to update its opinion, First Guaranty does not receive an updated fairness opinion from Keefe, Bruyette & Woods, Inc. within five days of the date of the closing of the merger.

HIBERNIA TO USE POOLING-OF-INTERESTS ACCOUNTING TREATMENT (P. 52)

         Hibernia will account for the merger as a pooling-of-interests. This will enhance future earnings by avoiding the creation of goodwill relating to the merger and enable Hibernia to avoid charges against future earnings resulting from amortizing goodwill. This accounting method also means that after the merger, Hibernia will report financial results as if First Guaranty always had been combined with Hibernia.

DISSENTERS' RIGHTS (P. 50)

         If you object to the merger and perfect your rights to dissent from the merger as provided under applicable federal and state law, you will be entitled to receive in cash the fair value of your shares of First Guaranty common stock.


SHARE PRICE INFORMATION  (P. 8 and 65)

         Hibernia common stock is listed on the New York Stock Exchange under the symbol HIB. On July 29, 1998, the last full trading day before public announcement of the proposed merger, Hibernia common stock closed at $19.0625 per share. On ___________, 1999, Hibernia common stock closed at $________.

         First Guaranty shares of common stock are not traded on a stock exchange or in any established market. Trades occur primarily between individuals at a price mutually agreed upon by the buyer and seller. Trading in First Guaranty's common stock has been infrequent.


                            THE PARTIES TO THE MERGER


INTRODUCTION

         Hibernia Corporation ("Hibernia"), Hibernia National Bank ("HNB") and First Guaranty Bank ("First Guaranty") are parties to the Agreement and Plan of Merger dated as of July 30, 1998 (referred to herein as the "Merger Agreement"). The Merger Agreement provides that First Guaranty will be merged into HNB (the "Merger") and HNB will survive the Merger. If the Merger is completed, holders of First Guaranty common stock will receive 1.33 shares of Hibernia common stock for each First Guaranty share (the "Exchange Rate").

HIBERNIA CORPORATION

         Hibernia is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). As of December 31, 1998, Hibernia had total consolidated assets of approximately $14 billion and shareholders' equity of approximately $1.3 billion. As of that time, Hibernia was ranked, on the basis of total assets, as the largest bank holding company headquartered in Louisiana.

         As of December 31, 1998, Hibernia had two banking subsidiaries: HNB and Hibernia National Bank of Texas. HNB provides retail and commercial banking services through approximately 203 banking offices throughout Louisiana. Hibernia National Bank of Texas provides retail and commercial banking services through approximately 25 banking offices in 17 Texas counties. As of December 31, 1998, HNB was the largest bank headquartered in Louisiana.

         Effective January 1, 1999, Hibernia National Bank of Texas was merged into HNB which survived the merger. HNB will carry on the business previously conducted by Hibernia National Bank of Texas.

         From time to time, Hibernia investigates and holds discussions and negotiations in connection with possible mergers or similar transactions with other financial institutions. On July 1, 1998, Hibernia completed its merger with Peoples Holding Corporation, the holding company of Peoples Bank & Trust Company headquartered in Minden, Louisiana. On March 8, 1999, Hibernia completed its merger with MarTex Bancshares, Inc., the holding company of First Service Bank headquartered in Marshall, Texas.

         On December 1, 1998, Hibernia announced that it had entered into an agreement to acquire four branches in Texas from Chase Manhattan Corp. for $87 million. Hibernia will acquire $452 million in deposits and will take over $1.3 billion in managed assets which include money in trust or personal asset accounts. The acquisition of the branches is subject to regulatory approval and is expected to close in the second quarter of 1999. Shareholders of First Guaranty will not have the right to vote on this acquisition or any similar transaction.

         Hibernia expects to pursue other possible acquisition opportunities and intends to continue to pursue such opportunities in the near future. Any transactions may be entered into before or after the merger. The terms of any future transactions cannot be predicted at this time. Also, future transactions would be subject to regulatory approval and the approval of shareholders of the acquired institution if required by law.

         On March 11, 1999, Hibernia reported that it expected to add $18 million to its planned $12 million loan loss provision in the first quarter of 1999, bringing the total first-quarter loan loss provision to $30 million. The increase is primarily related to one credit consisting of unsecured loans to a large commercial customer which Hibernia has served with both lending and deposit services for more than 25 years and which recently filed for bankruptcy protection. Also affecting the loan loss provision is a loss on a loan made to a company that experienced internal fraud. That loan had been placed on nonaccrual status in the fourth quarter of 1998 and was disposed of completely through sale and charge-off during the first quarter of 1999, as planned.

         Hibernia further reported on March 11, 1999 that it expects to report first-quarter earnings per share, assuming dilution, that are approximately $0.10 lower than the $0.28 consensus estimate of analysts. This reduction consists of approximately $0.03 per share for costs related to Hibernia's merger with MarTex Bancshares, Inc. and approximately $0.07 per share for the additional loan loss provision.

         Hibernia also reported that looking ahead to additional March 31, 1999 results that it believes that nonperforming assets could be up as much as $25 million compared to December 31, 1998. Hibernia projects the reserve for possible loan losses as a percentage of total loans to be 1.44% at March 31, 1999, compared to 1.28% at year-end 1998 and 1.39% at March 31, 1998. Reserves as a percentage of nonperforming loans are expected to total approximately 230% at March 31, 1999, compared to 319% at year-end 1998 and 425% at March 31, 1998. Consistent with its policy, at year-end 1998, Hibernia had no commercial loans 90 days or more past due that were not on nonaccrual status. Hibernia expects to continue to adhere to this policy.

         The principal executive offices of Hibernia are located at 313 Carondelet Street, New Orleans, Louisiana 70130, and its telephone number is
(504) 533-3333. For additional information concerning the business and financial condition of Hibernia, please refer to Hibernia's reports incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".


SELECTED FINANCIAL DATA

         The closing market price per share of Hibernia common stock on the NYSE on July 29, 1998 was $19.0625. (That day was the last business day before Hibernia and First Guaranty announced their proposed Merger.) The parties do not know what the market price of Hibernia common stock will be on the Closing Date.

SELECTED FINANCIAL DATA OF HIBERNIA

         The following table sets forth certain consolidated financial information for Hibernia. This information is based on the consolidated financial statements and related notes of Hibernia contained in its Annual Report on Form 10-K for the year ended December 31, 1998. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

HIBERNIA CORPORATION
SELECTED FINANCIAL INFORMATION
                                                                                        Year Ended December 31
----------------------------------------------------------------------------------------------------------------------------------
Unaudited ($ in thousands, except per share amounts)           1998          1997          1996          1995        1994

----------------------------------------------------------------------------------------------------------------------------------

Net interest income                                            $  530,534    $  482,036    $  422,269    $371,360    $  348,714
Income from continuing operations                                 178,629       144,796       127,893     146,206       117,072
Per common share:
   Income from continuing operations                                 1.12          0.90          0.83    0.96          0.76
   Income from continuing operations -
     assuming dilution                                               1.10          0.89          0.82    0.95          0.76
   Cash dividends                                                    0.375         0.33          0.29    0.25          0.19
   Book value                                                        7.94          7.15          6.41    5.93          4.92


SELECTED PERIOD-END BALANCES

Debt                                                              805,689       506,548        57,192    36,744        23,461
Total assets                                                   14,011,531    12,388,184    10,730,936    9,017,639     8,502,277

FIRST GUARANTY

         First Guaranty is a Louisiana banking corporation. As of December 31, 1998, First Guaranty had total assets of $245 million and shareholders' equity of $19.4 million. First Guaranty has six offices, all located in Tangipahoa Parish in southeast Louisiana. First Guaranty engages in retail and commercial banking services, including taking deposits and extending secured and unsecured credit.

         The principal offices of First Guaranty are located at 400 East Thomas Street, Hammond, Louisiana, 70401-3320 and its telephone number is (504) 375-0300. Additional information concerning the business of First Guaranty and its financial condition is included below under the heading "CERTAIN INFORMATION CONCERNING FIRST GUARANTY", "FIRST GUARANTY FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND1997" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998 AND 1997".

SELECTED FINANCIAL DATA OF FIRST GUARANTY

         The following selected financial information of First Guaranty with respect to the five-year period ended December 31, 1998 has been derived from the financial statements of First Guaranty. The information set forth below should be read in conjunction with First Guaranty's financial statement, the notes thereto, and First Guaranty's Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this proxy statement/prospectus.


FIRST GUARANTY BANK
SELECTED FINANCIAL INFORMATION

                                                                                   Year Ended December 31
-----------------------------------------------------------------------------------------------------------------------------------
($ in thousands, except per share amounts)                             1998          1997          1996       1995         1994

-----------------------------------------------------------------------------------------------------------------------------------

Net interest income                                                 $11,182       $10,428       $ 9,827      $9,355       $ 8,284
Income from continuing operations                                     3,401         3,366         3,301       2,051         1,729
Per common share:
   Income from continuing operations                                   1.04          1.03          1.01       0.62          0.57
   Income from continuing operations -
     assuming dilution                                                 1.04          1.03          1.01       0.62          0.57
   Cash dividends                                                      0.40          0.40          0.34       0.28          0.20
   Book value                                                          5.68          5.04          4.41       3.75          3.35


SELECTED PERIOD-END BALANCES

Debt                                                                      -             -             -       -             -
Total assets                                                        245,329       223,537       198,064       184,311       167,990

FIRST GUARANTY BANK

QUARTERLY INCOME RESULTS
--------------------------------------------------------------------------------------------------------------------------
Unaudited ($ in thousands, except per share amounts)

--------------------------------------------------------------------------------------------------------------------------
                                            3/31/98              6/30/98               9/30/98               12/31/98
                                       ------------------    -----------------     -----------------
-----------------
Interest income                                   $4,610               $4,787                $4,881           $4,900
Net interest income                                2,716                2,861                 2,762            2,843
Net income                                           923                  912                   930              636
Net income per share                                0.28                 0.28                  0.29             0.19


--------------------------------------------------------------------------------------------------------------------------
                                            3/31/97              6/30/97               9/30/97               12/31/97
                                       ------------------    -----------------     -----------------
-----------------
Interest income                                   $4,106               $4,309                $4,466           $4,480
Net interest income                                2,464                2,609                 2,707            2,648
Net income                                           781                  783                   866              936
Net income per share                                0.24                 0.24                  0.27             0.28

PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION (UNAUDITED)

         The following table sets forth certain unaudited pro forma combined selected financial information for Hibernia and First Guaranty. The pro forma information, which reflects the Merger using the pooling-of-interests method of accounting, is presented for informational purposes only. The results shown here are not necessarily indicative of the actual results that might have occurred if the Merger had been completed at the beginning of the periods presented. Also, this information is not necessarily indicative of results that might be achieved in the future if the Merger is completed. See "PRO FORMA FINANCIAL INFORMATION" contained elsewhere herein.

PRO FORMA HIBERNIA CORPORATION*
PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION
                                                                                   Year Ended December 31
-------------------------------------------------------------------------------------------------------------
Unaudited ($ in thousands, except per share amounts)                         1998          1997         1996
                                                                    -----------------------------------------
Net interest income                                                    $  541,716    $  492,464   $  432,096
Income from continuing operations                                         182,030       142,206      131,194
Per common share:
   Income from continuing operations                                         1.11          0.90         0.83
   Income from continuing operations -
     assuming dilution                                                       1.09          0.89         0.82
   Cash dividends                                                            0.375         0.33         0.29
   Book value                                                                7.85          7.07         6.33


SELECTED PERIOD-END BALANCES

Debt                                                                      805,689       506,548       57,192
Total assets                                                           14,254,857    12,611,726   10,928,883
----------
*  Includes Hibernia Corporation and First Guaranty Bank

COMPARATIVE PER SHARE INFORMATION (UNAUDITED)

         The following table sets forth for Hibernia common stock and First Guaranty common stock certain unaudited pro forma combined and unaudited pro forma equivalent per share financial information for the years ended December 31, 1998, 1997 and 1996. Information under the column entitled "Hibernia Corporation" is based on Hibernia's Annual Report on Form 10-K for the year ended December 31, 1998. Information under the column entitled "First Guaranty" is based on, and should be read in conjunction with, the historical financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations of First Guaranty contained elsewhere in this proxy statement/prospectus.

         Information under the column entitled "Pro Forma Hibernia Corporation (with First Guaranty Bank)" is based upon the pro forma financial statements and related notes contained elsewhere herein. Such pro forma combined information, which reflects the Merger, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had the Merger been completed at the beginning of the periods indicated or that may be obtained in the future. The pro forma combined information gives effect to the issuance, in each of the periods presented, of 1.33 shares of Hibernia common stock for each outstanding share of First Guaranty common stock.

         The information under the column entitled "First Guaranty Bank Pro Forma Equivalent" is derived by multiplying the amount contained in the column entitled "Pro Forma Hibernia Corporation (with First Guaranty Bank)" by 1.33, the Exchange Rate for purposes of this pro forma presentation.

HIBERNIA CORPORATION AND FIRST GUARANTY BANK

COMPARATIVE PER SHARE INFORMATION
------------------------------------------------------------------------------------------------------------------------------------
Unaudited
                                                                                                    PRO FORMA
                                                       HIBERNIA               FIRST                  HIBERNIA              FIRST
                                                       CORPORATION           GUARANTY              CORPORATION         GUARANTY BANK
                                                                               BANK                (WITH FIRST           PRO FORMA
                                                                           GUARANTY BANK)           EQUIVALENT

------------------------------------------------------------------------------------------------------------------------------------

Per Common Share:

Income from continuing operations:
   For the year ended December 31,
        1998                                              $1.12                 $1.04                    $1.11                $ 1.48
        1997                                               0.90                  1.03                     0.90                  1.20
        1996                                               0.83                  1.01                     0.83                  1.10

Income from continuing operations assuming dilution:
   For the year ended December 31,
        1998                                              $1.10                 $1.04                    $1.09                $ 1.45
        1997                                               0.89                  1.03                     0.89                  1.18
        1996                                               0.82                  1.01                     0.82                  1.09

Cash dividends:
   For the year ended December 31,
        1998                                              $0.375                $0.40                   $0.375                $ 0.50
        1997                                               0.33                  0.40                     0.33                  0.44
        1996                                               0.29                  0.34                     0.29                  0.39

Book Value:
   At December 31, 1998                                   $7.94                 $5.68                    $7.85                $10.44


                               MEETING INFORMATION


         You have received this proxy statement/prospectus because the First Guaranty Board of Directors is soliciting your proxy for the Special Meeting. Each copy of this proxy statement/prospectus mailed to holders of First Guaranty common stock is accompanied by a proxy card for use at the Special Meeting and at any adjournment of the Special Meeting. The Special Meeting is scheduled to be held at ____ p.m., local time, on ________________, 1999, at the main offices of First Guaranty, 400 East Thomas Street, Hammond, Louisiana, 70401-3320, in the Second Floor Auditorium. Only holders of record of First Guaranty common stock at the close of business on the Record Date are entitled to vote at the Special Meeting. At the Special Meeting, holders of First Guaranty common stock will consider and vote upon the Merger Agreement and the Merger. Any other matters that are properly brought before the Special Meeting or any adjournment of the Meeting also will be voted upon.

         Please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope.

SOLICITATION AND REVOCATION OF PROXIES

         If you have delivered a proxy for the Meeting, you may revoke it any time before it is voted by attending the Special Meeting and voting in person. You also may give notice in writing to the Secretary of First Guaranty before the Special Meeting that you are revoking your proxy. Finally, you may submit a completed and signed proxy card bearing a date later than your initial proxy and if it is received before the Special Meeting, the later-dated proxy will be
voted.   Proxy  cards  received  at  or  before  the  Special  Meeting  and  not subsequently revoked will be voted as directed with respect to the Merger Agreement and the Merger (either "FOR", "AGAINST" or "ABSTAIN"). If instructions are not given, executed proxy cards will be voted FOR approval of the Merger Agreement and the Merger. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the proxy card will have discretionary authority to vote on those matters. The First Guaranty Board is not aware of any matter to be presented at the Special Meeting other than the proposal to approve the Merger and the Merger Agreement.

         The cost of soliciting proxies from First Guaranty's shareholders will be borne by First Guaranty, except that Hibernia will bear all expenses incurred in printing this proxy statement/prospectus.

         Hibernia intends to use services of Chase Mellon Shareholder Services, a professional proxy solicitation firm, to help solicit proxies for the meeting at a cost of approximately $15,000 plus individual solicitation and out-of-pocket expenses.

     FIRST GUARANTY SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS APPROVED, SHAREHOLDERS WILL RECEIVE INSTRUCTION REGARDING THE EXCHANGE OF THEIR STOCK CERTIFICATES AFTER THE MERGER HAS BEEN CONSUMMATED.

QUORUM; VOTE REQUIRED; RECORD DATE

         A majority of the outstanding shares of First Guaranty common stock constitutes a quorum for purposes of the Special Meeting. The affirmative vote of the holders of two-thirds of the issued and outstanding shares of First
Guaranty common stock is required to approve the Merger and the Merger Agreement. Votes may be cast in person or by proxy for the Special Meeting. The record date for the Special Meeting is __________, 1999 (the "Record Date"). Shareholders of record as of the close of business on the Record Date are entitled to notice of the Special Meeting and to vote at the Meeting. As of the Record Date, there were 3,056,641 shares of First Guaranty common stock outstanding and entitled to vote at the Special Meeting. Each share of First Guaranty common stock is entitled to one vote at the Special Meeting.

         Shares of First Guaranty common stock that are present in person or by proxy, regardless of whether they are actually voted on the Merger Agreement and the Merger, will be counted as present for the purpose of determining a quorum. An "abstention" will have the same effect as a vote "against" the Merger Agreement and the Merger (except that shares voted as abstentions are not entitled to exercise dissenters' rights unless the holder has given notice in writing at or before the Special Meeting that the holder dissents from the Merger, because dissenters' rights are available only to shareholders that actually vote (against) the Merger Agreement and the Merger or give such written notice in writing of their objection thereto). Similarly, shares present but not voted by brokers with discretionary voting authority (so called "broker non-votes") will have the same effect as "abstentions".

         As of the Record Date, the directors and executive officers of First Guaranty beneficially owned a total of 1,467,787 shares of First Guaranty common stock, or 48% of the issued and outstanding shares of First Guaranty common stock. Mr. Reynolds, who owns 966,096 shares of First Guaranty common stock or 31.6% of the issued and outstanding shares, agreed in the agreement settling litigation involving Hibernia, HNB, Mr. Reynolds and First Guaranty (the "Settlement Agreement") and in a non-competition and lock-up agreement to vote his shares in favor of the Merger Agreement and the Merger at the Special Meeting. See "CERTAIN INFORMATION CONCERNING FIRST GUARANTY - Litigation and Settlement Agreement." However, if Keefe, Bruyette withdraws its opinion that the Exchange Rate is fair, from a financial point of view, to the holders of First Guaranty common stock or if Mr. Reynolds is legally required to abstain from voting or to vote against the Merger and the Merger Agreement in the opinion of his counsel, he is not required to vote in favor of the Merger and the Merger Agreement. The remaining 13 directors of First Guaranty beneficially owning 501,691 shares of First Guaranty common stock, or 16.4% of the issued and outstanding shares of First Guaranty common stock, were requested to agree to the vote in favor of the Merger Agreement and the Merger but did not agree to do so and have indicated an intention as of the Record Date to vote their shares against the Merger Agreement and the Merger.

         Under the Articles of Incorporation of First Guaranty, holders of First Guaranty preferred stock are not entitled to notice of the Special Meeting and are not entitled to vote on either the proposal to approve the Merger Agreement or the proposal to approve the Merger.

RECOMMENDATION BY MARSHALL REYNOLDS

         In accordance with his commitment under the Settlement Agreement, Mr. Reynolds recommends that you vote in favor of the Merger Agreement and the Merger.


                                 PROPOSED MERGER

         This section of the proxy statement/prospectus describes certain aspects of the Merger. The following description is not intended to include each aspect of the Merger, but rather contains only the significant terms of the Merger. This discussion is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. We urge you to read the Merger Agreement carefully and in its entirety.

GENERAL

         If the holders of First Guaranty common stock approve the Merger Agreement and the Merger and the other conditions to the completion of the Merger are satisfied, First Guaranty will be merged with and into HNB. At that time, the separate existence of First Guaranty will cease. As soon as practicable following the Effective Date, the operations previously conducted by First Guaranty will be conducted under the name of HNB.

         Hibernia will exchange shares of Hibernia common stock, plus cash instead of any fractional share, for each outstanding share of First Guaranty common stock as to which dissenters' rights have not been perfected and exercised. Hibernia also will pay $1,030 cash, plus any accrued and unpaid dividends on the First Guaranty Series B preferred stock, for each outstanding share of First Guaranty preferred stock. Each share of Hibernia common stock outstanding immediately before the effective date of the Merger will remain outstanding and unchanged as a result of the Merger. See "Terms of the Merger", below, for a discussion of Exchange Rate for the First Guaranty common stock.

BACKGROUND OF THE MERGER

         At various times in the 1990's, Hibernia and First Guaranty discussed informally Hibernia's possible acquisition of First Guaranty. In early 1998, Mr. Reynolds, the chairman of the Board of Directors of First Guaranty, informally requested of Chaffe & Associates, Inc., a financial advisor of First Guaranty ("Chaffe & Associates"), its suggestion as to a possible asking price for First Guaranty. Chaffe & Associates suggested an asking price of $80 million.

         At a meeting between Mr. Reynolds and Stephen A. Hansel, the President and Chief Executive Officer of Hibernia Corporation, Hibernia offered to acquire First Guaranty in a fixed exchange rate transaction in which the holders of First Guaranty common stock would receive 1.33 shares of Hibernia common stock for each share of First Guaranty common stock that they owned. Mr. Reynolds presented this proposal to the Board of Directors of First Guaranty.

         On March 26, 1998, First Guaranty's Board of Directors for the first time gave formal consideration to the Hibernia proposal. Chaffe & Associates presented an analysis of the value of First Guaranty and estimated the fairness range for First Guaranty common stock to be between $60 and $68 million, equivalent to a market price of Hibernia common stock of $14.76 to $16.73 per share based on the Exchange Rate of 1.33 shares of Hibernia common stock for each share of First Guaranty common stock. Chaffe & Associates advised the Board that, in their opinion, the terms of the offer were preemptively fair to the holders of First Guaranty common stock, that is, the offer was sufficiently favorable that Chaffe & Associates believed it highly unlikely that any potential acquiror would be willing at that time to pay an equal or greater price, even if it had the capacity to do so. This analysis was based on a closing price for Hibernia Stock on March 23, 1998 of $21 per share. At that price, the Exchange Rate of Hibernia common stock for First Guaranty's stock placed an aggregate value of the transaction to the holders of First Guaranty common stock of $85.365 million. First Guaranty's Board decided to proceed with further discussions with Hibernia. Officers for First Guaranty were instructed to proceed with further discussions with Hibernia and to permit Hibernia to proceed with a due diligence investigation of First Guaranty.

         After the March 26 meeting of the First Guaranty Board, Hibernia and First Guaranty negotiated the Merger Agreement. First Guaranty did not request a provision in the Merger Agreement that allowed First Guaranty to terminate Hibernia's proposed acquisition of First Guaranty if the price of Hibernia common stock dropped below a certain price. Instead, First Guaranty's obligation to go forward with the Merger was conditioned not only on shareholder approval but also on its receipt of a fairness opinion of its financial advisor both before mailing this proxy statement/prospectus and before closing.

         On July 28, 1998, at a special meeting of the Board of Directors of First Guaranty, the Board reviewed and discussed a draft of the Merger Agreement. Chaffe & Associates made another presentation to the Board. In its oral report, Chaffe & Associates advised that since its presentation at the March 26, 1998 meeting of the Board of Directors, it had adjusted its valuation approach to give most weight to values derived by comparisons to the earnings multiples of selected merger peer groups. Due in large part to that change in emphasis, it raised the fairness range from its original estimate of $60 to $68 million to a fairness range of $65 and $75 million, equivalent to a market price of Hibernia common Stock of $15.98 to $18.45 per share based on an Exchange Rate of 1.33 shares of Hibernia common stock for each share of First Guaranty common stock. Chaffe & Associates expressed their view that although the price of Hibernia common stock had declined as of July 24, 1998 to $19.12 per share or total transaction value of $77.723 million to the holders of First Guaranty common stock, the stock price had averaged $20.37 per share in the period between March 26 and July 24 and the value of the transaction at those prices had averaged $82.8 million and the transaction remained preemptively fair from a financial point of view to the holders of First Guaranty common stock. The Board then accepted the fixed exchange rate offer of Hibernia and authorized entering into the Merger Agreement with Hibernia. On July 30, 1998, the parties signed the Merger Agreement. The parties then began preparation of materials necessary to obtain required regulatory and shareholder approval.

         Since 1994, Hibernia has completed 22 bank mergers. In the process of acquiring those banks, Hibernia has developed procedures designed to facilitate the flow of information between Hibernia and the banks which it intends to acquire. It is Hibernia's belief that this sharing of information assists Hibernia in planning for the transition to Hibernia of the operations of the acquired bank after the completion of the merger and enables Hibernia to provide reliable service to the customers of the acquired bank after the completion of the merger.

         In August, 1998, Hibernia, consistent with its past practices in other bank acquisitions, began to request information from First Guaranty and schedule meetings with management of First Guaranty to facilitate the transition of the business of First Guaranty to Hibernia upon completion of the Merger. In August, representatives of Hibernia and First Guaranty met and began to exchange information.

         During August, 1998, the United States stock market experienced a significant decline. As examples, during August, 1998 the Dow Jones Industrial Average declined 15% and the Standard & Poors 500 Index declined 14.5%. The price of Hibernia common stock declined 28.5% during August. On August 27, 1998, at a regularly scheduled meeting of the Board of Directors, the Board determined that the value of the transaction to the shareholders of First Guaranty had declined to such an extent that the Board was no longer of the belief that the transaction was fair to the shareholders from a financial point of view. The Board then authorized its chairman, Mr. Reynolds, to explore a voluntary mutual termination of the Merger Agreement.

     On September 6, 1998, Mr. Reynolds and Mr. Hansel met. At that meeting, Mr. Reynolds requested that Hibernia consider a termination of the transaction by mutual consent of the parties and Mr. Hansel expressed his concerns that Hibernia believed that First Guaranty was not responding to requests for information from Hibernia. In response to Mr. Reynolds' request, Mr. Hansel advised Mr. Reynolds that Hibernia wanted First Guaranty to proceed to a shareholder vote on the Merger.

         The meeting of September 6 was followed by a meeting on September 8, 1998 between counsel for the parties in which Mr. Reynolds' request for a mutual termination was reiterated by First Guaranty's counsel. At that meeting, Hibernia's counsel advised First Guaranty's counsel that Hibernia intended to proceed with the Merger. The meeting of September 8 was followed, in turn, by a letter dated September 14, 1998, from counsel for Hibernia to counsel for First Guaranty confirming that Hibernia wished to proceed with the Merger.

         In the second week of September, Hibernia believes that it began to encounter delays in receiving requested information from First Guaranty. In September, First Guaranty advised Hibernia that it believed that, while it was obligated to cooperate toward bringing the Merger to a vote of its shareholders, it had no obligation, before a favorable vote on the Merger by First Guaranty shareholders, to share sensitive competitive information not necessary for the completion of Hibernia's due diligence. Hibernia and First Guaranty thereafter began to disagree over the type of information that was to be provided prior to the Special Meeting of First Guaranty's shareholders. First Guaranty supplied less information than Hibernia requested and which Hibernia believed was necessary in order for the Merger to be completed.

         On September 17, 1998, at a regular meeting of the Board of Directors of First Guaranty, the Board reviewed with counsel the obligations of First
Guaranty under the Merger Agreement and the Board of Directors' fiduciary obligations with respect to making a recommendation to the shareholders of First Guaranty with respect to the shareholder vote on the Merger. The Board decided to consider the matter more fully at a special meeting to be called for that purpose.

         On September 22, 1998, Hibernia and HNB filed a lawsuit (the "Litigation") against First Guaranty and Mr. Reynolds alleging that First Guaranty Bank had engaged in actions constituting an anticipatory breach of the Merger Agreement and alleging that Mr. Reynolds had engaged in actions constituting tortious interference with contractual relations. Hibernia and HNB requested that the court issue a preliminary and permanent injunction requesting First Guaranty and Mr. Reynolds (1) to perform specifically First Guaranty's obligations under the Merger Agreement, (2) to cease and desist further conduct undermining or likely to undermine the completion of the Merger, and (3) to employ their best efforts to assure that all actions necessary to complete the Merger were conducted in a timely fashion, or alternatively, for damages against First Guaranty and Mr. Reynolds. First Guaranty and Mr. Reynolds filed an answer denying the allegations of Hibernia and HNB.

         On September 24, 1998, at a special meeting of the Board of Directors of First Guaranty, the Board considered both the status of the transaction and the Litigation. Chaffe & Associates made another presentation to the Board. Based on the closing price of Hibernia common stock on September 22, 1998 of $15 per share, which placed an aggregate value of the transaction to the holders of First Guaranty common stock of approximately $61 million, Chaffe & Associates informed the Board that it could not have issued a fairness opinion as of September 24, 1998, if called upon to do so. By a vote of 10-1, the Board of Directors of First Guaranty concluded that the proposed Merger had ceased at that time to be in the best interest of the holders of First Guaranty common stock. The Board then instructed the officers of First Guaranty to continue to discharge the contractual obligations of First Guaranty under the Merger
Agreement but to seek at the same time Hibernia's approval of a mutual termination of the Merger Agreement.

         After two months of discovery in the Litigation, First Guaranty, Hibernia, HNB and Mr. Reynolds during December 1998 entered into settlement discussions. First Guaranty, Hibernia, HNB and Mr. Reynolds signed the Settlement Agreement on December 30, 1998, a copy of which is attached to this proxy statement/prospectus as Appendix B. Under the Settlement Agreement, First Guaranty and Mr. Reynolds agreed to allow the shareholders of First Guaranty to decide whether or not to proceed with the Merger. First Guaranty agreed to include in this proxy statement/prospectus the fairness opinions of Keefe, Bruyette & Woods, Inc. ("Keefe, Bruyette"), who were to be hired by First Guaranty at Hibernia's expense, and National Capital Corporation ("National Capital"), who were to be hired by Hibernia at its own expense, to permit Keefe, Bruyette and National Capital to make presentations to the First Guaranty Board of Directors and to extend the deadline for the completion of the Merger to a date no later than May 31, 1999. First Guaranty also agreed to send a letter to all directors of First Guaranty requesting them to sign lock-up and non-competition agreements committing themselves to vote their shares in favor of the Merger. Mr. Reynolds agreed to sign a lock-up and non-competition agreement thereby agreeing to vote his shares in favor of the Merger and further agreed to recommend in this proxy statement/prospectus that the shareholders vote in favor of the Merger. Hibernia and HNB agreed that, upon First Guaranty's compliance with the Settlement Agreement, they would dismiss the Litigation with prejudice following a shareholder vote in favor or against the Merger. See "CERTAIN INFORMATION CONCERNING FIRST GUARANTY - Litigation and Settlement Agreement."

         On January 6, 1999, the Board of Directors of First Guaranty began a meeting to receive and consider presentations made by Chaffe & Associates, First Guaranty's financial advisor, as well as presentations made by Keefe, Bruyette, National Capital, and Mr. Hansel, as agreed to by First Guaranty in the Settlement Agreement, and to vote on what recommendation, if any, would be made to the shareholders of First Guaranty in this proxy statement/prospectus regarding the Merger Agreement and the Merger. The meeting began at 9 a.m. and continued until 4 p.m., when it was adjourned to 9 a.m. the next morning. The Board of Directors of First Guaranty reconvened its meeting on January 7, 1999 and received a further report from Chaffe & Associates both with respect to the presentations made by Keefe, Bruyette and National Capital and with respect to Chaffe & Associates' recommendation as financial advisor to the First Guaranty Board of Directors on to the Merger Agreement and the Merger. The First Guaranty Board of Directors then voted unanimously, with Mr. Reynolds, as Chairman, not voting, to submit the matter to vote of the shareholders without recommendation.

         In making its decision to withhold any recommendation, the Board of Directors relied on the advice of Chaffe & Associates, its financial advisor, and also gave special consideration to the following:

      . Chaffe & Associates advised that, although the consideration to be received in the Merger by the holders of First Guaranty common stock was fair to them from a financial point of view, based on then current market prices for Hibernia common stock, the consideration was at the low end of the fairness range. Chaffe & Associates further advised the Board that the Merger was not a transaction that Chaffe & Associates would advise the Board of Directors of First Guaranty to recommend to the shareholders because, in their view, the value of the consideration to be received in the Merger was near the low end of the fairness range based on the average daily closing price of Hibernia common stock for the month of December, 1998 and for the three months ended December 31, 1998 and the short term prospects for Hibernia common stock were not favorable.

      . The fairness opinions and presentations made by Chaffe & Associates, Keefe, Bruyette and National Capital to the effect that the consideration to be received in the Merger by the holders of First Guaranty common stock was fair to them from a financial point of view.

      . The liquidity of Hibernia common stock which is traded on the New York Stock Exchange compared to the relative illiquidity of the First Guaranty common stock, particularly in the case of First Guaranty's larger shareholders.

      .  The respective earnings of Hibernia and First Guaranty.

      .  The past performance and prospects of Hibernia common stock.

TERMS OF THE MERGER

         If the holders of First Guaranty common stock approve the Merger Agreement and the Merger and the other conditions to the completion of the Merger are satisfied, the Merger will be completed on the date that the Office of the Comptroller of the Currency ("OCC") issues a certificate of merger relating to the Merger (the "Effective Date"). See "PROPOSED MERGER - Representation and Warranties; Conditions to the Merger; Waiver" for a discussion of the other conditions to completing the Merger.

         On the Effective Date each outstanding share of First Guaranty common stock, other than shares held by shareholders who exercise and perfect dissenters' rights, automatically will convert into 1.33 shares of Hibernia common stock. Shareholders who held First Guaranty common stock automatically will be entitled to all of the rights and privileges afforded to holders of Hibernia common stock at that time. However, the exchange of First Guaranty stock certificates for certificates representing Hibernia common stock will occur after the Effective Date.

     YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO FIRST GUARANTY OR HIBERNIA AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF YOUR CERTIFICATES OF FIRST GUARANTY COMMON STOCK FOR HIBERNIA COMMON STOCK.

         For a discussion of the rights of dissenting shareholders, See "PROPOSED MERGER - Rights of Dissenting Shareholders".

FINANCIAL ADVISORS

         Three financial advisors made presentations on January 6, 1999 to the First Guaranty Board of Directors: Chaffe & Associates, First Guaranty's financial advisor; Keefe, Bruyette, hired by First Guaranty as part of the settlement of the Litigation; and National Capital, hired by HNB and Hibernia. Chaffe & Associates has been the exclusive financial advisor to the Board of Directors and First Guaranty since 1990. As part of the settlement discussions, First Guaranty agreed to select an investment banker to render an opinion for inclusion in this proxy statement/prospectus on the fairness, from a financial point of view, of the number of shares of Hibernia common stock to be exchanged for each share of First Guaranty common stock (the "Merger Consideration"), and Hibernia agreed to pay the fees of that investment banker. Hibernia submitted to First Guaranty the names of 15 investment banking firms. Keefe, Bruyette was selected by First Guaranty from that list. National Capital Corporation was initially engaged by Hibernia and HNB in connection with the Litigation and, thereafter, for the purpose of rendering a Fairness Opinion in connection with the proposed Merger. The Fairness Opinions of Keefe, Bruyette and National
Capital are included in this Proxy Statement by reason of First Guaranty's agreement to do so contained in the Settlement Agreement. The Board of Directors of First Guaranty has received and considered the presentations of each of Chaffe & Associates, Keefe, Bruyette and National Capital. Each of the three financial advisors has rendered its opinion that the Merger Consideration to be received by the holders of the First Guaranty common stock is fair to them from a financial point of view. Copies of the opinions are attached to this proxy statement/prospectus as Appendices C, D and E. At the same time, First Guaranty's financial advisor, Chaffe & Associates, advised the First Guaranty Board of Directors that in its view, although the consideration to be received by the holders of the First Guaranty common stock was within the range of fairness which Chaffe & Associates estimated to be between $65 million and $75 million, equivalent to a market price of Hibernia common stock of $15.98 and $18.45, it was at the lower end of that range - $66 million based on the average daily closing market price of Hibernia common stock of $16.24 for the month of December 1998 or $65.6 million based on the average daily closing market price of Hibernia common stock of $16.14 for the three months ended December 31, 1998. Chaffe & Associates further advised that it could not, in the circumstances, recommend the transaction to First Guaranty's board of directors because, in their view, the value of the consideration to be received in the Merger was near the low end of the fairness range and the short term prospects for Hibernia Common Stock were not favorable. Keefe, Bruyette, on the other hand, described the transaction as near the upper end of the transactions that Keefe, Bruyette used in analyzing the Merger. National Capital's representative described the consideration as average for his selected peer group.

First Guaranty's Financial Advisor

         Chaffe & Associates was engaged by First Guaranty to advise its Board of Directors with respect to the proposed Merger and the fairness, from a financial point of view, of the consideration to be paid by Hibernia to the holders of the First Guaranty common stock. On March 26, 1998, Chaffe & Associates made their first formal presentation on the proposed Merger to the First Guaranty Board of Directors. They presented an analysis of the value of the First Guaranty and estimated the fairness range for First Guaranty common stock to be between $60 and $68 million, equivalent to a market price for Hibernia common stock of $14.76 and $16.73 per share. Based on a closing price of $21 per share for Hibernia common stock on March 23, 1998, the Exchange Rate of 1.33 shares of Hibernia common stock for one share of First Guaranty common stock placed a value on First Guaranty common stock of $85.365 million in the aggregate. Chaffe & Associates advised that in their opinion the terms of the offer were preemptively fair to the holders of First Guaranty common stock that is, the offer was sufficiently favorable that Chaffe & Associates believed it highly unlikely that any potential acquiror would be willing at that time to pay an equal or greater price, even if it had the capacity to do so.

         At a meeting of the Board of Directors on July 28, 1998, Chaffe & Associates expressed their view that the fairness range for the proposed acquisition of First Guaranty common stock in the Merger was between $65 and $75 million, equivalent to a market price of Hibernia common stock of $15.98 and $18.45 per share, and that, based on a closing price for Hibernia common stock of $19.13 per share on July 24, 1998 and an average closing price of $20.38 per share for the period between March 26 and July 24, which placed a value on the transaction to the holders of First Guaranty common stock of $77.749 million and $82.8 million, respectively, the transaction remained preemptively fair and in the best interests of the holders of First Guaranty common stock.

         At a meeting of the First Guaranty Board of Directors held on September 24, 1998, Chaffe & Associates made another presentation. Based on a closing price on September 22, 1998 for Hibernia common stock of $15 per share and a consequent aggregate value of $61 million for the consideration to be paid in the Merger to the holders of First Guaranty common stock, Chaffe & Associates advised the Board of Directors that the value of the consideration had declined below the bottom end of the fairness range and that Chaffe & Associates would be unable at that time to deliver a fairness opinion if called upon to do so.

         On January 6, 1999, at a special meeting of the Board of Directors of First Guaranty called to evaluate the fairness of the consideration to be received in the proposed Merger and whether the proposed Merger was in the best interests of the holders of First Guaranty common stock, Chaffe & Associates reiterated its previously expressed opinion that, despite a significant reduction in the number and size of bank merger transactions over the preceding three months, the values implied in the reported transactions selected by Chaffe & Associates as comparable to the proposed Merger had not changed since the presentation they made on July 28, 1998 and that range of fairness remained between $65 to $75 million, equivalent to a market price of Hibernia common stock of $15.98 and $18.45 per share. With Hibernia stock averaging $15.97 a share in the period between September 23 and December 24, 1998 and closing at $
17.38 a share on December 31, 1998, the value of the transaction to the holders of First Guaranty common stock based on these prices was approximately $64.9 and $70.6 million, respectively. At these prices, the transaction was within the fairness range for the proposed acquisition of First Guaranty common stock and Chaffe & Associates advised that the transaction was fair from a financial point of view to the holders of First Guaranty common stock but was not sufficiently favorable to cause Chaffe & Associates to advise that the Board should recommend the transaction to its shareholders. Chaffe further advised that it believed HNB to be an excellent and well run bank but lacked confidence in HNB's ability to show near-term appreciation in the price of its stock.

         Methods of valuation used by Chaffe & Associates in making its evaluations and recommendations included three approaches: (1) comparable publicly-traded banks or bank holding companies which values First Guaranty common stock by reference to the market price of the common stock of comparable institutions, plus an added control premium; (2) comparable transactions which values First Guaranty common stock by reference to prices paid in merger transactions for comparable institutions; and (3) dividend discount model which values the present discounted value of a projected stream of dividends over a period of one to four years, followed by the sale of the bank. The results estimated through use of those varying methods are summarized in the table included below:

                               FIRST GUARANTY BANK
                          Summary of Value Indications

                      Comparable                       Comparable   Transactions                      Selected    Transactions
                      Publicly-Traded       One Year                     Six Month
                      Companies           US             South           US            Asset           ROAA           ROAE
    Price-Earnings    $ 72,204,546    $ 76,567,780   $ 67,096,624   $ 76,084,027    $ 70,604,800   $ 55,012,907   $ 49,018,853
    Price-to-Tangible $ 53,717,036    $ 60,320,025   $ 63,273,564   $ 56,292,795    $ 50,410,386   $ 63,606,221   $ 63,133,193
      Book (Adjusted)
    Price-to-Assets   $ 61,694,676    $ 64,326,933   $ 65,356,137   $ 54,759,971    $ 53,840,262   $ 72,035,586   $ 66,169,334
    Price-to-Deposits $ 63,477,658    $ 67,055,467   $ 67,915,407   $ 57,215,860    $ 61,777,695   $ 76,234,856   $ 72,490,066
    Tangible Book            N/A      $ 57,788.084   $ 59,796,031   $ 48,755,846    $ 42,632,624   $ 58,394,251   $ 56,628,560
    Premium

                             Dividend Discount Model
                                                                            Price-to-Earnings Multiple
     Holding Period (Years)                     17.0                           20.0                          23.0
          1                   $ 60,977,596    $ 63,174,987   $ 71,503,073   $ 74,079,760    $ 82,028,549   $ 84,984,533
          2                   $ 59,659,623    $ 63,987,114   $ 69,727,470   $ 74,793,646    $ 79,795,318   $ 85,600,178
          3                   $ 58,398,953    $ 64,791,925   $ 68,029,068   $ 75,501,101    $ 77,659,183   $ 86,210,277
          4                   $ 57,193,096    $ 65,589,485   $ 66,404,510   $ 76,202,182    $ 75,615,924   $ 86,814,879

         While Chaffe & Associates did not assign any specific weighting to the different factors and methods, it did advise that it had given most weight to those values derived by comparison to the earnings multiples of the merger peer groups it had selected.

         The fairness opinion of Chaffe & Associates (the "Chaffe & Associates Fairness Opinion") is directed only to the question of whether the consideration to be received by the First Guaranty shareholders under the Merger Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any First Guaranty shareholder to vote in favor of the Merger. No limitations were imposed on Chaffe & Associates regarding the scope of its investigation or otherwise by First Guaranty.

         Based on the results of the various analyses described above, Chaffe & Associates concluded that the Merger Consideration to be received by First Guaranty shareholders under the Merger Agreement is fair from a financial perspective to the common shareholders of First Guaranty.

         Chaffe & Associates is entitled to receive fees in the amount of $25,000, plus out-of-pocket expenses, for rendering the Chaffe & Associates Fairness Opinion. In addition, as financial advisor to First Guaranty, Chaffe & Associates is entitled to receive fees on the basis of its standard hourly rates for time expended in connection with advising First Guaranty with respect to the Merger, in rendering the Chaffe & Associates Fairness Opinion, and with respect to the Litigation. The fees received by Chaffe & Associates in connection with these services are not dependent or contingent on the closing of the Merger. It is estimated that total fees payable to Chaffe & Associates in connection with these matters will be approximately $300,000. In addition, First Guaranty has agreed to indemnify Chaffe & Associates and its directors, officers and employees, from liability in connection with the transaction, and to hold Chaffe & Associates harmless from any losses, actions, claims damages, expenses or liabilities related to any of Chaffe & Associate's acts or decisions made in the absence of gross negligence or willful misconduct.

Opinions of Other Financial Advisors

         KEEFE, BRUYETTE

         As part of the settlement of the Litigation and under the Settlement Agreement, a copy of which is attached to this proxy statement/prospectus as Exhibit B, First Guaranty hired Keefe, Bruyette on December 22, 1998 to render a fairness opinion as to the fairness of the Merger Consideration, from a financial point of view, to the holders of First Guaranty common stock.

         Under the terms of the Settlement Agreement, representatives of Keefe, Bruyette attended the meeting of the First Guaranty Board held on January 6, 1999 at which the First Guaranty Board reviewed Keefe, Bruyette's fairness opinion. At the January 6, 1999 meeting, Keefe, Bruyette rendered an oral opinion (previously submitted in writing) that, as of December 28, 1998, the Merger Consideration was fair to the holders of shares of First Guaranty Common from a financial point of view.

         The full text of Keefe, Bruyette's updated written opinion (the "Keefe, Bruyette Fairness Opinion") is attached as Appendix D to this proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix D. First Guaranty stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Keefe, Bruyette in connection therewith.

         Keefe, Bruyette's opinion is directed to the First Guaranty Board and addresses only the Exchange Rate. It does not address the underlying business decision of the Board of Directors to proceed with the Merger and does not constitute a recommendation to any First Guaranty shareholder as to how such shareholder should vote at the Special Meeting with respect to the Merger or any other matter related thereto.

         Keefe, Bruyette has informed First Guaranty that in arriving at its written opinion, Keefe, Bruyette, among other things: (1) reviewed First Guaranty's Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1997 and certain of First Guaranty's quarterly reports on Form 10-Q and related unaudited financial information; (2) reviewed Hibernia's Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1997 and certain of Hibernia's quarterly reports on Form 10-Q and related unaudited financial information; (3) reviewed certain limited financial information, including financial budgets, relating to the respective businesses, earnings, assets and prospects of First Guaranty and Hibernia furnished to Keefe, Bruyette by senior management of First Guaranty and Hibernia; and; (4) conducted certain limited discussions with members of senior management of First Guaranty and Hibernia concerning the respective businesses, financial condition, earnings, assets, liabilities, operations, regulatory condition, financial forecasts, contingencies and prospects of First Guaranty and Hibernia and their respective views as to the future financial performance of First Guaranty, Hibernia, and the combined entity, as the case may be, following the Merger; (5) reviewed the historical market prices and trading activity for First Guaranty common stock and Hibernia common stock and compared them with that of certain publicly traded companies which Keefe, Bruyette deemed to be relevant; (6) compared the respective results of operations of First Guaranty and Hibernia with those of certain companies which Keefe, Bruyette deemed to be relevant; (7) compared the proposed financial terms of the Merger contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which Keefe, Bruyette deemed to be relevant; (8) considered, based upon information provided by Hibernia's senior management, the pro forma impact of the Merger on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of Hibernia; (9) reviewed the Merger Agreement; and (10) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Keefe, Bruyette deemed necessary.

         In preparing its opinion, Keefe, Bruyette, with First Guaranty's consent, assumed and relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to it by First Guaranty and Hibernia, including that contemplated in the numbered items above, and Keefe, Bruyette has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of First Guaranty or Hibernia or any of their subsidiaries, nor has it been furnished any such evaluation or appraisal. Keefe, Bruyette is not an expert in the evaluation of allowances for loan losses, and, with First Guaranty's consent, it has not made an independent evaluation of the adequacy of the allowance for loan losses of First Guaranty or Hibernia, nor has it reviewed any individual credit files relating to First Guaranty or Hibernia, and, with First Guaranty's consent, it assumed that the respective aggregate allowances for loan losses for both First Guaranty and Hibernia are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, it has not conducted any physical inspection of the properties or facilities of First Guaranty or Hibernia. With First Guaranty's consent, Keefe, Bruyette also assumed and relied upon the senior management of First Guaranty and Hibernia as to the reasonableness and achievability of the financial budgets and the assumptions and bases of the budgets provided to, and discussed with, Keefe, Bruyette. In that regard, Keefe, Bruyette has assumed with First Guaranty's consent that such forecasts, including without limitation, financial forecasts, evaluations of contingencies and operating synergies resulting from the Merger and projections regarding under-performing and nonperforming assets, net charge-offs, adequacy of reserves, future economic conditions and results of operations reflect the best currently available estimates and judgments of the senior management of First Guaranty and Hibernia and/or the combined entity, as the case may be. Keefe, Bruyette's opinion is predicated on the Merger receiving the tax and accounting treatment contemplated in the Merger Agreement. Keefe, Bruyette's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

         Keefe, Bruyette's opinion was rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approval for the Merger.

          In connection with rendering its opinion dated December 28, 1998, Keefe, Bruyette performed a variety of financial analyses, consisting of those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Keefe, Bruyette in this regard, although it describes all material analyses performed by Keefe, Bruyette. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Keefe, Bruyette believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying Keefe, Bruyette's opinion.

         In performing its analyses, Keefe, Bruyette made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Hibernia, First Guaranty and Keefe, Bruyette. The analyses performed by Keefe, Bruyette are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Keefe, Bruyette's analysis of the fairness to the stockholders of First Guaranty of the Exchange Ratio and were provided to the First Guaranty Board in connection with the delivery of Keefe, Bruyette's opinion. Keefe, Bruyette gave the various analyses described below approximately similar weight and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the comparison of selected companies analysis and the analysis of selected merger transactions summarized below, no company utilized as a comparison is identical to First Guaranty or Hibernia. Accordingly, an analysis of comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of the companies concerned. The analyses do not purport to be appraisals or to reflect the process at which First Guaranty and Hibernia might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Keefe, Bruyette's opinion is just one of many factors taken into consideration by the First Guaranty Board.

         The projections furnished to Keefe, Bruyette and used by it in certain of its analyses were generated by a number of sources including the senior management of First Guaranty and Hibernia, and by research equity analysts estimating Hibernia's future earnings. First Guaranty and Hibernia do not publicly disclose internal management projections of the type provided to Keefe, Bruyette in connection with its review of the Merger, and as a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections.

         The following is a summary of the material analyses presented by Keefe, Bruyette to the First Guaranty Board on January 6, 1999 in connection with Keefe, Bruyette's opinion.

         Summary of Proposal. Keefe, Bruyette calculated the purchase price multiples on two dates: at the announcement of the transaction and at year-end 1998. At announcement on July 29, 1998, the assumed per share purchase price was $25.35, which was derived by multiplying the Exchange Rate of 1.33 by $19.06 for Hibernia Common before the public announcement of the execution of the Merger Agreement, and at year-end 1998, the price per share was $23.11, which was derived by multiplying the Exchange Rate of 1.33 by $17.38, the last reported sale price for Hibernia Common on December 31, 1998. The announcement and current aggregate deal values to holders of First Guaranty Common were $77.50 million and $70.64 million, respectively. The announcement and year-end price to stated book value multiples were 4.69 times and 4.27 times, respectively, the announcement and year-end price to stated tangible book value multiples were
4.69 times and 4.27 times, respectively, the announcement and year-end price to last twelve months earnings multiples were 22.55 times and 20.55 times, respectively, the announcement and year-end price to estimated 1999 earnings multiples were 20.39 times and 18.59 times, respectively, the announcement and year-end price to asset ratios were 31.95% and 29.12%, respectively, and the announcement and year-end core deposit premium ratios were 38.24% and 33.94%, respectively.

         Analysis of Selected  Merger  Transactions.  Keefe,  Bruyette  reviewed certain financial data related to acquisitions of bank holding companies announced after January 1, 1998 with announced deal values between $50 million to $250 million. The first set (Group 1) was comprised of transactions where the selling institution was based in the Southeast or Southwest and had less than $1 billion in total assets. Group 1 transactions included Southwest Bancorp of Texas/Fort Bend Holding Co., Union Planters Corp./Ready State Bank, Regions Financial/Arkansas Banking Co., Hibernia Corporation/MarTex Bancshares, First American Corp./Middle Tennessee Bk., First Charter Corp./HFNC Financial Corp., BancFirst Corp./AmQuest Financial Corp., BancorpSouth Inc./Merchants Capital, Colonial BancGroup/First Macon B&T, Synovus Financial/Community BK Cap Crp, Regions Financial/Village Bankshares, Union Planters Corp./Transflorida Bank, Regions Financial/Jacobs Bank, SouthTrust Corp./American Banks of Florida, Hibernia Corporation/Peoples Holding Corp., Union Planters Corp./Merchant Bcshs., Regions Financial/Etowah Bank, and Union Planters Corp./CB&T Inc.,

         The second set (Group 2) was comprised of transactions where the selling institution was based in the Southeast or Southwest and had a return on average assets above 1.50%. Group 2 transactions included Fifth Third Bancorp/South Florida BHC, Union Planters Corp./FSB Inc., Norwest Corp./First National Bank, Alabama National/Community Finl Corp., One Valley Bcp of WV/Summit Bankshares, Colonial BancGroup/FirstBank, Colonial BancGroup/First Macon B&T, First American Corp./Peoples Bank, Synovus Financial/Georgia Bank & Trust, National Commerce Bncp/First Community Bncp, Colonial BancGroup/CNB Holding Co., Union Planters Corp./Transflorida Bank, First Liberty
Finl/Southland Bank Corp., Hibernia/Peoples Holding Corp., Premier Bancshares/Button Gwinnett Finl and Union Planters Corp./Merchants Bancshares.

         Keefe, Bruyette calculated median deal multiples for each of these groups based on announcement date deal values and year-end deal values adjusted by percentage change in buyer's stock price.

                                        Hibernia/
                                        First Guaranty   Group 1         Group 2
                                        Transaction      Median          Median
Announcement
Deal Price/Book Value                  4.69x             2.73x            3.20x
Deal Price/Tangible Book Value         4.69x             2.92x            3.20x
Deal Price/Last Twelve Months Earnings 22.55x            22.23x           19.81x
Deal Price/Total Assets                31.95%            28.13%           32.65%
Core Deposit Premium                   38.24%            25.66%           29.86%

Year-End
Deal Price/Book Value                  4.27x             2.44x            2.69x
Deal Price/Tangible Book Value         4.27x             2.66x            2.69x
Deal Price/Last Twelve Months Earnings 20.55x            18.77x           16.01x
Deal Price/Total Assets                29.12%            23.78%           28.29%
Core Deposit Premium                   33.94%            21.46%           24.37%

         No company or transaction used as a comparison in the above analysis is identical to First Guaranty, Hibernia or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

         Selected Peer Group Analyses. Keefe, Bruyette compared the operating performance and market performance of Hibernia based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market/book values, price to earnings and dividend yields to those of a group of comparable Southeast and Southwest bank holding companies. For purposes of such analysis, the financial information used by Keefe, Bruyette was as of and for the quarter ended September 30, 1998. Capital ratios, book value multiples and tangible book value multiples were pro forma for recent acquisitions. Stock price information was as of December 31, 1998. The operating and market performance peer group for Hibernia consisted of SouthTrust Corp., Regions Financial Corp., Union Planters Corp., AmSouth BanCorp., First American Corp., Compass Bancshares, Inc., Colonial BancGroup, Inc., Cullen/Frost Bankers, Inc., Trustmark Corp., Whitney Holding Corp., BancorpSouth, Inc., and Hancock Holding Company. For purposes of the earnings multiple calculations, all earnings estimates were consensus estimates published by a nationally recognized earnings consolidator.


                                                 Hibernia      Peer Group Median
Return on Average Assets                            1.44%                  1.24%
Return on Average Equity                           14.63%                 14.57%
Net Interest Margin                                 4.45%                  4.22%
Efficiency Ratio                                   53.23%                 56.78%
Equity/Assets                                       9.86%                  8.45%
Tangible Equity/Tangible Assets                     8.72%                  7.24%
Loan Loss Reserve/Nonperforming Loans             410.00%                291.00%
Net Charge Offs/Average Loans                       0.18%                  0.24%
Nonperforming Assets/Loans + OREO                   0.41%                  0.65%
Price Change Since 7/29/98                         -8.85%                 -8.03%
Beta vs. S&P 500                                     0.98                   0.96
Market/Book                                         2.21x                  2.35x
Market/Tangible Book                                2.53x                  2.65x
Price/1998 Earnings per Share                      15.65x                 16.08x
Price/1999 Earnings per Share                      14.24x                 14.48x
Dividend Yield                                      2.42%                  2.27%

         Keefe, Bruyette also compared the operating performance of First Guaranty based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality to a group of bank holding companies that Keefe, Bruyette selected as comparable. The First Guaranty peer group included Louisiana, Texas, Mississippi and Arkansas bank holding companies with between $200 million and $1 billion in total assets. Keefe, Bruyette also compared First Guaranty to the Keefe, Bruyette BankBook Peer Group of 66 banks covered by the Keefe, Bruyette Equity Research Department with total assets of less than $2 billion and to the Keefe, Bruyette BankBook Composite Average for all 187 banks included in the Keefe, Bruyette BankBook publication. For purposes of such analysis, the financial information used by Keefe, Bruyette was as of and for the quarter ended September 30, 1998

                                                                             Keefe, Bruyette      Keefe, Bruyette
                                                          First Guaranty      BankBook Peer        BankBook Peer
                                        First Guaranty      Peer Group       Group - Less Than    Group - Composite
                                                                                   $2B
    Return on Average Assets                  1.50%              1.18%               1.23%               1.28%
    Return on Average Equity                 19.47%             14.00%              13.92%              14.76%
    Net Interest Margin                       4.84%              4.48%               4.44%               4.30%
    Efficiency Ratio                         54.97%             62.41%              60.08%              59.20%
    Equity/Assets                             7.69%              8.41%               8.84%               8.67%
    Tangible Equity/Tangible Assets           7.69%              7.87%               8.12%               7.58%
    Loan Loss Reserve/Nonperforming         356.00%            393.00%             234.00%             296.00%
    Loans
    Net Charge Offs/Average Loans             0.10%              0.15%               0.17%               0.27%
    Nonperforming Assets/Loans + OREO         0.54%              0.62%               0.71%               0.64%

         Contribution Analysis. Keefe, Bruyette analyzed the relative contribution of each of First Guaranty and Hibernia to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans, loan loss reserve, nonperforming assets, common equity, total equity, deposits, quarter ended June 30, 1998 annualized net interest income, non interest income, non interest expense, net income and estimated 1999 net income. Keefe, Bruyette compared the relative contribution of such balance sheet and income statement items with the estimated pro forma ownership of 2.5% for First Guaranty based on an Exchange Rate of 1.33. The contribution showed that First Guaranty would contribute approximately 1.8% of the combined assets, 1.5% of the gross loans, 1.4% of the loan loss reserve, 2.2% of the nonperforming assets, 2.1% of the deposits, 1.4% of common equity, 1.3% of the total equity, 2.0% of annualized quarter ended June 30, 1998 net interest income, 1.3% of annualized quarter ended June 30, 1998 non interest income, 1.8% of annualized quarter ended June 30, 1998 non interest expense, 1.9% of annualized quarter ended June 30, 1998 net income and 1.9% of estimated 1999 net income.

         Discounted Cash Flow Analysis. Keefe, Bruyette estimated the present value of the future cash flows that would accrue to a holder of a share of First Guaranty common stock assuming the stockholder held the stock through the year 2003 and then sold it at the end of year 2003. This stand-alone analysis was based on several assumptions, including earnings per share of $1.24 in 1999 and 7% - 15% earnings per share growth rate thereafter. A 37% dividend payout ratio was assumed for First Guaranty through the year 2003. A terminal value was calculated for 2003 by multiplying First Guaranty's projected 2003 earnings by a price/earnings multiple of 17 to 21 times trailing earnings. The terminal valuation and the estimated dividends were discounted at a rate of 12%, producing a range of prices from $18 to $26 per share.

          Keefe, Bruyette advised the Board of Directors of First Guaranty that the discounted cash flow analysis is a widely-used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of First Guaranty common stock.

         Keefe, Bruyette has been retained by the Board of Directors of First Guaranty as an independent contractor to act as financial adviser to First Guaranty with respect to the Merger. Keefe, Bruyette as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Keefe, Bruyette has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe, Bruyette may, from time to time, purchase securities from, and sell securities to, First Guaranty and Hibernia and as a market maker in securities Keefe, Bruyette may from time to time have a long or short position in, and buy or sell, debt or equity securities of Hibernia for Keefe, Bruyette's own account and for the accounts of its customers.

         First Guaranty, Hibernia and Keefe, Bruyette negotiated a letter agreement dated December 22, 1998 between First Guaranty and Keefe, Bruyette relating to the services to be provided by Keefe, Bruyette in connection with the Merger. Under the agreement, First Guaranty agreed to pay Keefe, Bruyette a fee on a basis that was in part contingent on whether it delivered a favorable fairness opinion and whether the Merger is consummated: (1) $100,000 upon mailing of this proxy statement/prospectus with a favorable fairness opinion and
(2) $100,000 if and when the Merger closes. Otherwise, it would be compensated only on the basis of its time at its standard hourly rates. In addition, First Guaranty also agreed to reimburse Keefe, Bruyette for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Keefe, Bruyette against certain liabilities, including liabilities under the federal securities laws. Hibernia agreed in the Settlement Agreement to reimburse First Guaranty to all costs and expenses billed to First Guaranty by Keefe, Bruyette.

         The Keefe, Bruyette Fairness Opinion is directed only to the questions of whether the Merger Consideration is fair from a financial perspective and does not constitute a recommendation to any First Guaranty shareholder to vote in favor of the Merger. No limitations were imposed on Keefe, Bruyette regarding the scope of its investigation, or otherwise, by First Guaranty.

         Based on the results of the various analyses described above, Keefe, Bruyette concluded that the Merger Consideration to be received by the holders of First Guaranty common stock pursuant to the Merger is fair, from a financial point of view, to the holders of First Guaranty common stock.

         National Capital

         Hibernia retained the services of National Capital initially to assist Hibernia in connection with the Litigation and thereafter for the purpose of rendering a fairness opinion with respect to the Merger based on the experience of National Capital as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions. On December 28, 1998, National Capital rendered a report to the First Guaranty Board of Directors concerning the fairness of the Merger Consideration to the holders of First Guaranty common stock.

         On January 6, 1999, National Capital attended a meeting of the Board of Directors of First Guaranty and rendered its fairness opinion (the "National Capital Fairness Opinion") to the Board of Directors. The full text of National Capital's written opinion is attached as Appendix E to this proxy statement/prospectus and sets forth, among other things, assumptions made, procedures followed and limitations on the review undertaken. First Guaranty shareholders are urged to read the National Capital Fairness Opinion carefully and its entirety. The National Capital Fairness Opinion is addressed to the First Guaranty Board of Directors and may be relied upon by First Guaranty shareholders but does not constitute a recommendation to any First Guaranty shareholder as to how such shareholder should vote at the First Guaranty Special Meeting.

         Analysis of Selected bank merger transactions. National Capital reviewed the consideration paid in recently announced transactions whereby certain banks were acquired. Specifically, National Capital reviewed transactions involving acquisitions of banks in the United States announced between September 20, 1997 and December 8, 1998 which were not subsequently terminated with seller total assets between $125 million and $400 million as of the date of announcement, with equity capital to total asset ratio between 6.25% and 10.00%, with year to date return on average assets between 1.20% and 2.00%; and with non performing assets to total assets between 0% and 1.50%. This criteria was developed and utilized in order to create a relatively large number of comparable transactions with financial performance characteristics similar to First Guaranty. It is National Capital's opinion that a significant number of transactions are necessary in order to draw appropriate market inferences from the data.

         Five-year historical balance sheets, profit and loss statements and performance ratios of each comparable transaction were then prepared and synopsis tables were prepared for each financial measure containing each comparable bank or bank holding company and First Guaranty. These tables were then sorted in order to determine First Guaranty's rank within the comparable transactions on each financial performance measure.

         First Guaranty ranked 11th of 21 in total assets. First Guaranty ranked 10th of 21 in equity capital. First Guaranty ranked 13th of 21 in 1996-1997 total asset growth rate. First Guaranty ranked 16th of 20 in 1996-1997 earnings growth rate. First Guaranty ranked 16th of 21 in 1993 - 1997 compound total asset growth rate. First Guaranty ranked 16th of 21 in 1993 - 1997 total asset growth in dollars. First Guaranty ranked 8th of 21 in 1993 - 1997 compound growth rate of equity capital. First Guaranty ranked 8th of 21 in 1993 - 1997 growth of equity capital in dollars. First Guaranty ranked 12th of 21 in 1993 - 1997 compound earnings growth rate. First Guaranty ranked 4th of 21 in 1997 return on assets. First Guaranty ranked 3rd of 21 in 1997 return on equity. First Guaranty ranked 13th of 21 in 1993 - 1997 average return on assets. First Guaranty ranked 3rd of 21 in 1993 - 1997 average return on equity.

         The composite rank for the financial performance measures of First Guaranty were then computed on unweighted and weighted bases as summarized in the table below:

                                                 First             Total                                Weighted
    Measurement                               Guaranty Bank     Observations   Percentile    Weight      Average
    ---------------------------------         -------------     ------------   ----------    ------      -------
    12/31/97 Total Assets                          11                21            52%        8.0%         4%
    12/31/97 Total Equity Capital                  10                21            48%        8.0%         4%
    96-97 Asset Growth Rate                        13                21            62%        5.0%         3%
    96-97 Earnings Growth Rate                     16                20            80%        5.0%         4%
    5 Year Asset Growth Rate                       16                21            76%        9.0%         7%
    5 Year Capital Growth Rate                      8                21            38%        8.0%         3%
    5 Year Compound Earnings
             Growth Rate                           12                21            57%        9.0%         5%
    1997 ROA                                        4                21            19%        12.0%        2%
    1997 ROE                                        4                21            19%        12.0%        2%
    5 Year Average ROA                              4                20            20%        12.0%        2%
    5 Year Average ROE                              4                20            20%        12.0%        2%
    Total Weights                                                                             100%

                                                                 Raw Percentile   Weighted    Weighted
                                                   Raw Rank                          Rank     Percentile
            Average of Rankings                      9/21              45%           8/21        40%


         First Guaranty is ranked 8th of 21 on the weighted composite financial measures ranking and 9th of 21 on the unweighted composite financial measures ranking. These weightings reflect that there are approximately an equal number of comparable banks which rank above and below the financial performance rank of First Guaranty.

         National Capital compiled figures illustrating measures of value which included the total consideration to be received by all holders of First Guaranty Stock (the "deal price") to tangible book percentage, the deal price to annual earnings multiple, the deal price to deposits percentage, the deal price to assets percentage, and the premium over tangible book to core deposits percentage for each comparable bank or bank holding company and First Guaranty. Tables were then prepared for each measure of value containing each comparable bank or bank holding company and First Guaranty using consideration for First Guaranty calculated on the basis of Hibernia common stock at $16.00 per share. These tables were then sorted on each measure of value and First Guaranty's rank was determined.

         The following rankings reflect the measures of value for First Guaranty using financial data for First Guaranty at September 30, 1998 and the price of Hibernia common stock at $16.00 per share. Each comparable transaction measure of value is calculated using seller financial information as of the announcement date of each transaction and the closing price of each respective buyer's stock as of the announcement date of each transaction.

         The First Guaranty transaction ranked 7th of 21 in deal price to tangible book percentage. The First Guaranty transaction ranked 14th of 21 in deal price to annual earnings multiple. The First Guaranty transaction ranked 12th of 21 in deal price to deposits. The First Guaranty transaction ranked 11th of 21 in deal price to assets percentage. The First Guaranty transaction ranked 8th of 21 in tangible book premium to core deposits percentage.

         The composite rank for First Guaranty at a value determined with Hibernia common stock at $16.00 per share was then computed on an unweighted and weighted basis as summarized in the table below:

                                           First              Total                                     Weighted
    Measurement                         Guaranty Bank      Observations     Percentile      Weight       Average
    -----------------------------       -------------      ------------     ----------      ------       -------
    Deal Price / Tangible Book                7                 21             33%          30.00%         10%
    Deal Price / Earnings                    14                 21             67%          30.00%         20%
    Deal Price / Deposits                    12                 21             57%          15.00%          9%
    Deal Price / Assets                      11                 21             52%          15.00%          8%
    Premium  / Core Deposits                  8                 21             38%          10.00%          4%
    Total Weights                                                                          100.00%

                                                             Raw            Weighted       Weighted
                                        Raw Rank           Percentile       Rank           Percentile
            Average of Rankings           10/21            50%              10/21             50%

         First Guaranty is ranked 10th of 21 on the weighted and unweighted composite measures of value ranking. This analysis reflects that there is approximately an equal number of comparable banks which rank above and below the composite measure of value rank of First Guaranty.

         Tables were then prepared for each measure of value containing each comparable bank or bank holding company and First Guaranty using consideration for First Guaranty calculated on the basis of Hibernia common stock at $15.00 per share. These tables were then sorted on each measure of value and First Guaranty's rank was determined.

         The following rankings reflect the measures of value for First Guaranty using financial data for First Guaranty as of September 30, 1998 and the price of Hibernia common stock at $15.00 per share. Each comparable transaction measure of value is calculated using seller financial information as of the announcement date of each transaction and the closing price of each respective buyer's stock as of the announcement date of each transaction.

         The First Guaranty transaction ranked 10th of 21 in deal price to tangible book percentage. The First Guaranty transaction ranked 16th of 21 in deal price to annual earnings multiple. The First Guaranty transaction ranked 12th of 21 in deal price to deposits. The First Guaranty transaction ranked 12th of 21 in deal price to assets percentage. The First Guaranty transaction ranked 8th of 21 in tangible book premium to core deposits percentage.

         The composite rank for First Guaranty at a value determined with Hibernia stock at $15.00 per share was then computed on an unweighted and weighted basis as summarized in the table below:

                                           First               Total                                      Weighted
    Measurement                         Guaranty Bank       Observations     Percentile      Weight        Average
    ------------                        -------------       ------------     ----------      ------        -------
    Deal Price / Tangible Book               10                  21              48          30.00%          14%
    Deal Price / Earnings                    16                  21              76          30.00%          23%
    Deal Price / Deposits                    12                  21              57          15.00%          9%
    Deal Price / Assets                      12                  21              57          15.00%          9%
    Premium  / Core Deposits                  8                  21              38          10.00%          4%
    Total Weights                                                                            100.00%

                                                               Raw           Weighted        Weighted
                                          Raw Rank          Percentile         Rank          Percentile
            Average of Rankings            11/21             55%               12/21             58%

         First Guaranty is ranked 12th of 21 on the weighted composite rank and ranked 11th of 21 on the unweighted composite measure of value ranking. This analysis reflects that there is approximately an equal number of comparable banks which rank above and below the measure of value rank of First Guaranty.

         In summary, National Capital ranked the First Guaranty transaction measures of value at Hibernia common stock share prices of $16.00 per share and $15.00 per share and developed composite rankings at each share price. The table below summarizes the National Capital's findings of this analysis.

                                                       First Guaranty                Total
    Measurement                                    Weighted Composite Rank        Observations    Percentile
    Financial Measures                                        9                        21              43%
    Hibernia common stock share price   of
    $16.00 per share                                         10                        21              48%
    Hibernia common stock share price   of
    $15.00 per share                                         12                        21              57%

         Our analysis reflects that First Guaranty ranks 9th of 21 in financial measures, 10th of 21 at a Hibernia common stock share price of $16.00 per share, 12th of 21 at a Hibernia common stock share price of $15.00 per share.

         Investment Valuation Method. National Capital then performed a valuation using the investment valuation method. The investment valuation method involves determining a stream of future financial benefits which accrue to the common stock shareholders of the bank. This future stream of projected dividends are then discounted using an appropriate discount rate to a present value. A terminal sales value of the bank is then determined at some end point in the future and that terminal value is also discounted to present value. The sum of the present value of the dividend stream and the present value of the terminal sales value then represent the value in today's dollars of the future stream of financial benefits.

         The future earnings and dividends of First Guaranty were developed according to the assumptions based on analysis of the recent earnings and dividends performance of First Guaranty. While these projections are the work product of National Capital, the general assumptions incorporated into this projection were discussed with the Chief Financial Officer of First Guaranty and determined by the Chief Financial Officer to be a reasonable basis for the projections.

         National Capital determined that 12.99% is the appropriate mid-point discount rate to use in these calculations.

         The common stock dividend of First Guaranty per year was determined on the basis of paying approximately 40% of current earnings each year in the form of dividends. The table below is a summary of earnings net of preferred stock dividend and common dividends of First Guaranty.


                                Common Dividends
                  Year       Earnings (000)            (000)
                  ----       --------------            -----
                  1998            $  3,279           $  1,192
                  1999            $  3,952           $  1,461
                  2000            $  4,418           $  1,647
                  2001            $  4,934           $  1,854
                  2002            $  5,569           $  2,108

         The terminal sales value of First Guaranty at the end of 2002 was determined by preparing the pricing matrix set forth below. The National Average measurements of value were computed from the 21 comparable transactions selected for the market valuation method discussed previously. An average of the 21 comparable transactions was computed and is displayed below. The relevant factor represents projected balance sheet and income statement values for First Guaranty at the end of the year 2002. The projected market value was computed by multiplying the measure of value times the relevant factor for First Guaranty. This method resulted in a range of terminal values of $85.8 million to $111.6 million. This range was reconciled by means of assigning weights to each method and then computing a weighted average result.


                                               Terminal Sales Value
                                              Market Valuation Record
                              National Average  Relevant Factor     Terminal Value
                                                       (000)              (000)           Weight          (000)
                                                       -----              -----           ------          -----
Book Value Multiple                  329.28        $   29,305          $   96,496           20%         $ 19,299
Earnings Multiple                     20.04         $   5,569           $ 111,603           35%         $ 39,061
Price to Deposits                     28.66        $  334,059          $   95,741           20%         $ 19,148
Price to Assets                       25.16        $  372,473          $   93,714           20%         $ 18,743
Premium Core Deposits                 23.71        $  238,435          $   85,838           5%          $  4,292
                                                                     Terminal Sales Value               $100,543

         The table below summarizes the calculation of the present value of the stream of dividends and the terminal sales value computed in the table above. The assumed discount rate is 12.99%. Present value factors are then calculated for each year. The dividend stream is discounted each year by that year's present value factor and then totaled for the five years. The sum of the present value of the dividend stream ($5,623,000) plus the present value of the terminal sales value ($54,595,000) equal an investment value of First Guaranty of $60,218,000.

                        Discount Rate 12.99%    Dividends       Dividends
                        Present Value Factor    Future Value    Present Value     Sale Future       Sale Present
              Year                                  (000)           (000)         Value (000)       Value (000)
              1998            88.5034%            $   1,192        $   1,055
              1999            78.3285%            $   1,461        $   1,144
              2000            69.3234%            $   1,647        $   1,142
              2001            61.3536%            $   1,854        $   1,137
              2002            54.3000%            $   2,108        $   1,145      $   100,543       $   54,595
                                                                   $   5,623                        $   54,595
                                                 Sum of Present Values            $    60,218

         In summary, National Capital analyzed the First Guaranty transaction using the market value method at two different price points for a share of Hibernia common stock and developed a value using the investment value method. The table below summarizes the value of First Guaranty of each method.

       Measurement                                              Value (000)
       Investment Value Method Value                              $  60,218
       Market Value Method at a per share price
           of Hibernia common stock = $15                         $  63,980
       Market Value Method at a per share price
           of Hibernia common stock = $16                         $  67,045

         National Capital concluded that the First Guaranty transaction is fair to the shareholders of First Guaranty at a Hibernia common stock share price of $15.00 and above.

         Pursuant to an engagement letter dated October 8, 1998, between Hibernia and National Capital, Hibernia agreed to pay National Capital a fee based on the time expended by employees of National Capital on the engagement and the hourly rate charged by those employees. Total fees payable to National Capital in this matter are estimated to be approximately $40,000. Hibernia also agreed to indemnify and hold harmless National Capital and its officers, agents and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of National Capital.

         The National Capital Fairness Opinion is directed only to the question of whether the Merger Consideration is fair from a financial perspective and does not constitute a recommendation to any First Guaranty shareholder to vote in favor of the Merger. No limitations were imposed on National Capital regarding the scope of its investigation, or otherwise, by First Guaranty or Hibernia.

         Based on the results of the various analyses described above, National Capital concluded that the Merger Consideration to be received by the holders of First Guaranty common stock pursuant to the Merger is fair, from a financial point of view, to the holders of First Guaranty common stock.

CLOSING DATE AND EFFECTIVE DATE OF THE MERGER

         If the holders of First Guaranty common stock approve the Merger at the Special Meeting, then Hibernia will select the closing date (the "Closing Date") which shall be within five business days of the date of the Special Meeting. After the Closing Date, the parties will choose an Effective Date on which the Merger will be effective. The Effective Date will be set forth in the Certificate of Merger issued by the OCC relating to the Merger. If the Merger is approved, the parties currently anticipate an Effective Date in May, 1999.

         Regulatory approval of the Merger was obtained on November 12, 1998 and will expire on November 11, 1999, unless the OCC grants an extension of its approval. The necessary shareholder approval may not be obtained. Other conditions precedent to the Merger also may not be satisfied. These conditions are not all within the control of Hibernia and/or First Guaranty, and the parties cannot assure that they will be obtained.

         Hibernia  and  First  Guaranty   anticipate   that  all  conditions  to
completing the Merger will be satisfied so that the Merger can be completed in May, 1999. However, delays in the completion of the Merger could occur.

         The Board of Directors of either Hibernia or First Guaranty may terminate the Merger Agreement if the Merger is not completed by the later to occur of either March 31, 1999 or the "Extended Closing Date" or any condition to completing the Merger cannot be satisfied by the later to occur of March 31, 1999 or the "Extended Closing Date" and will not be waived by the party or parties entitled to waive it. The "Extended Closing Date" means a day which occurs after March 31, 1999 and is calculated by extending the date of March 31 a sufficient number of days to provide for a period of 50 calendar days from the date of this proxy statement/prospectus to the date of the Special Meeting plus five business days after the date of the Special Meeting, provided that the Extended Closing Date shall not be extended to a date later than May 31, 1999. See "PROPOSED MERGER - Conditions to Consummation of the Merger" and "PROPOSED MERGER - Waiver, Amendment, and Termination of the Merger Agreement".

EMPLOYEE BENEFITS

         Former employees of First Guaranty who become employed by Hibernia or its subsidiaries as of the Effective Date will be entitled to the same employee benefits as those offered by Hibernia and HNB to their employees. However, employees of First Guaranty will not be required to wait for any period in order to be eligible to participate in Hibernia's Flex Plan (including its medical and dental coverage). Hibernia also will give First Guaranty's employees full credit for their years of service (for both eligibility and vesting) with First Guaranty for purposes of Hibernia's 401(k) plan and its Employee Stock Ownership Plan (to the extent permitted under the terms of those plans). If, however, Hibernia decides that it cannot merge any benefit plan of First Guaranty into a comparable benefit plan of Hibernia or HNB without creating material potential liability for Hibernia's or HNB's plans, then Hibernia may freeze the existing plan of First Guaranty and prohibit participation by former employees of First Guaranty in Hibernia's or HNB's plans for the period of time required by applicable law to ensure that Hibernia's and HNB's plans are not deemed to be successor plans of the First Guaranty plan in question.

SURRENDER AND EXCHANGE OF STOCK CERTIFICATES

         Chase Mellon Shareholder Services will act as exchange agent (the "Exchange Agent") for purposes of the exchange of First Guaranty common stock for Hibernia common stock. Shortly after the Effective Date, a letter of transmittal will be mailed to all non-dissenting holders of First Guaranty common stock. This letter of transmittal will include instructions for the exchange of their First Guaranty common stock certificates for certificates representing Hibernia common stock. Each certificate representing First Guaranty common stock outstanding immediately prior to the Effective Date will be deemed for all purposes to evidence ownership of the number of shares of Hibernia common stock into which such shares have been converted on the Effective Date, regardless of when they actually are exchanged.

         FIRST GUARANTY SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

         When the Exchange Agent receives certificates for First Guaranty common stock, together with a properly completed letter of transmittal, it will issue and mail to each holder of First Guaranty common stock who surrendered those items a certificate representing the number of shares of Hibernia common stock to which such holder is entitled. If the holder would otherwise be entitled to receive a fraction of a share of Hibernia Stock, the Exchange Agent will mail the holder a check representing cash paid instead of the fractional share.

         Holders of record of First Guaranty common stock on the Effective Date will be entitled to vote at any meeting of Hibernia shareholders if the record date for the Hibernia meeting is after the Effective Date of the Merger. In that case, holders of First Guaranty common stock would be able to vote the number of shares of Hibernia common stock into which their First Guaranty common stock has been converted regardless of whether they have surrendered their stock certificates. Dividends or other distributions payable after the Effective Date on Hibernia common stock will be paid only after you surrender your certificates for First Guaranty common stock. When you surrender your First Guaranty common stock certificate for exchange, the Exchange Agent will send to you all undelivered dividends and other distributions on your Hibernia stock. You will not receive interest on those distributions for any period during which Hibernia holds them awaiting the exchange of your First Guaranty stock. Also, taxes may be deducted from those distributions.

         If you cannot locate your First Guaranty common stock certificate(s), please contact Michael D. Landry, Chief Financial Officer of First Guaranty, prior to the Special Meeting. First Guaranty will issue new certificates to shareholders who have misplaced their certificates only if (1) the shareholders sign an affidavit certifying that the certificate(s) cannot be located, and (2) shareholders agree to indemnify First Guaranty and Hibernia against any claim that may be made against either of them by the owner of the lost certificate(s). First Guaranty or Hibernia may require a shareholder to post a bond in an amount sufficient to support the shareholder's indemnification obligation. If you have misplaced your stock certificate or if you hold certificates in names other than your own, we encourage you to resolve those matters before the Effective Date of the Merger. This will help to avoid delays in exchanging your First Guaranty common stock.

EXPENSES

         Hibernia will pay all expenses of printing and distributing this proxy statement/prospectus and will reimburse First Guaranty for all costs and expenses billed to First Guaranty by Keefe, Bruyette, including any indemnification obligation of First Guaranty to Keefe, Bruyette. The parties otherwise will pay all of their own expenses related to negotiating and completing the Merger.

REPRESENTATIONS AND WARRANTIES

         First Guaranty and Hibernia have made certain representations and warranties to each other as part of the Merger Agreement. First Guaranty's representations and warranties relate to, among other things:

         .    its  organization  and authority to enter into the Merger
              Agreement;
         .    its capitalization,  properties, and financial statements;
         .    pending and threatened litigation against First  Guaranty; and
         .    First Guaranty contractual obligations and contingent liabilities.

         First Guaranty's representations and warranties are generally contained in Section 7 of the Merger Agreement.

         Hibernia's representations and warranties relate to, among other things:

                       its organization and authority to enter into the Merger Agreement; its capitalization; its financial statements; and its public reports.

         Hibernia's  representations  and warranties are generally  contained in
Section 8 of the Merger Agreement.

         The representations and warranties of the parties generally will not survive the Effective Date. Consequently, the parties' only recourse in the event of a breach of a representation or warranty by the other party is to re-negotiate the Merger or to terminate the Merger Agreement. Once the Merger is completed, the parties will have no basis for litigation against each other based on the Merger Agreement.

CONDITIONS TO THE MERGER; WAIVER

         The Merger Agreement contains a number of conditions to completing the Merger. The conditions must either be met or waived (if they are waivable) in order for the Merger to occur. The conditions to completing the Merger include, among other things:

         .     the  Merger  Agreement  and  Merger  must be  approved  by  First
               Guaranty  shareholders;
         .     necessary regulatory approvals must be obtained, particularly the approval of the OCC which  was  obtained  on  November  12,  1998 and will  expire  on November  11,  1999  unless  the OCC  grants an  extension  of its approval;
         .     Ernst & Young LLP must  issue  its  opinion  (the "Tax  Opinion")
               regarding the tax consequences of the Merger;
         .     the  Registration  Statement  must  become  effective  under  the
               Securities  Act of 1933, as amended  (the  "Securities  Act") and there must not be a stop order suspending its effectiveness;
         .     there  may  not  be an order,  decree or injunction  enjoining or prohibiting  completion of the Merger;
         .     the  representations  and  warranties  set forth  in  the  Merger
               Agreement must be accurate as of the Closing Date;
         .     the  Hibernia  common  stock to  be  issued in the Merger must be approved for listing on the New York Stock Exchange ("NYSE");
         .     the  Merger  must  qualify  for  pooling-of-interests  accounting treatment;
         .     certain opinions of counsel must be received by the parties;
         .     loan participations  selected  by Hibernia that  previously  were sold by First Guaranty must be repurchased by First Guaranty;
         .     loan  participations  owned by  First  Guaranty  and  selected by
               Hibernia  must be sold by First Guaranty; and
         .     First  Guaranty  must have  received an updated  Keefe,  Bruyette
               Fairness Opinion  within five  days of  the scheduled  mailing of
               this  proxy   statement/prospectus   and  an   updated   Chaffe &
               Associates Fairness Opinion from Chaffe & Associates within five days of the Closing Date or if Chaffe & Associates is unable or unwilling to update its opinion, an updated Keefe, Bruyette
               Fairness Opinion from Keefe, Bruyette within five days of the Closing Date.

         Most of the conditions to completing the Merger may be waived at any time by the party for whose benefit they were created. Regulatory and shareholder approvals may not be waived, however. Also, the Merger Agreement may be amended or supplemented at any time by written agreement of the parties.
Nevertheless, no waiver, amendment or supplement executed after the Merger Agreement has been approved by First Guaranty shareholders may reduce the Exchange Rate. Also, any material change in the terms of the Merger after the Special Meeting would require a resolicitation of votes from First Guaranty shareholders.

REGULATORY AND OTHER APPROVALS

         Hibernia is a registered bank holding company and is regulated by the Federal Reserve Board. HNB, as a national bank, is regulated by the OCC. The Merger of First Guaranty with and into HNB must be approved by the OCC before it may be completed. The OCC approved the Merger on November 12, 1998 and the approval will expire on November 11, 1999, unless the OCC grants an extension of its approval. The 15-day period during which the Department of Justice may object to the Merger on antitrust grounds has expired.

         The exchange of shares of Hibernia common stock for First Guaranty common stock in the Merger has been registered with the SEC. The transaction will not be registered in any state due to an exemption from state regulation.

BUSINESS PENDING THE MERGER

         The Merger Agreement requires First Guaranty to continue to operate its business in the ordinary course pending the Merger. Among other things, First Guaranty may not, without Hibernia's consent:

         .     create or issue any  additional  shares of  capital  stock or any options or other rights to purchase or acquire  shares of capital stock;
         .     enter into  employment  contracts  with  directors,  officers  or employees or otherwise agree to increase the compensation of such persons, except  in  accordance  with  existing  policy  and past practice in the preceding two years;
         .     pay or agree to pay any bonus or severance  payment to directors,
               officers  or  employees,  except  in  accordance   with  existing
               agreements  or  past  practice, and  further  except  that  First
               Guaranty  may  pay  pro-rated bonuses  to  employees  and  make a contribution to the 401(k) plan of First Guaranty at times and in amounts consistent  with existing policy and past practice in the preceding two years;
         .     enter into  or  substantially  modify any employee benefit plans, except as may be required by applicable law;
         .     amend its Articles of Incorporation or Bylaws;
         .     establish or add additional automatic teller machines or branches or other  banking  offices,  other  than installation  of certain automated teller machines previously agreed to by Hibernia;
         .     make any capital  expenditure(s) in excess of $25,000,  except in the ordinary course of business  consistent  with past practices, with certain exceptions previously agreed to by Hibernia;
         .     merge with any other  company or bank or  liquidate  or otherwise dispose of its assets;
         .     acquire  another  company  or  bank,  except  in connection  with foreclosures of bona fide loan transactions;
         .     make,  declare,  set  aside  or pay  any  dividend  or  make  any distribution  on,  or  directly  or  indirectly  combine, redeem, purchase or otherwise acquire,any shares of First Guaranty common stock,  other  than in a  fiduciary capacity,  except  that First
               Guaranty  may pay any and all dividends  required to be paid with respect to the First Guaranty preferred stock and may pay regular quarterly  dividends  not  to  exceed  $.10  per  share  of First
               Guaranty   common stock per calendar  quarter  pro-rated  through
               the Closing Date; or
         .     dispose  of a  specified  undeveloped  parcel  of land in  Denham
               Springs, Louisiana or take any action to develop a branch office at that site.

First Guaranty may not solicit bids or other transactions that would result in a merger of First Guaranty with an entity other than HNB except in very limited circumstances.

TERMINATION

         Either party may terminate the Merger Agreement prior to the Effective Date for certain reasons. A party may terminate the Merger Agreement for these reasons even after the Merger Agreement and the Merger is approved by First Guaranty shareholders. These reasons include, among others:

         .     a breach by the other party of any  covenant,  representation  or warranty in the Merger Agreement  which cannot be or is not cured within 60 days  after written  notice  of such breach is given to the party committing the breach;
         .     any  application for  any required  federal  or  state regulatory approval is denied,and the time for all appeals of the denial has expired;
         .     the  holders of First  Guaranty common stock fail to approve  the
               Merger at the  Special Meeting;
         .     the Merger is not  consummated by the later to occur of March 31,
               1999 or the Extended Closing Date or any  condition to the Merger cannot  be  satisfied by that  date and will not be waived by the party entitled to waive it;
         .     at any time by the mutual consent of the parties;
         .     by Hibernia,  if the holders of more than 8.9% of the outstanding
               First Guaranty  Stock  exercise  statutory  rights of dissent and appraisal;
         .     by First  Guaranty,  if after March 31, 1998, a material  adverse change occurs in the financial  conditions, results of operation, business or prospect of Hibernia or HNB (excluding changes in law or regulations affecting banking institutions generally);
         .     by Hibernia,  if after March 31, 1998 a material  adverse  change occurs in the financial condition, results of operation, business or  prospects  of First  Guaranty  (excluding  changes in laws or regulations affecting banking institutions generally);
         .     by  Hibernia, if it shall determine in good faith that the Merger
               does  not  qualify  as  a  pooling-of-interests  for   accounting
               purposes; or
         .     by First Guaranty,  if First Guaranty does not receive an updated
               Keefe, Bruyette Fairness Opinion dated within five days of the date of scheduled mailing of this proxy statement/prospectus to its shareholders, and an updated Chaffe & Associates Fairness
               Opinion from Chaffe & Associates  within five days of the Closing
               Date or if Chaffe & Associates is unable or unwilling to update its opinion, an updated Keefe, Bruyette Fairness Opinion from Keefe, Bruyette within five days of the Closing Date.

Certain provisions of the Merger Agreement, including provisions relating to indemnification and confidentiality survive both the Merger and a termination of the Merger Agreement without the Merger having been completed.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         If the conditions to the Merger are met or waived, First Guaranty will be merged with and into HNB on the Effective Date. At that time, First Guaranty will cease to exist as a separate company. HNB will continue to operate as a wholly-owned subsidiary of Hibernia after the Merger and will offer banking services similar to those offered prior to the Merger.

         The Boards of Directors of Hibernia and HNB will not change as a result of the Merger. If you would like more information about the directors of Hibernia, you may request a copy of Hibernia's Annual Report to Shareholders for 1997 and/or its proxy statement for its 1998 annual meeting of shareholders. Both of these documents are incorporated herein by reference. See "AVAILABLE INFORMATION".

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

         If the Merger is completed, all holders of First Guaranty common stock, other than those who exercise and perfect dissenters' rights, will become shareholders of Hibernia. Their rights as shareholders will then be governed by Hibernia's Articles of Incorporation or Bylaws rather than First Guaranty's Articles of Incorporation and Bylaws. The following is a summary of the significant differences between the rights of the First Guaranty shareholders and Hibernia shareholders not described elsewhere in this proxy statement/prospectus.

         Stock. The total number of shares of all classes of stock which Hibernia has authority to issue is four hundred million. Three hundred million shares are designated as Class A Common Stock of no par value and one hundred million shares are designated as Preferred Stock, without par value. The rights, preferences and privileges with respect to shares of preferred stock may be determined by the Hibernia Board of Directors. Consequently, shares of preferred stock could be issued in circumstances in which it would make an attempted acquisition of Hibernia more difficult. Hibernia currently has 2,000,000 shares of preferred stock outstanding. The holders of those preferred shares are entitled to receive dividends on a quarterly basis and would have limited voting rights if the dividends on their stock were not paid for a certain period of time. If those voting rights were triggered, the preferred shareholders may be able to elect a director to the Board of Directors of Hibernia. The total number of shares of all classes of stock which First Guaranty has authority to issue is one hundred million seven hundred thousand. One hundred million shares are designated common stock, $1.00 par value, six hundred thousand shares are designated common stock, $5.00 par value, and one hundred thousand shares are designated preferred stock, $1,000 par value. Of the one hundred thousand shares of preferred stock, 5,000 shares are designated convertible Preferred Stock, Series A, 5,000 shares are designated Preferred Stock, Series B, and the balance of the preferred shares have not been designated by the Board of First Guaranty.

         Liquidity of Stock. First Guaranty's shares of common stock are not traded on a stock exchange or in any established over-the-counter market. Trades occur primarily between individuals at a price mutually agreed upon by the buyer and the seller. Trading in First Guaranty's common stock has been infrequent, and such trades cannot be characterized as constituting an active trading market. The shares of Hibernia common stock, if issued in the Merger, will be registered under applicable securities laws and may therefore be freely resold by persons who are not "affiliates" of First Guaranty of Hibernia. See "PROPOSED MERGER -- Resale of Hibernia common stock." The Hibernia common stock also is listed on the NYSE and actively traded on that exchange. Current quotes of the market price of Hibernia common stock are available from brokerage firms and other securities professionals, as well as other sources, and are published in major newspapers on a daily basis.

         Directors' Qualifications.

         Hibernia maintains certain qualifications for its directors:

         . must be no more than 71 years old at the time they are elected, and must retire at the annual meeting following their having reached that age;
         . they must own at least $1,000 of Hibernia Stock at the time they are first elected as a director; and
         . they may not be affiliated with any business competitor of Hibernia.

         First Guaranty has the following qualifications for its directors:

         .     they must own First Guaranty Stock  with  an aggregate book value
               of $5,000 or an aggregate par value of $1,000, unless waived   by
         . the Louisiana Commissioner of Financial Institutions; and . a majority of the directors must be citizens of domiciliaries of the State of Louisiana.

         Removal of Directors. Shareholders of Hibernia may remove a director for gross negligence or willful misconduct by the vote of a majority of the total voting power and may remove a director without cause by a vote of two-thirds of the total voting power. Directors of First Guaranty may be removed at any time, with or without cause, at any meeting of the shareholders called expressly for that purpose. The affirmative vote of a majority of the issued and outstanding shares of First Guaranty entitled to vote on the matter is required to remove directors of First Guaranty.

         Amendment of Articles and Bylaws. Hibernia's Articles of Incorporation may be amended by a vote of the majority of the voting power present at any meeting called for that purpose. First Guaranty's Articles of Incorporation do not have similar provisions; however, Louisiana law requires the affirmative vote of two-thirds of the voting power present at the meeting at which the amendment is considered.

         The Bylaws of Hibernia may be amended or repealed by a vote of two-thirds of the total voting power outstanding or by a vote of two-thirds of the "continuing directors" of Hibernia, as defined in the Bylaws. A "continuing director" for this purpose is generally a director who was nominated for election by a majority of the existing directors. First Guaranty's Bylaws may be altered, amended, or repealed and new Bylaws may be adopted by the Board, at any meeting of the board at which a quorum is present, by the affirmative vote of a majority of the directors present. Bylaws adopted by the First Guaranty Board will be subject to repeal or change by action of the shareholders at any meeting of the shareholders at which a quorum is present, by the affirmative vote of a majority of the shareholders present.

         Special Meetings of Shareholders. Special meetings of the shareholders of Hibernia may be called by the Chairman of the Board, the President, the Chief Executive Officer, the Treasurer, or the Board of Directors. In addition, shareholders holding one-fifth or more of the total voting power of Hibernia may request a special meeting of the shareholders and, upon receipt of such request, the Secretary of Hibernia is required to call a special meeting of the shareholders. A special meeting of shareholders of First Guaranty may be called at any time by the Chairman of the Board, the President, the Board of Directors, or the holders of one-fifth or more of the total voting power of First Guaranty.

         Shareholder Proposals. Hibernia's Bylaws contain certain provisions expressly allowing shareholders to submit shareholder proposals and to nominate individuals for election as directors under certain circumstances and provided the shareholder complies with all of the conditions set forth in those provisions. First Guaranty's Bylaws contain provisions requiring that shareholders submit shareholder proposals a specified number of days in advance of an annual meeting.

         Vacancy on Board of Directors. Hibernia's Bylaws permit the Board to fill any vacancy on the Board, however created. First Guaranty's Bylaws allow the Board to fill vacancies, however created (including any vacancy resulting from an increase in the size of the Board), subject to the right of the shareholders to fill any vacancy.

         Merger or Consolidation. Hibernia's Articles allow an agreement of merger or consolidation to be approved by a majority vote of the voting shares issued and outstanding, taken at a meeting called for the purpose of such approval. A merger of First Guaranty may be approved by two-thirds of the shares present at the meeting, as long as a quorum is present.

         Dissenting Shareholder's Rights. Louisiana law provides that the shareholders of First Guaranty who object to a merger are entitled to the rights and remedies of dissenting shareholders provided by Louisiana law if a merger is approved by less than 80% of the total shares of First Guaranty Stock outstanding. Louisiana law provides that a shareholders' right to dissent does not exist in the case of shareholders holding shares of any class of stock that are listed on a national securities exchange, such as Hibernia common stock, unless the articles of incorporation of the issuing corporation provide otherwise or the shares of such shareholders are not converted by the merger or consolidation solely into shares of the surviving or new corporation. In that event, a shareholder who votes against a merger would have the right to dissent only if the shareholders authorize the merger by less than 80% of the total voting power.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         As part of the settlement of the Litigation, under the terms of the Settlement Agreement, Mr. Reynolds, among other things, (1) agreed to recommend in this proxy statement/prospectus that the holders of First Guaranty common stock vote in favor of the Merger Agreement and Merger and (2) signed and delivered a non-competition and lock-up agreement in which he agreed to vote his shares of First Guaranty common stock in favor of the Merger Agreement, subject in both cases to Keefe, Bruyette's first issuing and not withdrawing the Keefe, Bruyette Fairness Opinion. Generally, the Litigation against Mr. Reynolds and First Guaranty will be dismissed by Hibernia with prejudice and Hibernia, HNB, Mr. Reynolds and First Guaranty will be prohibited from suing or sponsoring suit against each other and their respective officers, directors, shareholders, investment bankers and agents following the shareholder vote in the Merger.

         In the Merger Agreement, Hibernia has agreed to indemnify officers, directors and employees of First Guaranty for actions arising while they served as officers and/or directors of First Guaranty to the same extent as they would have been indemnified under the Articles of Incorporation and Bylaws of HNB in effect on the Effective Date. Hibernia's aggregate liability for indemnification to those people is limited to $10 million. Also, each officer and director eligible for such indemnification must execute a joinder agreement in which he or she agrees to cooperate with Hibernia in any litigation or proceeding giving rise to a claim of indemnification.

         Hibernia also has agreed to indemnify First Guaranty's officers, directors and certain affiliates against liability under the Securities Act. In particular, Hibernia will provide indemnification if any liability is based on an actual or alleged untrue statement of a material fact (or the actual or alleged omission of a material fact) contained in this proxy statement/prospectus. This indemnification does not apply to statements in the Registration Statement on which Hibernia relied upon information furnished by First Guaranty.

         Stanley Dameron and Hibernia have agreed to an eighteen-month employment agreement at Mr. Dameron's current salary. The agreement also provides for the payment of a bonus to Mr. Dameron to induce him to remain with Hibernia and in partial consideration of his agreement to forego any rights he may have under this change of control employment with First Guaranty.

         Under an agreement between Don W. Ayres, the President and Chief Executive Officer and a Director of First Guaranty, and First Guaranty, Mr. Ayres will be entitled to be paid $250,000 following the Merger if either (1) Hibernia does not continue the employment of Mr. Ayres or (2) Mr. Ayres elects, within 90 days after the Merger, not to continue his employment with Hibernia or HNB.

         Mr. Reynolds has agreed from and after the Effective Date to indemnify Hibernia, HNB and each of their respective subsidiaries, officer, directors and employees against certain liability and payments. Mr. Reynolds' aggregate liability for such indemnification is limited to $1 million.

MATERIAL TAX CONSEQUENCES

         The following is a summary description of the material income tax consequences of the Merger. It is not intended to be a complete description of the federal income tax consequences of the Merger. Tax laws are complex and your individual circumstances may affect the tax consequences to you. In addition, we have not included information about the tax consequences of the Merger under state, local or other tax law. We urge you to consult a tax advisor regarding the tax consequences of the Merger to you.

         The parties must receive the Tax Opinion in order to complete the Merger. The Tax Opinion is included as Appendix G. to this proxy statement/prospectus. We urge you to read the Tax Opinion and to discuss it with your tax and financial advisors so that you will understand the tax consequences of the Merger to your situation.

         The Tax Opinion is based upon representations made by Hibernia and First Guaranty about the terms of the Merger and certain other matters. Based upon the accuracy of those representations and certain other matters described in the Tax Opinion, it concludes that:

         .     the Merger will constitute a reorganization within the meaning of
               Section 368 of the Code; and
         . First Guaranty's shareholders who exchange First Guaranty common stock for Hibernia common stock in the Merger will not recognize gain or loss for federal income tax purposes in that exchange to the extent they receive Hibernia common stock.

See "PROPOSED MERGER - Representations and Warranties; Conditions to the Merger; Waiver".

         If the  Merger  constitutes  a  reorganization  within  the  meaning of
Section 368 of the Code, then:

         . none of First Guaranty, Hibernia or HNB will recognize any gain or loss by reason of the Merger;
         . First Guaranty's shareholders will not recognize any gain or loss for federal income tax purposes to the extent they receive Hibernia common stock in exchange for First Guaranty common stock in the Merger;
         . the tax basis in the Hibernia common stock received in the Merger will be the same as the tax basis in the First Guaranty common stock surrendered in exchange therefor; and
         . the holding period, for federal income tax purposes, for Hibernia common stock received in exchange for First Guaranty common stock will include the period during which the shareholder held the First Guaranty common stock surrendered in the exchange, as long as the First Guaranty common stock was held as a capital asset at the Effective Date.

         Tax laws are complex and the tax consequences to you may be affected by matters that are not discussed in the Tax Opinion. For these reasons, we recommend that you consult your own tax advisor concerning the applicable federal, state and local tax consequences of the Merger to you.

RESALE OF HIBERNIA COMMON STOCK

         The shares of Hibernia common stock that will be exchanged for First Guaranty common stock in the Merger have been registered under the Securities Act. Those shares also must be approved for listing, upon official notice of issuance, on the NYSE as a condition to completing the Merger. Once those shares are listed on the NYSE, shareholders who are not "affiliates" for First Guaranty may freely trade them. The term "affiliate" generally means each person who was an executive officer, director or a 10% shareholder of First Guaranty prior to the Merger.

         Those shareholders who are deemed to be affiliates of First Guaranty may sell their Hibernia common stock only as provided by Rule 145 of the Securities Act, or as otherwise permitted under the Securities Act. Those shareholders may publicly resell Hibernia common stock received by them in the Merger if they register the resale of those shares or they comply with the restrictions of Rule 145, unless they are "affiliates" of Hibernia. If you are or may be an affiliate of First Guaranty, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of Hibernia common stock after the Merger. In addition, shares of Hibernia common stock issued to affiliates of First Guaranty in the Merger will not be transferable until financial results that include at least 30 days of post-Merger combined operations of Hibernia and First Guaranty have been published. This restriction is necessary in order to satisfy certain requirements for pooling-of-interests accounting treatment.

         First Guaranty must identify those persons who may be deemed to be affiliates. Also, First Guaranty must use it best efforts to have each person it identifies as an affiliate deliver to Hibernia a written agreement relating to the transfer restrictions on their Hibernia common stock. In addition, Hibernia will place stop transfer instructions with its transfer agent regarding Hibernia common stock issued to affiliates of First Guaranty to ensure that transfers by those persons comply with Rule 145 and the terms of any applicable affiliate resale agreement with Hibernia.

RIGHTS OF DISSENTING SHAREHOLDERS

         IF YOU OBJECT TO THE MERGER AND DESIRE TO PERFECT DISSENTERS' RIGHTS, YOU WILL LOSE THE RIGHT TO DISSENT FROM THE MERGER IF YOU DO NOT TAKE THE FOLLOWING STEPS TIMELY. IF YOU LOSE YOUR RIGHT TO DISSENT, THE SHARES OF FIRST GUARANTY COMMON STOCK YOU OWN WILL BE CONVERTED INTO THE RIGHT TO RECEIVE HIBERNIA COMMON STOCK AND CASH FOR FRACTIONAL SHARES IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT.

         Because First Guaranty is merging with and into a national bank, each holder of First Guaranty common stock who objects to the Merger is entitled to the rights and remedies of dissenting shareholders under federal banking law provided in 12 U.S.C. ss.215a and Louisiana law provided in La. R.S. 6:376, copies of the relevant portions of which are set forth as Appendix F hereto and should be read in their entirety. Section 215a provides that holders of First Guaranty common stock who vote against the Merger or otherwise give notice in writing at or prior to the Special Meeting that they dissent from the Merger shall be entitled to receive the fair value of their shares held at the Effective Date upon written request at any time before thirty days after the Effective Date. Prior to the Effective Date, dissenting shareholders of First Guaranty should send their written notice to First Guaranty, 400 East Thomas Street, Hammond Louisiana 70401-3320, Attention: Chief Financial Officer. On or within 30 days after the Effective Date, dissenting shareholders of First Guaranty should send such written request to Secretary, Hibernia National Bank, at 313 Carondelet Street, New Orleans, Louisiana, 70130. All such communications should be signed by or on behalf of the dissenting First Guaranty shareholders in the form appearing on their stock certificates.

         Section 215a provides if the Merger is approved by the shareholders and the OCC the value of the shares of any dissenting shareholder will be ascertained, as of the Effective Date, under applicable state law, which in this instance is set forth under Louisiana law in La. R.S. 6:376. If First Guaranty or HNB receive the written requests described in the preceding paragraph from dissenting holders of First Guaranty common stock, HNB will send a notice by registered mail to the dissenting shareholder advising them that the Merger has been completed. If you receive this notice and wish to perfect your dissenters' rights, you must send HNB a written demand for payment of the fair value of your First Guaranty common stock. The demand must be received by HNB within 20 days after the date on which HNB's notice was mailed to you. This demand must state the amount that you are demanding for your shares and a post office address to which HNB may reply to you. You must also deposit the certificate(s) representing your shares of First Guaranty common stock in escrow with a bank or trust company located in Tangipahoa Parish, Louisiana. You must also include with your demand to HNB the written acknowledgement of the bank or trust company that holds your certificate(s) that it is holding the certificate(s) on the sole condition that the certificate(s) will be delivered to HNB upon payment of the value of the shares in accordance with ss.376. The certificate(s) also must be duly endorsed and transferred to HNB.

         YOU MUST DO ALL OF THE THINGS DESCRIBED ABOVE IN ORDER TO PRESERVE YOUR RIGHT TO DISSENT AND TO RECEIVE THE FAIR VALUE OF YOUR SHARES IN CASH. IF YOU DO NOT FOLLOW EACH OF THESE STEPS AS DESCRIBED, YOU WILL HAVE NO RIGHT TO RECEIVE CASH FOR YOUR SHARES.

         If HNB does not agree with the fair value that you demand, or does not agree that payment is due, HNB will notify you within 20 days after it receives your demand and acknowledgement. In that case, HNB's notice to you will include the value HNB is willing to pay for the shares or its belief that no payment is due. If you do not accept the amount offered by HNB, you must file suit against HNB in the state district court for the Parish of Tangipahoa for a judicial determination of the fair cash value of the shares. This suit must be filed within 60 days after you receive HNB's notice. Any shareholder who is entitled to file such a suit may intervene as a plaintiff in any suit filed against HNB by any other former First Guaranty shareholder for a judicial determination of the fair cash value of his shares. This intervention must occur within the 60-day period allowed to the initial shareholder to bring his suit and intervention may not occur thereafter. If you fail to bring or to intervene in such a suit within the applicable 60-day period, you will be deemed to have consented to accept HNB's position in its notice (either that no payment is due or that HNB owes you only the amount specified).

         If a suit is filed and HNB deposits with the court the amount, if any, that it specified in its notice of disagreement, then the costs, excluding legal fees, of the suit will be taxed against the shareholder if the amount finally awarded to him, exclusive of interest or costs, is equal to or less than the amount deposited by HNB. Otherwise, the costs, excluding legal fees, will be taxed against HNB. The same rules apply to interventions in this instance as to the filing of the suit itself.

         If you file a demand for the value of your shares, you will cease to have any rights as a shareholder of First Guaranty or HNB except the rights created by ss.376. You may voluntarily withdraw your demand at any time before HNB gives it notice of disagreement. If you wish to withdraw your demand after that time, you may only do so with the written consent of HNB. If you withdraw your demand or otherwise lose your dissenters' rights under ss.376, your rights as a shareholder will be restored as of the time you filed your demand for fair cash value.

         The amount received by a dissenting shareholder may be more or less than or equal to, the value of the Hibernia common stock received by other First Guaranty shareholders in the Merger.

         A holder of First Guaranty common stock must follow the exact procedure provided in 12 U.S.C. ss.215a and La. R.S. 6:376 in order to properly exercise his or her dissenters' rights and rights of appraisal and avoid waiver of those rights.

     THE FOREGOING SUMMARY OF THE PROVISIONS OF 12 U.S.C. ss.215a AND LA. R.S. 6:376 RELATING TO DISSENTERS' RIGHTS IS NECESSARILY INCOMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EXCERPTS OF SUCH PROVISIONS SET FORTH HEREIN AS APPENDIX F.

         Holders  of First  Guaranty  common  stock  who  exercise  and  perfect dissenters' rights and who receive cash for their shares generally will be subject to federal and state income tax on all or a portion of the amount of cash received. The receipt of cash for shares generally will be treated as a distribution in redemption of the shareholders' stock and, depending on the individual shareholder's circumstances, may be deemed to be a complete termination of interest, resulting in a capital gain or loss to the shareholder. The Tax Opinion attached hereto as Appendix G states that cash payments to dissenting shareholders are not exempt from federal or state income tax. Shareholders desiring to dissent from the Merger are urged to consult their tax advisors with regard to the tax implications to them of exercising dissenters' rights.

         Hibernia has the right to terminate the Merger Agreement if the number of shares of First Guaranty common stock as to which holders are legally entitled to assert dissenters' rights constitutes 8.9% or more of the outstanding shares of First Guaranty Stock. See "THE PROPOSED MERGER - Amendment; Termination".

ACCOUNTING TREATMENT

         Hibernia intends to account for the Merger as a pooling-of-interests. In order for the Merger to qualify for pooling-of-interests accounting treatment, among other things, 91.1% or more of the outstanding First Guaranty common stock must be exchanged for Hibernia common stock. Also, in order for the pooling-of-interests accounting method to apply, "affiliates" of First Guaranty cannot sell, transfer, pledge or otherwise alienate or encumber any shares of Hibernia common stock received in the Merger until the results of at least 30 days of post-Merger combined operations of First Guaranty and Hibernia have been published. Persons believed by First Guaranty to be "affiliates" have agreed to comply with these restrictions.

         First Guaranty has agreed to use its best efforts to permit the transaction to be accounted for as a pooling-of-interests. Hibernia is not obligated to consummate the Merger if the Merger does not qualify for pooling-of-interests accounting treatment under these circumstances.


                        CERTAIN REGULATORY CONSIDERATIONS


GENERAL

         Hibernia is regulated and supervised by the Federal Reserve Board. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares of substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. Bank holding companies also generally are prohibited under the BHCA from engaging in non-banking activities, with specific exceptions.

         Hibernia's national banking subsidiary is regulated, supervised and examined by the OCC. Hibernia's banking subsidiary also is subject to various requirements and restrictions under federal and state law, including:

         .     requirements  to  maintain   reserves  against  deposits;
         . restrictions on the types and amounts of loans that may be made; . restrictions on the interest that may be charged on loans; and
               limitations on the types of investment that may be made and the types of services that may be offered.

         Various consumer laws and regulations also affect the operations of HNB. Commercial banks such as HNB also are affected by the Federal Reserve Board's attempts to control the money supply and credit availability in order to influence the economy.

PAYMENT OF DIVIDENDS

         Hibernia derives substantially all of its income from the payment of dividends by its banking subsidiary. The ability of its banking subsidiary to pay dividends affects Hibernia's ability to pay dividends to its shareholders. Various statutory restrictions apply to HNB's ability to pay dividends to Hibernia. As of December 31, 1998, Hibernia's banking subsidiary had approximately $212 million, plus retained earnings through the dividend declaration date, available to pay dividends to Hibernia.

         The OCC may prohibit a national bank from engaging in an unsafe or unsound practice. The OCC has indicated that it generally would be an unsafe and unsound practice to pay dividends if the payment of the dividend would deplete a bank's capital to an inadequate level. HNB's ability to pay dividends in the future is influenced by bank regulatory policies or agreements and by capital guidelines. The level of this influence could increase in the future. Additional information on this topic is available in some of the documents that are incorporated by reference herein. See "AVAILABLE INFORMATION".

         The Federal Reserve Board maintains a policy that requires bank holding companies to serve as a source of strength for their subsidiary banks. In furtherance of this policy, the Federal Reserve has stated that a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition.

RESTRICTIONS ON EXTENSIONS OF CREDIT

         Federal law restricts HNB's ability to:

         .     extend credit to affiliates, including Hibernia;
         .     purchase assets of its affiliates;
         .     issue a guarantee, acceptance  or  letter  of  credit  on  behalf of its affiliates, including an endorsement or standby letter of credit; or
         .     purchase or invest in  the  stock or  securities  of an affiliate or to take that stock or securities as collateral for loans to any borrower.

         Extensions of credit and issuances to affiliates generally must be secured by eligible collateral. In addition, all such transactions with a single affiliate generally are limited to 10% of HNB's capital and surplus and all such transactions with affiliates may not exceed 20% of HNB's capital and surplus.

         Hibernia's banking subsidiary also is limited in the aggregate amount that may be loaned to a single borrower or a group of borrowers that are deemed to be affiliated with each other for purposes of these rules.
These loans are limited to 15% of HNB's capital and surplus.

         The limitations described above in this section apply to all national banks.



                         PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma combined balance sheet of Hibernia as of December 31, 1998 and income statements of Hibernia for the years ended December 31, 1998, 1997 and 1996 give effect to the pending merger with First Guaranty. The statements also assume that the Merger is accounted for as a pooling-of-interests. The pro forma combined balance sheet treats the Merger as if it occurred on December 31, 1998; the pro forma combined income statements treat the Merger as if it had occurred on January 1, 1996.

         The information for the years ended December 31, 1998, 1997 and 1996, in the column entitled "Hibernia Corporation" is summarized from the consolidated financial statements of Hibernia contained in Hibernia's Annual Report on From 10-K for the year ended December 31, 1998.

         The information contained in the column entitled "First Guaranty" is based on the financial statements and related notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations of First Guaranty contained elsewhere in this proxy statement/prospectus. We encourage you to read this column in conjunction with the other financial information about First Guaranty contained in this proxy statement/prospectus.

         The Pro Forma Financial Statements are presented for information purposes only. The results shown in them are not necessarily indicative of the actual results that might have occurred if the Merger had been completed on January 1, 1996. Also, they are not necessarily indicative of results that might be achieved in the future if the Merger is completed.

PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

         The following unaudited combined balance sheet combines the balance sheets of Hibernia and First Guaranty as if the Merger had been effective on December 31, 1998. You should read this balance sheet in conjunction with the financial statements and related notes of Hibernia, which are contained in Hibernia's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference, and the December 31, 1998 financial statements and related notes of First Guaranty, which are included elsewhere in this proxy statement/prospectus.


PRO FORMA COMBINED BALANCE SHEET
Hibernia Corporation and Subsidiaries
December 31, 1998
-------------------------------------------------------------------------------------------------------------------------
                                                                        FIRST            PRO            PRO FORMA
                                                  HIBERNIA            GUARANTY          FORMA            HIBERNIA
Unaudited ($ in thousands)                      CORPORATION             BANK         ADJUSTMENTS       CORPORATION
-------------------------------------------------------------------------------------------------------------------------
ASSETS

  Cash and due from banks                       $   555,756            $ 19,895                        $   575,651
  Short-term investments                            350,132                   -       ($2,060) (A)         348,072
  Securities available for sa                     2,676,311               2,714        64,280  (B)       2,743,305
  Securities held to maturity                             -              64,192       (64,192) (B)           -
  Loans, net of unearned inco                    10,006,182             153,324                         10,159,506
      Reserve for possible loan losses             (127,976)             (1,869)                          (129,845)
-------------------------------------------------------------------------------------------------------------------------
          Loans, net                              9,878,206             151,455             -           10,029,661
-------------------------------------------------------------------------------------------------------------------------
  Bank premises and equipment                       187,978               4,647                            192,625
  Customers' acceptance liability                       331                   -                                331
  Goodwill                                          138,393                   -                            138,393
  Other intangible assets                            40,761                   -                             40,761
  Other assets                                      183,663               2,426           (31) (B)         186,058
-------------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS                                $14,011,531            $245,329       ($2,003)         $14,254,857
=========================================================================================================================

LIABILITIES
  Deposits:
      Demand, noninterest-bearing               $ 2,026,219            $ 42,603                        $ 2,068,822
      Interest-bearing                            8,576,787             181,104                          8,757,891
-------------------------------------------------------------------------------------------------------------------------
          Total Deposits                         10,603,006             223,707                         10,826,713
-------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                           1,134,136                   -                          1,134,136
  Liability on acceptances                              331                   -                                331
  Other liabilities                                 150,268               2,246                            152,514
  Debt                                              805,689                   -                            805,689
-------------------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES                            12,693,430             225,953             -           12,919,383
-------------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
  Preferred Stock                                   100,000               2,000       ($2,000) (A)         100,000
  Common Stock                                      300,289               4,989         2,732  (C)         308,010
  Surplus                                           407,436               9,270        (2,732) (C)         413,974
  Retained earnings                                 521,016               3,125           (60) (A)         524,081
  Unrealized gains (losses) on
      securities available for sale                  27,111                  (8)           57  (B)          27,160
  Unearned compensation                             (37,751)                  -                            (37,751)
-------------------------------------------------------------------------------------------------------------------------
    TOTAL SHAREHOLDERS' EQUITY                    1,318,101              19,376        (2,003)           1,335,474
-------------------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $14,011,531            $245,329       ($2,003)         $14,254,857
=========================================================================================================================
----------
See notes to Pro Forma Combined Balance Sheet.

HIBERNIA CORPORATION
NOTES TO PRO FORMA COMBINED BALANCE SHEET
September 30, 1998



         A. Hibernia plans to redeem all outstanding First Guaranty preferred stock, with a par value of $1,000 per share, at a redemption price of $1,030 per share plus any accrued and unpaid dividends thereon. Based upon the 2,000 shares of First Guaranty preferred stock outstanding, Hibernia's total cash payment would be $2,060,000.

         B. In accordance with Hibernia's investment policies, securities of $64,192,000 with a market value of $64,280,000 classified as held to maturity by First Guaranty, will be reclassified by Hibernia as securities available for sale. The impact on equity of this mark-to-market, net of tax, is $57,000.

         C. Based upon an assumed Exchange Rate of 1.33 shares of Hibernia common stock for each share of First Guaranty common stock, Hibernia plans to issue approximately 4,021,500 shares of Hibernia common stock in the Merger. At an assumed market value of $16.00, this results in an aggregate market value for the shares to be issued in the Merger of approximately $64,344,000. The stated value of the Hibernia common stock is $1.92 per share.

In accordance with the pooling-of-interests accounting method, the historical equities of the merged companies are combined for purposes of this pro forma combined balance sheet.

PRO FORMA COMBINED INCOME STATEMENTS (UNAUDITED)

         The following unaudited pro forma combined income statements for the years ended December 31, 1998, 1997 and 1996 combine the income statements of Hibernia and First Guaranty as if the Merger had occurred on January 1, 1996. We encourage you to read the pro forma income statements in conjunction with Hibernia's consolidated financial statements and notes contained in its Annual Report for 1998, which is incorporated by reference into this proxy statement/prospectus, and the financial statements and related notes for the years ended December 31, 1998 and 1997 for First Guaranty contained elsewhere herein. The costs associated with the Merger, estimated to be $831,000, will be accounted for as a current period expense when incurred.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
December 31, 1998
------------------------------------------------------------------------------------------------------
                                                                           FIRST         PRO FORMA
                                                      HIBERNIA            GUARANTY        HIBERNIA
Unaudited ($ in thousands, except per share data)   CORPORATION            BANK         CORPORATION
------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans                      $   779,401          $  14,746      $   794,147
    Interest on securities available for sale           160,379              4,079          164,458
    Interest on securities held to maturity                   -                  -                -
    Interest on short-term investments                   13,942                353           14,295
------------------------------------------------------------------------------------------------------
        Total interest income                           953,722             19,178          972,900
------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits                                343,174              7,905          351,079
    Interest on short-term borrowings                    40,238                 91           40,329
    Interest on debt                                     39,776                  -           39,776
------------------------------------------------------------------------------------------------------
        Total interest expense                          423,188              7,996          431,184
------------------------------------------------------------------------------------------------------
Net interest income                                     530,534             11,182          541,716
    Provision for possible loan losses                   26,000                475           26,475
------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses                             504,534             10,707          515,241
------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits                          85,567              1,707           87,274
    Trust fees                                           16,678                  3           16,681
    Retail investment service fees                       17,231                  -           17,231
    Mortgage loan origination and servicing fees         15,235                  -           15,235
    Other service, collection and exchange charges       28,446                498           28,944
    Other operating income                               16,100                249           16,349
    Securities gains (losses), net                        5,678                 (3)           5,675
------------------------------------------------------------------------------------------------------
        Total noninterest income                        184,935              2,454          187,389
------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits                      207,132              3,223          210,355
    Occupancy expense, net                               33,923                757           34,680
    Equipment expense                                    30,584                683           31,267
    Data processing expense                              28,808                 21           28,829
    Advertising and promotional expense                  14,991                111           15,102
    Foreclosed property expense, net                       (999)                93             (906)
    Amortization of intangibles                          16,715                  -           16,715
    Other operating expense                              85,430              3,122           88,552
------------------------------------------------------------------------------------------------------
        Total noninterest expense                       416,584              8,010          424,594
------------------------------------------------------------------------------------------------------
Income before income taxes                              272,885              5,151          278,036
Income tax expense                                       94,256              1,750           96,006
------------------------------------------------------------------------------------------------------
Income from continuing operations                   $   178,629          $   3,401      $   182,030
======================================================================================================

Income from continuing operations
    applicable to common shareholders               $   171,729          $   3,401      $   175,130
======================================================================================================

Pro forma weighted average common shares            153,718,782          4,021,517      157,740,299
======================================================================================================

Pro forma weighted average common
    shares - assuming dilution                      156,165,470          4,021,517      160,186,987
======================================================================================================

Pro forma income per common share from
    continuing operations (A)                       $      1.12                         $      1.11
======================================================================================================

Pro forma income per common share from
    continuing operations - assuming dilution       $      1.10                         $      1.09
======================================================================================================
----------
See notes to Pro Forma Combined Income Statements.


HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
December 31, 1997
------------------------------------------------------------------------------------------------------
                                                                            FIRST          PRO FORMA
                                                      HIBERNIA             GUARANTY         HIBERNIA
Unaudited ($ in thousands, except per share data)    CORPORATION             BANK         CORPORATION
------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans                      $   653,260           $  13,474      $   666,734
    Interest on securities available for sale           171,667               3,478          175,145
    Interest on securities held to maturity                   -                   -                -
    Interest on short-term investments                   17,131                 409           17,540
------------------------------------------------------------------------------------------------------
        Total interest income                           842,058              17,361          859,419
------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits                                323,247               6,799          330,046
    Interest on short-term borrowings                    31,189                 134           31,323
    Interest on debt                                      5,586                   -            5,586
------------------------------------------------------------------------------------------------------
        Total interest expense                          360,022               6,933          366,955
------------------------------------------------------------------------------------------------------
Net interest income                                     482,036              10,428          492,464
    Provision for possible loan losses                    3,148                 300            3,448
------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses                             478,888              10,128          489,016
------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits                          78,132               1,732           79,864
    Trust fees                                           15,519                  13           15,532
    Retail investment service fees                       12,070                   -
    Mortgage loan origination and servicing fees          9,642                   -
    Other service, collection and exchange charges       22,636                 461           23,097
    Other operating income                               13,273                 256           13,529
    Securities gains (losses), net                        2,725                   -            2,725
------------------------------------------------------------------------------------------------------
        Total noninterest income                        153,997               2,462          134,747
------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits                      203,044               3,315          206,359
    Occupancy expense, net                               33,956                 795           34,751
    Equipment expense                                    30,808                 706           31,514
    Data processing expense                              26,181                  23           26,204
    Advertising and promotional expense                  15,634                 122
    Foreclosed property expense, net                     (3,235)                132           (3,103)
    Amortization of intangibles                          14,593                   -           14,593
    Other operating expense                              88,273               2,744           91,017
------------------------------------------------------------------------------------------------------
        Total noninterest expense                       409,254               7,837          401,335
------------------------------------------------------------------------------------------------------
Income before income taxes                              223,631               4,753          222,428
Income tax expense                                       78,835               1,387           80,222
------------------------------------------------------------------------------------------------------
Income from continuing operations                   $   144,796           $   3,366      $   142,206
======================================================================================================

Income from continuing operations
    applicable to common shareholders               $   137,896           $   3,366      $   141,262
=======================================================================================================

Pro forma weighted average common shares            152,873,513           4,021,517      156,895,030
=======================================================================================================

Pro forma weighted average common
    shares - assuming dilution                      155,403,644           4,021,517      159,425,161
=======================================================================================================

Pro forma income per common share from
    continuing operations (A)                       $      0.90                          $      0.90
=======================================================================================================

Pro forma income per common share from
    continuing operations - assuming dilution       $      0.89                          $      0.89
=======================================================================================================
----------
See notes to Pro Forma Combined Income Statements.


HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
December 31, 1996
------------------------------------------------------------------------------------------------------
                                                                           FIRST         PRO FORMA
                                                      HIBERNIA            GUARANTY        HIBERNIA
Unaudited ($ in thousands, except per share data)   CORPORATION             BANK        CORPORATION
------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans                      $   535,016          $  12,601      $   547,617
    Interest on securities available for sale           173,601              2,610          176,211
    Interest on securities held to maturity                   -                  -                -
    Interest on short-term investments                   13,481                742           14,223
------------------------------------------------------------------------------------------------------
        Total interest income                           722,098             15,953          738,051
------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits                                281,973              6,125          288,098
    Interest on short-term borrowings                    15,887                  1           15,888
    Interest on debt                                      1,969                  -            1,969
------------------------------------------------------------------------------------------------------
        Total interest expense                          299,829              6,126          305,955
------------------------------------------------------------------------------------------------------
Net interest income                                     422,269              9,827          432,096
    Provision for possible loan losses                  (12,127)               325          (11,802)
------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses                             434,396              9,502          443,898
------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits                          64,982              1,646           66,628
    Trust fees                                           14,055                  6           14,061
    Retail investment service fees                        8,659                  -            8,659
    Mortgage loan origination and servicing fees          8,131                  -            8,131
    Other service, collection and exchange charges       18,898                569           19,467
    Gain on sale of business lines                          517                  -              517
    Other operating income                               10,611                272           10,883
    Securities gains (losses), net                       (5,152)                 -           (5,152)
------------------------------------------------------------------------------------------------------
        Total noninterest income                        120,701              2,493          123,194
------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits                      181,138              3,016          184,154
    Occupancy expense, net                               30,244                725           30,969
    Equipment expense                                    31,723                533           32,256
    Data processing expense                              22,813                 61           22,874
    Advertising and promotional expense                  10,907                124           11,031
    Foreclosed property expense, net                     (1,786)               184           (1,602)
    Amortization of intangibles                           7,791                  -            7,791
    Other operating expense                              76,985              2,723           79,708
------------------------------------------------------------------------------------------------------
        Total noninterest expense                       359,815              7,366          367,181
------------------------------------------------------------------------------------------------------
Income before income taxes                              195,282              4,629          199,911
Income tax expense                                       67,389              1,328           68,717
------------------------------------------------------------------------------------------------------
Income from continuing operations                   $   127,893          $   3,301      $   131,194
======================================================================================================

Income from continuing operations
    applicable to common shareholders               $   126,153          $   3,301      $   129,454
======================================================================================================

Pro forma weighted average common shares            152,238,818          4,021,517      156,260,335
======================================================================================================

Pro forma income per common share
    assuming dilution                               153,736,922          4,021,517      157,758,439
======================================================================================================

Pro forma income per common share from
    continuing operations (A)                       $      0.83                         $      0.83
======================================================================================================

Pro forma income per common share from
    continuing operations - assuming dilution       $      0.82                         $      0.82
======================================================================================================
----------
See notes to Pro Forma Combined Income Statements.

HIBERNIA CORPORATION
NOTES TO PRO FORMA COMBINED INCOME STATEMENTS


         A. Hibernia expects to achieve savings in the Merger by reducing operating costs. Most of these savings will occur when certain operations of the two companies are consolidated. The extent of any savings will depend, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and other external factors. There can be no assurance that any such savings will be realized. We have not adjusted the unaudited pro forma financial statement to reflect any anticipated costs savings.

                  CERTAIN INFORMATION CONCERNING FIRST GUARANTY


PRINCIPAL BUSINESS

         First Guaranty was organized on March 6, 1934 as a Louisiana banking corporation. Although its deposits are insured by the FDIC, First Guaranty is not a member of the Federal Reserve. At December 31, 1998, First Guaranty had total assets of approximately $245 million, total deposits of approximately $224 million and total shareholders' equity of approximately $19.3 million. First Guaranty is domiciled in Hammond, Louisiana and its principal executive offices are located at 400 East Thomas Street, Hammond, Louisiana 70401-3320 and its telephone number is (504) 375-0300. First Guaranty currently operates two full-service facilities in Hammond, Louisiana and four additional banking centers in Amite, Independence, Kentwood and Ponchatoula, Louisiana.

         First Guaranty conducts general commercial banking business throughout Tangipahoa Parish. Its services include furnishing deposit products, including demand deposits, time deposits, and savings accounts; consumer and commercial lending; mortgage loan origination; issuance of credit cards; and retail banking services.

         The deposit services are delivered through six banking centers that provide walk-in and drive-through teller services and also through twelve automated proprietary teller machines (ATM's), as well as regional and national ATM networks. Loan products are delivered through all six banking centers.

         First Guaranty is extensively regulated under both federal and state laws. To the extent the following information describes particular statutory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable law or regulation could have a material effect on the business and prospects of First Guaranty.

         Both federal and state laws extensively regulate various aspects of the banking industry, including requirements regarding the maintenance of reserve against deposits, limitations on the rates that can be charged on loans and restrictions on the nature and amounts of loans and investments that can be made.

         As a state bank, First Guaranty is subject to the supervisory authority of the Louisiana Commissioner of Financial Institutions, whose office conducts periodic examinations of First Guaranty. As a federally-insured bank First Guaranty also is subject to supervision and regulation by the Federal Deposit Insurance Corporation. This regulation is intended primarily to protect First Guaranty's creditors and depositors rather than First Guaranty's shareholders.

COMPETITION

         First Guaranty has a main office and one banking center in Hammond and banking centers elsewhere in Tangipahoa Parish. Its main competitors are Deposit Guaranty, Hancock Bank and Central Progressive Bank.

         First Guaranty competes actively with national and state banks in southeastern Louisiana for all types of loans and deposits. In addition, First Guaranty competes for funds with savings and loan associations, the U.S. Government, credit unions, and other financial service companies. It competes for loans with other financial service institutions, such as savings and loan associations, insurance companies, small loan companies, credit union, mortgage companies and certain government agencies.

SEASONALITY OF BUSINESS AND CUSTOMERS

         First Guaranty's deposits represent a cross-section of the area's economy. There is no material concentration of deposits from any single customer or group of customers except that deposits held for public entities constitute approximately 30% of First Guaranty's depositors. No significant portion of First Guaranty's loans is concentrated within a single industry or group of related industries.

         Historically, the business of First Guaranty has not been seasonal in nature and management of First Guaranty does not anticipate any seasonal trends in the future. First Guaranty does not rely on foreign sources of funds or income.

EMPLOYEES

         First Guaranty has approximately 98 full-time equivalent employees.

PROPERTIES

         The principal properties of First Guaranty are its main office located at 400 East Thomas Street, Hammond, Louisiana 70401-3320, and five additional banking centers in Amite, Hammond, Independence, Kentwood and Ponchatoula, Louisiana - all of which are owned and occupied exclusively by First Guaranty. Management believes its buildings and premises, taken as a whole, are in good condition in all material respects, subject to ordinary wear and tear.

LITIGATION AND SETTLEMENT AGREEMENT

         On September 22, 1998, Hibernia and HNB initiated the Litigation against First Guaranty and Mr. Reynolds alleging that First Guaranty had engaged in actions constituting an anticipatory breach of the Merger Agreement and alleging that Mr. Reynolds had engaged in actions constituting tortious interference with contractual relations. Hibernia and HNB requested that the court issue a preliminary and permanent injunction requiring First Guaranty and Mr. Reynolds (1) to perform specifically First Guaranty's obligations under the Merger Agreement, (2) to cease and desist further conduct undermining or likely to undermine the completion of the Merger, and (3) to employ their best efforts to assure that all actions necessary to complete the Merger were conducted in a timely fashion. First Guaranty and Mr. Reynolds filed an answer denying the allegations of Hibernia and HNB.

         On December 30, 1998, Hibernia, HNB, First Guaranty and Mr. Reynolds signed the Settlement Agreement, a copy of which is attached to this proxy statement/prospectus as Appendix B. In the Settlement Agreement, the parties agreed, among other things, as follows:

               First Guaranty  agreed to retain Keefe,  Bruyette,  at Hibernia's expense, to undertake to provide to the Board of Directors and shareholders of First Guaranty an opinion as to whether the Merger Consideration is fair, from a financial point of view, to the holders of First Guaranty common stock. A copy of the Keefe, Bruyette Fairness Opinion to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of First Guaranty common stock is attached to this proxy statement/prospectus as Appendix D. See "PROPOSED MERGER - Opinions of Other Financial Advisors".

               Hibernia  agreed to  reimburse  First  Guaranty for all costs and expenses billed to it by Keefe, Bruyette, including (without limitation) any indemnification obligations of First Guaranty to Keefe, Bruyette, other than indemnity obligations resulting from claims or lawsuits against Keefe, Bruyette brought or funded by First Guaranty or any of its officers or directors.

               First  Guaranty  agreed to allow  National  Capital to  determine whether it could deliver an opinion that the Merger Consideration is fair, from a financial point of view, to the holders of First Guaranty common stock. A copy of the National Capital Fairness Opinion to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of First Guaranty common stock is attached to this proxy statement/prospectus as Appendix
              E. See "PROPOSED MERGER - Opinions of Other Financial Advisors".

               First  Guaranty  agreed to invite  Keefe,  Bruyette  and National
              Capital to make a presentation to its Board of Directors with respect to the fairness of the Merger Consideration, from a financial point of view, to the holders of First Guaranty common stock and to invite Stephen A. Hansel, President and Chief Executive Officer of Hibernia, to that meeting to address the Board of Directors of First Guaranty regarding the Merger.

               First Guaranty waived compliance with the condition to completion of the Merger that First Guaranty receive a letter from Chaffe & Associates dated within five days of the date of this proxy statement/prospectus to the effect that the terms of the Merger are fair to its shareholders, from a financial point of view, and agreed to accept the opinion of Keefe, Bruyette dated within five days of the date of this proxy statement/prospectus to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of First Guaranty common stock.

               The parties  agreed to include the Chaffe &  Associates  Fairness
              Opinion, the Keefe, Bruyette Fairness Opinion and the National Capital Fairness Opinion in this proxy statement/prospectus.

               First  Guaranty  agreed that if Chaffe & Associates  is unable or unwilling to update the Chaffe & Associates Fairness Opinion to a date within five days of the Closing Date, then First Guaranty will accept an update by Keefe, Bruyette of the Keefe, Bruyette Fairness Opinion in satisfaction of the requirement in the Merger Agreement that First Guaranty receive an update of the Chaffe & Associates Fairness Opinion as of a date within five days of the Closing Date.

               If the First Guaranty  shareholders  approve the Merger Agreement at the Special Meeting, Hibernia promptly will dismiss the Litigation with prejudice, and the parties agreed not to make a claim against or sue or sponsor any claim or lawsuit against each other and their officers, directors, investment bankers, shareholders or agents except for (1) claims against Hibernia arising out of Hibernia's indemnification and expense advancement obligations under the Merger Agreement or (2) claims against Mr. Reynolds arising under his indemnification obligations in favor of Hibernia under the Merger Agreement or (3) claims against First Guaranty or Hibernia for breach of their respective obligation to complete the Merger upon satisfaction or waiver, as provided in the Merger Agreement, of all conditions to that obligation.

               If the First  Guaranty  shareholders  fail to approve  the Merger
              Agreement by the later to occur of March 31, 1999 or the Extended Shareholder Meeting Date, then First Guaranty may terminate the Merger Agreement, Hibernia will dismiss the Litigation with prejudice upon the termination of the Merger Agreement and the parties agree not to make a claim against or sue or sponsor any claims or lawsuit against each other or their officers, directors, investment bankers, shareholders or agents except for (1) claims against Hibernia under its indemnification obligation under
              Section 11.2 of the Merger Agreement or (2) claims for breaches of the confidentiality provision of the Merger Agreement or (3) claims for the violation of the federal proxy rules applicable to the solicitation of proxies in connection with the Special Meeting.

               Mr. Reynolds agreed that if Keefe, Bruyette does not withdraw the
              Keefe, Bruyette Fairness Opinion before the Special Meeting, then Mr. Reynolds will (1) vote 966,096 shares of First Guaranty common stock (31.6% of the issued and outstanding shares of First Guaranty common stock) owned by him at the Special Meeting in favor of the Merger Agreement and the Merger and (2) recommend in this proxy statement/prospectus that the other holders of First Guaranty common stock vote at the Special Meeting in favor of the Merger Agreement and the Merger.

               All directors and shareholders of First Guaranty,  other than Mr.
              Reynolds, are free to vote their shares and communicate their views with respect to the Merger Agreement, as they see fit.

               First Guaranty  agreed to send a letter to the directors of First
              Guaranty, other than Mr. Reynolds, requesting that such directors contractually obligate themselves to vote in favor of the Merger Agreement and Merger. As of the date of this proxy statement/prospectus, all 13 other directors owning an aggregate of 501,691 shares of First Guaranty common stock, 16.4% of the issued and outstanding shares) have declined to do so and have indicated to First Guaranty their intention to vote their shares against the Merger Agreement and the Merger.

               First  Guaranty  and  Hibernia  agreed to extend the date for the completion of the Merger to the later to occur of March 31, 1999 or the Extended Closing Date and further agreed that either First Guaranty or Hibernia may terminate the Merger Agreement after such date.

OTHER LEGAL PROCEEDINGS

         The FDIC issued on April 30, 1996, under Section 8(e) of the Federal Deposit Insurance Act, a Notice of Intention to Remove and Prohibit from Further Participation (the "Notice") naming among the respondents the chief financial officer of First Guaranty and certain of its former officers (the "Section 8 Proceedings"). The Notice alleges a variety of acts of the respondents during 1991 and 1992 alleged to constitute violations of law and of safe and sound banking practices and seeks the removal from office of First Guaranty's chief financial officer and prohibition of all respondents from further participation in the affairs of First Guaranty and any other insured depository institution. Allegations include causing First Guaranty to expend funds on speculative enterprises, improperly exposing First Guaranty to potential liability, causing or permitting First Guaranty to make speculative extensions of credit, filing incomplete or misleading Quarterly Reports and otherwise misleading the FDIC. An evidentiary hearing before an administrative law judge was held in October 1997. In August 1998, the presiding administrative law judge issued a recommended decision against the respondents. First Guaranty itself is not a party to these proceedings, but it would be obligated to indemnify certain of the respondents against reasonable expenses incurred by them in successfully defending themselves in those proceedings.

         Under applicable law and its Articles of Incorporation and Bylaws, First Guaranty is obligated to indemnify its current and former officers and directors against reasonable expenses incurred by them in defense of proceedings to which they are parties by reason of having been officers or directors of First Guaranty if they are successful in defense of such proceedings. In addition, First Guaranty has discretionary authority in certain other circumstances to indemnify its officers and directors and to advance them their reasonable expenses in defending such proceedings before a final determination is made as to their entitlement to indemnification. First Guaranty has not been advised as to the likelihood of success of the respondents in the Section 8 Proceedings and also is unable to estimate with any precision the likely total of potentially indemnifiable expenses in connection with those Section 8 Proceedings, but is advised that they currently total in excess of $500,000.

         First Guaranty also is subject to various other legal proceedings in the normal course of business. It is management's belief that the ultimate resolution for such other claims arising in the normal course of business will not have a material adverse effect on First Guaranty's financial position or results of operations.

STOCK PRICES AND DIVIDENDS

         First Guaranty's shares of common stock are not traded on a stock exchange or in any established over-the-counter market. Trades occur primarily between individuals at a price mutually agreed upon by the buyer and seller. Trading in First Guaranty's common stock has been infrequent, and such trades cannot be characterized as constituting an active trading market. Based on information recorded in First Guaranty's Stock Transfer Agent records, management believes that approximately 385,322 shares of First Guaranty's common stock were traded during the 12-month period ended December 31, 1998. However, a majority of the outstanding shares of common stock currently are controlled by First Guaranty's directors, officer and their affiliates. No assurance can be given that an active trading market for the common stock will develop. First Guaranty has no present intention to list its common stock on NASDAQ or any other exchange.

         The following table presents information regarding the trading range of First Guaranty's shares of common stock for the previous eleven fiscal quarters, as reflected in the stock transfer agent records maintained by First Guaranty, and dividends paid on those shares for those same periods. Transactions not reflected on the stock transfer agent records, if any, are not included in the table below.




                               1998                            1997                             1996
                     High       Low        Dividends   High      Low    Dividends        High      Low     Dividends

-------------------- ------------------------------ -------------------------------- --------------------------------
March 31             $11.00     $11.00     $ .10       $12.50    $ 8.50   $   .10        $  8.33   $8.33   $   .07
June 30                --         --         .10        10.50      8.50       .10           8.33    8.33       .07
September 30           --         --         .10        11.00     10.50       .10           8.67    8.33       .10
December 31            --         --         .10        11.00     10.50       .10           8.67    8.67       .10
-------------------- ------------------------------ -------------------------------- --------------------------------

         On the Record Date, there were ____ shareholders of record of First Guaranty's Common Stock.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth as of the Record Date certain information with respect to the beneficial ownership as defined in Rule 13d-3 of the Exchange Act for each person who is the beneficial owner of more than five percent of the First Guaranty common stock.

-------------------------- -------------------------------- --------------------
NAME AND ADDRESS            AMOUNT OF BENEFICIAL OWNERSHIP     PERCENT OF CLASS
-------------------------- -------------------------------- --------------------

Douglas V. Reynolds
2450 First Avenue                   225,000                                7.4%
Huntington, WV    25703

Marshall T. Reynolds
2450 First Avenue                   966,096                               31.6%
Huntington, WV    25703

Robert L. Shell, Jr.
5 Nichols Drive                     293,748 (*)                            9.6%
Barboursville, WV 25504

--------------------------------------------------------------------------------

         (*) Includes 14,000 shares owned by Mr. Shell's wife, who exercises sole voting and investment power over such shares; 124,474 shares held in trust for his father and 8,600 shares held by Mr. Shell as custodian for certain of his grandchildren, as to all of which Mr. Shell exercises sole voting and investment power.

         The following table shows the number of shares of First Guaranty common stock beneficially owned by each director and named executive officer, and all of the directors and executive officers of First Guaranty as a group, as of the Record Date. Except as otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

-------------------------- ---------------------------------- ------------------
NAME                          AMOUNT OF BENEFICIAL OWNERSHIP    PERCENT OF CLASS
-------------------------- ---------------------------------- ------------------
Directors:
F. Fanancy Anzalone, M.D.          333                                      *
Don W. Ayres                       300                                      *
Anthony J. Berner, Jr.           1,500                                      *
Robert H. Beymer                93,629 (1)                                 3.0%
R. Collins Bonicard             27,000                                      *
Charles Brister                  3,000 (2)                                  *
Mary Ann Cefalu                 26,325                                      *
Andrew Gasaway, Jr.              6,939                                      *
William K. Hood                 29,115 (3)                                  *
Edwin L. Hoover, Jr.             1,277                                      *
Marshall T. Reynolds           966,096                                    31.6%
Nicholas A. Saladino             7,500                                      *
Sam P. Scelfo, Jr.               1,800                                      *
Robert L. Shell, Jr.           293,748 (4)                                 9.6%
NAMED EXECUTIVE OFFICERS:

Stanley M. Dameron                 525                                      *

Michael D. Landry                8,250                                      *

ALL DIRECTORS AND EXECUTIVE OFFICERS
AS A GROUP                   1,467,787                                    48.0%
(16 PERSONS)
--------------------------------------------------------------------------------

     *   Less than one percent.
     (1) Includes 8,000 shares owned by Mr. Beymer's wife, who exercises sole voting and investment power over such shares.
     (2) Includes 1,500 shares owned by Mr. Brister's wife, who exercises sole voting and investment power over such shares.
     (3) Includes 240 shares owned by Mr. Hood's daughters who exercise sole voting and investment power over such shares; and 7,376 shares owned by WKH Management, Inc., as to which Mr. Hood exercises sole voting and investment power.
     (4) Includes 14,000 shares owned by Mr. Shell's wife, who exercises sole voting and investment power over such shares; 124,474 shares held in trust for his father and 8,600 shares held by Mr. Shell as custodian for certain of his grandchildren, as to all of which Mr. Shell exercises sole voting and investment power.

             FIRST GUARANTY FINANCIAL STATEMENTS FOR THE YEARS ENDED
                      DECEMBER 31, 1998 AND 1997 (AUDITED)


----------------------------------------------------------------------------------------------------
FIRST GUARANTY BANK
STATEMENTS OF CONDITION
(in thousands, except share data)
----------------------------------------------------------------------------------------------------
                                                                                    December 31,
----------------------------------------------------------------------------------------------------
                                                                                 1998         1997
----------------------------------------------------------------------------------------------------
Assets:
Cash and cash equivalents:
  Cash and due from banks ................................................   $  16,724    $  12,113

Interest-bearing deposits with banks .....................................       3,171        2,976
Securities available for sale (amortized cost of $2,722 and $3,135
  at December 31, 1998 and 1997, respectively) ...........................       2,714        3,132
Securities held to maturity (fair value of $64,280 and $59,099
  at December 31, 1998 and 1997, respectively) ...........................      64,192       59,091

Loans ....................................................................     153,324      140,078
Less: allowance for loan loss ............................................       1,869        1,688
----------------------------------------------------------------------------------------------------
    Net loans ............................................................     151,455      138,390
----------------------------------------------------------------------------------------------------
Premises and equipment, net ..............................................       4,647        5,023
Other real estate ........................................................         282          399
Accrued interest receivable ..............................................       1,622        1,698
Other assets .............................................................         522          715
----------------------------------------------------------------------------------------------------
      TOTAL ASSETS .......................................................   $ 245,329    $ 223,537
====================================================================================================

Liabilities and Stockholders' Equity:
Deposits:
  Noninterest-bearing demand .............................................   $  42,603    $  36,670
  Interest-bearing demand ................................................      43,973       43,738
  Savings ................................................................      20,775       20,371
  Time deposits less than $100,000 .......................................      59,858       57,055
  Time deposits of $100,000 and over .....................................      56,498       39,675
----------------------------------------------------------------------------------------------------
    Total deposits .......................................................     223,707      197,509
----------------------------------------------------------------------------------------------------
Federal funds purchased ..................................................           -        6,150
Accrued interest payable .................................................       1,477        1,441
Other liabilities ........................................................         769        1,023
----------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES ..................................................     225,953      206,123
----------------------------------------------------------------------------------------------------
Commitments and contingencies

Stockholders' equity:
Preferred stock:
  $1,000 par value, Series B - nonconvertible - authorized 5,000 shares
     issued and outstanding 2,000 shares .................................       2,000        2,000
Common stock:
  $1 par value- authorized 100,000,000 shares,
     issued and outstanding 2,573,351 ....................................       2,573        2,573
  $5 par value- authorized 600,000 shares,
     issued and outstanding 483,290 shares ...............................       2,416        2,416
Surplus ..................................................................       9,270        9,270
Retained earnings ........................................................       3,125        1,157
Accumulated other comprehensive income ...................................          (8)          (2)
----------------------------------------------------------------------------------------------------
      TOTAL STOCKHOLDERS' EQUITY .........................................      19,376       17,414
----------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .........................   $ 245,329    $ 223,537
====================================================================================================

See notes to financial statements.

----------------------------------------------------------------------------------------------------
FIRST GUARANTY BANK
STATEMENTS OF INCOME
(in thousands, except per share information)
----------------------------------------------------------------------------------------------------
                                                                     Years Ended December 31,
----------------------------------------------------------------------------------------------------
                                                                1998           1997          1996
----------------------------------------------------------------------------------------------------
Interest income:
  Loans (including fees) ................................     $  14,746    $    13,474     $  12,601
  Deposits with other banks .............................           227            240           263
  Securities ............................................         4,079          3,478         2,610
  Federal funds sold ....................................           126            169           479
----------------------------------------------------------------------------------------------------
    TOTAL INTEREST INCOME ...............................        19,178         17,361        15,953
----------------------------------------------------------------------------------------------------
Interest expense:
  Demand deposits .......................................         1,134          1,219         1,168
  Savings deposits ......................................           474            504           507
  Time deposits .........................................         6,297          5,076         4,450
  Federal funds purchased and other obligations .........            91            134             1
----------------------------------------------------------------------------------------------------
    TOTAL INTEREST EXPENSE ..............................         7,996          6,933         6,126
----------------------------------------------------------------------------------------------------
Net interest income .....................................        11,182         10,428         9,827
  Provision for loan losses .............................           475            300           325
----------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses .....        10,707         10,128         9,502
----------------------------------------------------------------------------------------------------
Noninterest income:
  Service charges on deposit accounts ...................         1,707          1,732         1,646
  Other service charges, commissions and fees ...........           431            474           575
  Securities losses .....................................            (3)             -             -
  Other .................................................           319            256           272
----------------------------------------------------------------------------------------------------
    TOTAL NONINTEREST INCOME ............................         2,454          2,462         2,493
----------------------------------------------------------------------------------------------------
Noninterest expense:
  Salaries and employee benefits ........................         3,223          3,315         3,016
  Occupancy expense .....................................           757            795           725
  Equipment expense .....................................           683            706           533
  Other .................................................         3,347          3,021         3,092
----------------------------------------------------------------------------------------------------
    TOTAL NONINTEREST EXPENSE ...........................         8,010          7,837         7,366
----------------------------------------------------------------------------------------------------
  Income before income taxes ............................         5,151          4,753         4,629
  Provision for income taxes ............................         1,750          1,387         1,328
----------------------------------------------------------------------------------------------------
Net income ..............................................         3,401          3,366         3,301
----------------------------------------------------------------------------------------------------
Preferred dividend requirements .........................           210            212           209
----------------------------------------------------------------------------------------------------
Income applicable to common shares ......................     $   3,191      $   3,154     $   3,092
----------------------------------------------------------------------------------------------------
Per common share:
  Earnings ..............................................     $    1.04      $    1.03     $    1.01
  Cash dividends paid ...................................     $    0.40      $    0.40     $    0.34
Average common shares outstanding .......................     3,056,641      3,056,641     3,056,641
====================================================================================================

See notes to financial statements

------------------------------------------------------------------------------------------------------------------------------------
FIRST GUARANTY BANK
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands, except per share information)
------------------------------------------------------------------------------------------------------------------------------------

Accumulated
                                          Preferred  Preferred     Common     Common                           Other
                                             Stock      Stock       Stock      Stock             Retained
Comprehensive
                                           Series A   Series B     $1 Par     $5 Par   Surplus   Earnings
Income       Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1995 ..............   $  1,000    $ 1,000    $ 2,573    $ 2,416   $ 9,284   $(2,796)      $-       $ 13,477
  Net income ...........................          -          -          -          -         -     3,301        -          3,301
    Comprehensive income ...............          -          -          -          -         -         -        -          3,301

  Redemption of Series A
    preferred stock ....................     (1,000)         -          -          -         -       (50)       -         (1,050)
  Issuance of Series B
    preferred stock ....................          -      1,000          -          -       (14)        -        -            986
  Cash dividends paid:
    Common stock ($0.34 per share) .....          -          -          -          -         -    (1,020)       -         (1,020)
    Preferred stock:
     Series A ($8.18 per share) ........          -          -          -          -         -        (8)       -             (8)
     Series B ($99.79 per share) .......          -          -          -          -         -      (201)       -           (201)
------------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1996 ..............          -      2,000      2,573      2,416     9,270      (774)       -         15,485
  Net income ...........................          -          -          -          -         -     3,366        -          3,366
  Net change in unrealized loss on
   available for sale securities .......          -          -          -          -         -         -        (2)          (2)
    Comprehensive income ...............          -          -          -          -         -         -        -          3,364

  Cash dividends paid:
    Common stock ($0.40 per share) .....          -          -          -          -         -    (1,223)       -         (1,223)
    Preferred stock:
     Series B ($105.83 per share) ......          -          -          -          -         -      (212)       -           (212)
------------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1997 ..............          -      2,000      2,573      2,416     9,270     1,157        (2)        17,414
  Net income ...........................          -          -          -          -         -     3,401         -          3,401
  Net change in unrealized loss on
   available for sale securities .......          -          -          -          -         -         -        (9)            (9)
  Reclassification adjustment for
   losses included in net income .......          -          -          -          -         -         -         3              3
    Comprehensive income ...............          -          -          -          -         -         -         -          3,395

  Cash dividends paid:
Common stock ($0.40 per share) .........          -          -          -          -         -    (1,223)        -         (1,223)
    Preferred stock:
     Series B ($104.54 per share) ......          -          -          -          -         -      (210)        -           (210)
------------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1998 ..............   $      -    $ 2,000    $ 2,573    $ 2,416   $ 9,270   $ 3,125       $(8)      $ 19,376
====================================================================================================================================

See notes to financial statements

----------------------------------------------------------------------------------------------------
FIRST GUARANTY BANK
STATEMENTS OF CASH FLOWS
(in thousands)
----------------------------------------------------------------------------------------------------
                                                                       Years Ended December 31,
----------------------------------------------------------------------------------------------------
                                                                    1998         1997         1996
----------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents:
  Cash flows from operating activities:
    Interest received .......................................   $  18,451    $  16,454    $  15,157
    Other operating cash receipts ...........................       3,311        3,168        3,238
    Interest paid ...........................................      (7,960)      (6,869)      (6,208)
    Cash payments for salaries and benefits .................      (3,371)      (3,258)      (3,016)
    Income taxes paid .......................................      (2,018)      (1,629)      (1,971)
    Other operating cash payments ...........................      (3,795)      (4,070)      (3,119)
----------------------------------------------------------------------------------------------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES .............       4,618        3,796        4,081
----------------------------------------------------------------------------------------------------
  Cash flows from investing activities:
    Maturities of interest-bearing deposits with banks ......       3,669        5,863        5,456
    Funds invested in interest-bearing deposits with banks ..      (3,864)      (4,171)      (5,961)
    Maturities of securities ................................      72,435       40,744       49,234
    Proceeds from sales of securities .......................       8,990            -            -
    Funds invested in securities ............................     (86,251)     (52,432)     (65,272)
    Principal collected on loans ............................     100,255       80,041       76,687
    Loans made to customers .................................    (114,114)     (95,156)     (85,966)
    Recoveries of loans previously charged against
      the allowance for loan losses .........................          61          167          149
    Expenditures for premises and equipment .................        (214)        (737)        (834)
    Proceeds from sales of premises and equipment ...........           3            -           17
    Proceeds from sales of other real estate ................         392          688          333
    Other, net ..............................................          16           34           68
----------------------------------------------------------------------------------------------------
      NET CASH USED BY INVESTING ACTIVITIES .................     (18,622)     (24,959)     (26,089)
----------------------------------------------------------------------------------------------------
  Cash flows from financing activities:
    Net increase in deposits ................................      26,198       18,233       11,407
    Net increase (decrease) in federal funds purchased ......      (6,150)       6,150            -
    Proceeds from issuance of preferred stock ...............           -            -          986
    Redemption of preferred stock ...........................           -            -       (1,050)
    Dividends paid ..........................................      (1,433)      (1,435)      (1,229)
----------------------------------------------------------------------------------------------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES .............      18,615       22,948       10,114
----------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents ........       4,611        1,785      (11,894)
Cash and cash equivalents at the beginning of the year ......      12,113       10,328       22,222
----------------------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the year ............   $  16,724    $  12,113    $  10,328
====================================================================================================
Reconciliation of net income to net cash
  provided by operating activities:

Net income ..................................................   $   3,401    $   3,366    $   3,301
Adjustments:
  Provision for loan losses .................................         475          300          325
  Provision for deferred taxes ..............................          62          116         (471)
  Depreciation and amortization .............................         775          691          724
  Provision for other real estate writedowns ................           -           22          124
  Loss on sales of securities ...............................           3            -            -
  (Gain) loss on sales of assets ............................         (20)          36          (18)
  Change in prepaid expense and interest receivable .........         171         (219)        (193)
  Change in accrued expenses and interest payable ...........        (249)        (516)         289
----------------------------------------------------------------------------------------------------
    TOTAL ADJUSTMENTS .......................................       1,217          430          780
----------------------------------------------------------------------------------------------------
Net cash provided by operating activities ...................   $   4,618    $   3,796    $   4,081
====================================================================================================
See notes to financial statements

FIRST GUARANTY BANK
NOTES TO FINANCIAL STATEMENTS

1. Business and Summary of Significant Accounting Policies

Business

     FIRST GUARANTY BANK (the Bank) is a Louisiana state-chartered commercial bank which provides a diversified range of financial services to consumers and businesses in the communities in which it operates. These services include consumer and commercial lending; mortgage loan origination; the issuance of credit cards; and retail banking services. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. The Bank has six banking offices and twelve
automated  teller  machines  (ATMs)  located   throughout   Tangipahoa   Parish,
Louisiana.

Summary of Significant Accounting Policies

     The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to predominant accounting practices within the banking industry. The more significant of its accounting and reporting policies are as follows:

Management's estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expense during the reporting periods. Actual results could differ from those estimates.
     Material estimates that are particularly susceptible to significant change in the near-term economic environment and market conditions relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and real estate owned, the Bank obtains independent appraisals for significant properties.

Securities
     The Bank reviews its financial position, liquidity and future plans in evaluating the criteria for classifying investment securities.
     Securities available for sale are stated at fair value. The unrealized difference, if any, between amortized cost and fair value of these securities is excluded from income and is reported, net of deferred taxes, as a component of stockholders' equity. Securities held to maturity are stated at cost, which is adjusted for amortization of premiums and accretion of discounts, both computed by the interest method. Most of the Bank's securities are classified as held to maturity since it has both the positive intent and ability to hold these investments to maturity. Realized gains and losses on securities, if any, are computed based on the specific identification method and are reported as a separate component of other income.

Loans
     Loans are stated at the principal amounts outstanding, net of unearned income and deferred loan fees. Interest income on all classifications of loans is calculated using the simple interest method on daily balances of the principal amount outstanding.
     Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that reasonable doubt exists as to the full and timely collection of principal and interest. When a loan is placed in nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of interest and principal is probable. Loans are returned to accrual status when, in the judgment of management, all principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame and when the borrower has demonstrated payment performance of cash or cash equivalents for a minimum of six months.
     The Bank classifies loans as impaired if, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of the expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or based on the fair value of the collateral if the loan is collateral-dependent.

Loans held for sale
     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. Gains on sales of loans are recognized when the proceeds from the loan sales are received by the Bank.

Loan fees and costs
     Nonrefundable loan origination and commitment fees and direct costs associated with originating loans are deferred and recognized over the lives of the related loans as an adjustment to the loans' yield using the level yield method.

Allowance for loan losses
     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance, which is based on evaluation of the collectibility of loans and prior loan loss experience, is an amount that management believes will be adequate to reflect the risks inherent in the existing loan portfolio and commitments to extend credit which exist at the reporting date. The evaluations take into consideration a number of subjective factors including changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect a borrower's ability to pay, adequacy of loan collateral, and other relevant factors. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination.
     Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated.
     The evaluation of the adequacy of loan collateral is often based upon estimates and appraisals. Because of changing economic conditions, the valuations determined from such estimates and appraisals may also change. Accordingly, the Bank may ultimately incur losses which vary from management's current estimates. Adjustments to the allowance for loan losses will be reported in the period such adjustments become known or are reasonably estimable. All loan losses are charged to the allowance for loan losses when the loss actually occurs or when management believes that the collectibility of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.

Premises and equipment
     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the respective assets as follows:

         Buildings and improvements                   10-40 years
         Equipment, fixtures, and automobiles          3-10 years

     Expenditures for renewals and betterments are capitalized and depreciated over their estimated useful lives. Repairs, maintenance and minor improvements are charged to operating expense as incurred. Gains or losses on disposition, if any, are recorded in the statements of income.

Other real estate
     Other real estate includes properties acquired through foreclosure or acceptance of deeds in lieu of foreclosure. These properties are recorded at the lower of the recorded investment in the property or its fair value less the estimated cost of disposition. Any valuation adjustments required prior to foreclosure are charged to the allowance for loan losses. Subsequent to foreclosure, losses on the periodic revaluation of the property are charged to current period earnings as other real estate expenses. Costs of operating and maintaining the properties, net of related income, are charged to other real estate expense as incurred. Any subsequent gains or losses on dispositions are credited or charged to income in the period of disposition.

Income taxes
     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the deferred tax assets or liabilities are expected to be settled or realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be utilized.

Comprehensive income
     The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which the Bank adopted in 1998. This statement establishes standards for reporting and display of comprehensive income and its components, which include revenues, expenses, gains, and losses, in a full set of general-purpose financial statements. This statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income as a separate component in the stockholders' equity section of the statements of condition. The components of comprehensive income are disclosed in the statements of changes in stockholders' equity.

Earnings per common share
     In 1998, the Bank adopted SFAS No. 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share. This statement simplifies the standards for computing earnings per share and requires dual presentation of basic and diluted earnings per share on the face of the income statements for all entities with complex capital structures. The Bank has no outstanding convertible shares or other contracts to issue common stock. Shares of the Bank's common stock, both $1 par and $5 par, have the same privileges, restrictions, and rights, including voting and dividend rights. The adoption of SFAS No. 128 in 1998 had no effect on the financial statements.

Current accounting developments
     The FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which becomes effective for fiscal years beginning after December 15, 1997. This statement establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. SFAS No. 131 requires that financial information be reported on the same basis that it is reported internally for evaluating segment performance and allocating resources to segments. The Bank adopted SFAS No. 131 in 1998 which had no effect on the financial statements.
     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which becomes effective for fiscal years beginning after December 15, 1997. SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It standardizes the disclosure requirements for pensions and other postretirement benefits. The Bank expects to adopt SFAS No. 132 in 1999, which is not expected to have a material impact on the Bank's financial position or results of operations.
     The FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which becomes effective for fiscal years beginning after June 15, 1999. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement also establishes standards for accounting for changes in the fair value of a derivative. The provisions of this statement will be adopted by the Bank in 1999. Although the adoption of this statement is not expected to have a material impact on the Bank's financial position or results of operations, the Bank expects to reclassify a significant portion of its securities portfolio from the held to maturity category to the available for sale category as provided under this statement.

Other
     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.
     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform to the 1998 method of presentation.

2. Cash and Due From Banks

     The Bank is required to maintain certain reserves at the Federal Reserve Bank. The requirement approximated $3,871,000 at December 31, 1998 and
$3,436,000   at  December  31,  1997.
     The Bank's assets included certain interest-bearing deposits in various other financial institutions which totaled $3,171,000 and $2,976,000 at December 31, 1998 and 1997, respectively. Such deposits are maintained at levels which afford the Bank coverage under the Federal Deposit Insurance Act.

3. Securities

     The Bank invests primarily in securities of U. S. Government agencies. A summary comparison of securities available for sale and held to maturity by type, at December 31, 1998 and 1997, is shown below.

---------------------------------------------------------------------------------------------------------------------------
                                   December 31, 1998                                  December 31, 1997
---------------------------------------------------------------------------------------------------------------------------
                                      Gross       Gross                                  Gross         Gross
                       Amortized    Unrealized  Unrealized    Fair        Amortized    Unrealized    Unrealized    Fair
                          Cost        Gains       Losses      Value          Cost        Gains         Losses      Value
---------------------------------------------------------------------------------------------------------------------------
                                                               (in thousands)
Securities available for
sale:
 Mortgage-backed
  securities            $  2,029     $    -      $   (8)   $  2,021       $  3,135       $    -      $  (3)        $ 3,132
 Equity securities           693          -           -         693              -            -          -              -
---------------------------------------------------------------------------------------------------------------------------
                        $  2,722     $    -      $   (8)   $  2,714       $  3,135       $    -      $  (3)        $3,132
===========================================================================================================================
Securities held to
maturity:
 U.S. government and
  agencies securities   $ 23,450     $   92      $   (8)   $ 23,534       $ 38,650       $   26      $ (39)        $38,637
 Mortgage-backed
  securities              40,742        162        (158)     40,746         20,441           34        (13)         20,462
---------------------------------------------------------------------------------------------------------------------------
                        $ 64,192     $  254      $ (166)   $ 64,280       $ 59,091       $   60      $ (52)        $59,099
===========================================================================================================================

     The Bank has an investment in Federal Home Loan Bank stock that is included in equity securities and is carried at cost which approximates fair value. The cost of these securities, including shares purchased as part of a dividend reinvestment program, was approximately $693,000.
     Included in the category of U.S. government and agencies securities held to maturity at December 31, 1998 and 1997 are structured notes that have an amortized cost of $0.3 million and $4.5 million and a fair value of $0.3 million and $4.5 million, respectively. Structured notes consist of step-up notes and adjustable rate notes that are subject to interest rate caps. The step-up notes have interest rates that are scheduled to increase by predetermined amounts at predetermined dates and are callable at par on each date the interest rate is scheduled to increase.
     The scheduled maturities of securities available for sale (other than equity securities) and securities held to maturity at December 31, 1998 and 1997, by contractual maturity, is shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

-------------------------------------------------------------------------------------------------
                                            December 31, 1998                December 31, 1997
-------------------------------------------------------------------------------------------------
                                         Amortized         Fair            Amortized      Fair
                                            Cost           Value             Cost         Value
-------------------------------------------------------------------------------------------------
                                                               (in thousands)
Securities available for sale:
 Mortgage-backed securities              $   2,029       $   2,021         $  3,135     $  3,132
-------------------------------------------------------------------------------------------------
                                         $   2,029       $   2,021         $  3,135     $  3,132
=================================================================================================

Securities held to maturity:
 Due in one year or less                 $  12,233       $  12,355         $ 22,377     $ 22,359
 Due after one year through five years      11,217          11,179           16,273       16,278
-------------------------------------------------------------------------------------------------
                                            23,450          23,534           38,650       38,637
Mortgage-backed securities                  40,742          40,746           20,441       20,462
-------------------------------------------------------------------------------------------------
                                         $  64,192       $  64,280         $ 59,091     $ 59,099
=================================================================================================

     Gross realized gains and gross realized losses on sales of available for sale securities were $100 and $3,000, respectively, in 1998. There were no sales of securities available for sale or securities held to maturity during 1997 or 1996.
     Securities with a carrying value of $65,425,000 (fair value $66,196,000) at December 31, 1998, and $58,591,000 (fair value $58,598,000) at December 31,
1997, were pledged to secure public deposits and for other purposes required or permitted by law.

4. Loans and Allowance  for Loan Losses

     The following table summarizes the components of the Bank's loan portfolio as of December 31, 1998 and 1997:

-----------------------------------------------------------------------------
                                                             December 31,
-----------------------------------------------------------------------------
Category                                                   1998         1997
-----------------------------------------------------------------------------
                                                            (in thousands)
Real estate .......................................   $  96,773    $  91,477
Agricultural ......................................       3,511        3,640
Commercial and industrial .........................      39,298       31,397
Consumer ..........................................      13,771       13,629
Other .............................................          41            -
-----------------------------------------------------------------------------
                                                        153,394      140,143
Less: unearned income .............................         (70)         (65)
-----------------------------------------------------------------------------
  Total loans .....................................   $ 153,324    $ 140,078
=============================================================================

     Changes in the allowance for loan losses are as follows:

------------------------------------------------------------------
                                      Years ended December 31,
------------------------------------------------------------------
                                     1998       1997       1996
------------------------------------------------------------------
                                           (in thousands)
Balance at beginning of year....   $ 1,688    $ 1,649    $ 1,513
Provision charged to expense....       475        300        325
Loans charged off ..............      (355)      (428)      (338)
Recoveries .....................        61        167        149
------------------------------------------------------------------
Balance at end of year .........   $ 1,869    $ 1,688    $ 1,649
==================================================================

     The allowance for loan losses is reviewed by management on a monthly basis and additions thereto are recorded in order to maintain the allowance at an adequate level. In assessing the adequacy of the allowance, management considers a variety of internal and external factors which might impact the performance of individual loans. These factors include, but are not limited to, economic conditions and their impact upon borrowers' ability to repay loans, respective industry trends, borrower estimates, and independent appraisals. Periodic changes in these factors impact management's assessment as to the adequacy of the allowance for loan losses.
     Impaired loans having recorded investments of $0.4 million at December 31, 1998 have been recognized in accordance with SFAS No. 114 as amended by SFAS No.
118. Impaired loans at December 31, 1997 were $0.8 million. The allowance for loan losses related to these loans was $49,000 at December 31, 1998 and $84,000 at December 31, 1997. All nonaccrual loans were considered impaired at December 31, 1998 and 1997.
     As of December 31, 1998 and 1997, the Bank had loans totaling $436,000 and $753,000, respectively, on which the accrual of interest had been discontinued. Had these nonaccrual loans performed in accordance with their original terms, the Bank's interest income would have been increased by approximately $53,000, $60,000, and $123,000, in 1998, 1997, and 1996, respectively.

5. Premises and Equipment, Owned and Leased

     The major categories comprising premises and equipment at December 31, 1998 and 1997 are as follows:

--------------------------------------------------------
                                       December 31,
--------------------------------------------------------
                                    1998        1997
--------------------------------------------------------
                                     (in thousands)
Land ..........................   $  1,090    $  1,082
Bank premises .................      5,740       5,696
Furniture and equipment .......      7,168       7,054
--------------------------------------------------------
                                    13,998      13,832
Less accumulated depreciation
  and amortization ............     (9,351)     (8,809)
--------------------------------------------------------
   Net book value .............   $  4,647    $  5,023
========================================================

     Included in occupancy and equipment expense are charges for depreciation of $634,000, $734,000, and $586,000 in 1998, 1997, and 1996, respectively.
     Future minimum lease payments under all operating leases with initial or remaining noncancellable lease terms at December 31, 1998 are as follows:

-----------------------------------------------
                                  Operating
            Year                    Leases
-----------------------------------------------
                               (in thousands)
1999...........................    $  131
2000...........................       127
2001...........................       124
2002...........................        91
2003...........................        17
Remaining Years................         3
-----------------------------------------------
Total minimum lease payments...    $  493
===============================================

     Included in occupancy, equipment, and other expenses are rents of $146,000, $136,000, and $126,000 in 1998, 1997, and 1996, respectively.


6. Other Real Estate

     Real estate under lease or subject to contract of sale totaling $329,000 and $118,000, at December 31, 1998 and 1997, respectively, is included in other real estate.
     The allowance for other real estate losses is established through a provision charged to other expense. Changes in the allowance for other real estate losses are as follows:

--------------------------------------------------------------------------------
                                         Years ended December 31,
--------------------------------------------------------------------------------
                                    1998           1997           1996
--------------------------------------------------------------------------------
                                              (in thousands)
Balance at beginning of year       $   76       $    150       $    100
Provision charged to expense            5             22            124
Writedowns                              -            (96)           (74)
--------------------------------------------------------------------------------
Balance at end of year             $   81       $     76       $    150
================================================================================


7. Deposits

     The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $56,498,000 and $39,675,000 at December 31, 1998 and 1997, respectively.
     At December 31, 1998, the scheduled maturities of certificates of deposit are as follows:

---------------------------------------------------
  Year              December 31, 1998
---------------------------------------------------
                      (in thousands)
  1999                 $    85,228
  2000                      20,189
  2001                       4,528
  2002                       2,050
  2003 and Thereafter        4,360
---------------------------------------------------
                       $   116,356
===================================================


8. Preferred Stock

     On February 1, 1996, the Bank redeemed all outstanding shares (1,000 shares) of $1,000 par value convertible preferred stock, Series A (Series A Preferred Stock), at a redemption price of $1,050 per share plus accrued dividends, and sold 1,000 shares of $1,000 par value nonconvertible preferred stock, Series B (Series B Preferred Stock) to Premier Financial Bancorp, Inc. (Premier), the holder of the redeemed Series A Preferred Stock, in a private placement transaction. These preferred stock transactions resulted in a net decrease in stockholders' equity of approximately $72,000.
     Premier is a Kentucky based bank holding company. Mr. Marshall T. Reynolds is the Chairman of the Board of Directors of Premier and the beneficial owner of 10.7% of Premier's outstanding common stock. Additionally, the Bank is advised that the directors and stockholders of Premier include Mr. Reynolds' son, Mr. Jack M. Reynolds, and Mr. Toney K. Adkins, an officer of Champion Industries, Inc., of which Mr. Marshall T. Reynolds is President, Chief Executive Officer, Chairman of the Board and holder of a majority of the capital stock. None of these individuals participated in the negotiations of this transaction.
     Each share of Series A Preferred Stock has a liquidation preference of $1,000 per preferred share. Shares of Series A Preferred Stock have no preemptive rights or general voting rights. Shares of Series A Preferred Stock are convertible into shares of the Bank's $1 par value common stock in accordance with a formula based upon the estimated market price of the $1 par value common stock at the time of issuance of the Series A Preferred Stock. On or after the second anniversary of the date of their respective original issuance, shares of the Series A Preferred Stock may be redeemed by the Bank at $1,050 per share plus dividends accrued and unpaid at the respective redemption date. Dividends on Series A Preferred Stock are noncumulative and, when declared, are paid quarterly. The dividend rate, which is adjusted daily, is determined by adding one percent (1.0%) to the Wall Street Journal prime rate. Dividend payments on the Series A Preferred Stock totaled $8,000 in 1996. There were no dividend payments on Series A Preferred Stock during 1997 or 1998. There are no outstanding shares of Series A Preferred Stock.
     Each share of Series B Preferred Stock has a liquidation preference of $1,000 per preferred share. Shares of Series B Preferred Stock have no preemptive rights or general voting rights. Shares of Series B Preferred Stock are not convertible into shares of the Bank's common stock. Shares of the Series B Preferred Stock may be redeemed by the Bank at $1,030 per share plus dividends accrued and unpaid at the respective redemption date. Dividends on Series B Preferred Stock are noncumulative and, when declared, are paid quarterly. The dividend rate, which is adjusted daily, is determined by adding two percent (2.0%) to the Wall Street Journal prime rate. Dividend payments on the Series B Preferred Stock totaled $210,000, $212,000 and $201,000 in 1998, 1997 and 1996,
respectively. There were 2,000 outstanding shares of Series B Preferred Stock at December 31, 1998 and 1997.


9. Minimum Capital Requirements

     The Bank is subject to regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate actions by regulators that, if undertaken, could have an effect on the Bank's financial statements. Under the framework for prompt corrective action, the Bank must meet capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators. Capital adequacy guidelines require minimum ratios of 4.00% for tier 1 risk-based capital, 8.00% for total risk-based capital and 4.00% for tier 1 leverage capital. To be considered, "well capitalized," the ratios are 6.00%, 10.00% and 5.00%, respectively.
     At December 31, 1998, the Bank is considered to be "well capitalized" under the regulatory framework. There are no conditions or events since that time that management believes have changed the Bank's category. Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.
     The Bank's actual capital amounts and ratios are presented below:

----------------------------------------------------------------------------------------------------------------------------------
                                                                          Capital Levels

------------------------------------------------------------------------------
                                                                            Adequately
                                                    Actual                  Capitalized                 Well Capitalized
                                            --------------------   ---------------------------     -------------------------
                                               Amount    Ratio            Amount       Ratio         Amount        Ratio
                                            --------------------   ---------------------------     -------------------------
                                                                      (dollars in thousands)
As of December 31, 1998
Total risk-based capital
 (to risk weighted assets(1)                 $  21,137   12.67%         $ 13,344       8.00%       $ 16,680        10.00%
Tier 1 capital (to risk weighted assets)(1)     19,268   11.55%            6,672       4.00%         10,008         6.00%
Tier 1 leverage capital (1)                     19,268    7.69%           10,021       4.00%         12,527         5.00%

As of December 31, 1997
Total risk-based capital
 (to risk weighted assets)(1)                $  18,986   12.65%         $ 12,003       8.00%       $ 15,004        10.00%
Tier 1 capital (to risk weighted assets)(1)     17,298   11.53%            6,002       4.00%          9,002         6.00%
Tier 1 leverage capital (1)                     17,298    7.86%            8,806       4.00%         11,007         5.00%

==================================================================================================================================

(1) As defined by the  regulations.  Generally,  tier 1 leverage capital or core
capital  consists  of  common  stockholders'  equity,   noncumulative  perpetual
preferred  stock,  and minority  interests in consolidated  subsidiaries.  Total capital  represents both tier 1 and tier 2 capital.  Tier 2 capital may include, among  other  supplementary  capital  elements,  limited-life  preferred  stock, subordinated debt, and allowance for loan losses, subject to certain limits.

10. Dividend Restrictions

     Bank regulations require the approval of bank regulatory authorities if the dividends declared by a bank exceed certain prescribed limits. For 1999, the aggregate dividend declarations by the Bank without prior regulatory approval are limited to approximately $2.0 million of the Bank's undistributed earnings at December 31, 1998, plus an additional amount equal to the 1999 net profits, as defined, up to the date of any dividend declaration. However, for any dividend declaration, the Bank must consider additional factors such as: the amount of current period net income, liquidity, asset quality, capital adequacy and economic conditions. In addition, banking regulators have authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.


11. Related Party Transactions

     In the normal course of business, the Bank has loans, deposits, and other transactions with its executive officers, directors and certain business organizations and individuals with which such persons are associated. An analysis of the activity of loans made to such borrowers during the years ended December 31, 1998 and 1997 follows:

--------------------------------------------------------------------------------
                                          Years ended December 31,
--------------------------------------------------------------------------------
                                             1998          1997
--------------------------------------------------------------------------------
                                               (in thousands)
Balance at beginning of year              $  5,832       $ 2,421
New loans                                    1,767         6,269
Repayments                                  (2,379)       (2,858)
Other reductions                            (1,553)            -
--------------------------------------------------------------------------------
Balance at end of year                    $  3,667       $ 5,832
================================================================================

     The other reductions in 1998 represent the outstanding loans of two directors who resigned in 1998.
     Additionally, included in the Bank's loan portfolio are participations in individual loans totaling $5,472,000 and $5,748,000 at December 31, 1998 and 1997, respectively, which were purchased from affiliated financial institutions.
     The Bank paid approximately $224,000, $295,000, and $220,000 in 1998, 1997,
and 1996, respectively, for printing supplies and office furniture and equipment to Champion Industries, Inc. (or subsidiary companies of Champion Industries, Inc.), of which Mr. Marshall T. Reynolds, a director of the Bank, is President, Chief Executive Officer, Chairman of the Board of Directors, and holder of a majority of the capital stock, and of which Mr. Robert H. Beymer, a director and Vice Chairman of the Board of Directors of the Bank, is a director and a holder of less than 1% of such stock. The Bank also paid approximately $261,000, $251,000, and $236,000, in 1998, 1997, and 1996, respectively, to Champion
Industries, Inc. to permit the Bank's employees to participate in the Champion Industries, Inc. employee medical benefit plan.


12. Employee Benefit Plans

     The Bank has an employee savings plan to which employees, who meet certain service requirements, may defer one to fifteen percent of their base salaries, 6% of which may be matched up to 100% by the Bank, at its sole discretion. Bank contributions to the savings plan were $73,000, $64,000, and $51,000 in 1998, 1997, and 1996, respectively.
     The Bank has an Incentive Stock Option Plan under which certain key officers and employees can be granted options, for an aggregate of 50,000 shares of the Bank's $5 par value common stock, at the greater of (1) 100% of fair market value of the stock on the date the option is granted; or (2) the par value per share of common stock. The Incentive Stock Option Committee determines the expiration dates of the options which may not be later than ten years from the date of the grant. Options are eligible for exercise on an equal pro rata basis over a three-year period beginning on the date of the grant. No option may be granted under the Incentive Stock Option Plan after March 10, 1998. No options were granted or exercised under the Incentive Stock Option Plan during 1998 and 1997. No options are outstanding under the Incentive Stock Option Plan as of December 31, 1998.


13. Other Expense

     The following is a summary of the significant components of other expense:

---------------------------------------------------------------------------------
                                                     Years ended December 31,
---------------------------------------------------------------------------------
                                                   1998        1997        1996
---------------------------------------------------------------------------------
                                                          (in thousands)
Other expense:
  Legal and other professional fees ........      $1,161      $  692      $  919
  Operating supplies .......................         292         360         289
  Marketing and public relations ...........         238         270         229
  Insurance ................................         197         153         104
  Software .................................         177         215         204
  Taxes ....................................         169         160         198
  Telephone ................................         146         136         120
  Postage ..................................         158         164         164
  Travel ...................................         153         136         164
  Other ....................................         656         735         701
---------------------------------------------------------------------------------
    Total other expense ....................      $3,347      $3,021      $3,092
=================================================================================



14. Income Taxes

     The following is a summary of the provision for income taxes included in the statements of income:

---------------------------------------------------------------------------------
                                                    Years ended December 31,
---------------------------------------------------------------------------------
                                                  1998        1997        1996
---------------------------------------------------------------------------------
                                                         (in thousands)
Current .....................................   $ 1,712     $ 1,271     $ 1,799
Deferred ....................................        62         140        (447)
Benefit of operating loss carryforward ......       (24)        (24)        (24)
---------------------------------------------------------------------------------
  Total .....................................   $ 1,750     $ 1,387     $ 1,328
=================================================================================

     The income tax provision included no amounts resulting from securities transactions.
     The difference between income taxes computed by applying the statutory federal income tax rate and the provision for income taxes in the financial statements is reconciled as follows:

---------------------------------------------------------------------------------
                                                    Years ended December 31,
---------------------------------------------------------------------------------
                                                 1998         1997        1996
---------------------------------------------------------------------------------
                                                         (in thousands)
Statutory tax rate ..........................      34.0%       34.0%       34.0%
Federal income taxes at statutory rate ......   $ 1,751     $ 1,616     $ 1,574
Change in valuation allowance ...............       (24)        (24)        (23)
Tax benefit of previously unrecognized
 deferred tax assets ........................         -        (247)       (231)
Other .......................................        23          42           8
---------------------------------------------------------------------------------
                                                $ 1,750     $ 1,387     $ 1,328
=================================================================================

     Deferred taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities, and available tax credit carryforwards. Temporary differences between the financial statement and tax values of assets and liabilities give rise to deferred tax assets (liabilities). The significant components of the Bank's deferred tax assets and liabilities at December 31, 1998 and 1997 are as follows:

---------------------------------------------------------------------------------
                                                                   December 31,
---------------------------------------------------------------------------------
Category                                                         1998       1997
---------------------------------------------------------------------------------
                                                                (in thousands)
Deferred tax assets:
 Net operating loss carryforwards .........................     $ 211      $ 235
 Allowance for other real estate losses ...................        49        134
 Interest on nonaccrual loans .............................        32         32
---------------------------------------------------------------------------------
  Gross deferred tax assets ...............................       292        401
 Less: Valuation allowance for deferred tax assets ........       (71)       (94)
---------------------------------------------------------------------------------
  Deferred tax assets .....................................       221        307
---------------------------------------------------------------------------------
Deferred tax liabilities:
  Allowance for loan losses ...............................      (186)      (248)
  Depreciation and amortization ...........................       (78)       (67)
  Other ...................................................       (27)         -
---------------------------------------------------------------------------------
    Gross deferred tax liabilities ........................      (291)      (315)
---------------------------------------------------------------------------------
Net deferred tax liability ................................     $ (70)     $  (8)
=================================================================================

     The valuation allowance was established to reserve against the future temporary differences related to the net operating loss carryforwards. Based on recent earning trends and projections, the Bank reduced the valuation allowance during 1998 and 1997 by approximately $23,000 and $24,000, respectively, which reduced the corresponding provisions for income taxes.
     As of December 31, 1998, the Bank has net operating loss carryforwards of $623,000, for income tax purposes, which are available to offset future taxable income. These carryforwards expire from 2001 to 2007.


15. Federal Funds Purchase Agreement and Other Short-term Borrowings

     The Bank has entered into formal and informal agreements whereby it may purchase federal funds from correspondent banks. At December 31, 1998, the aggregate amount of such borrowings under these agreements is not to exceed $13.5 million. Certain agreements require borrowings to be collateralized by marketable securities with current values equal to 125% of the borrowed amounts. Borrowings under such agreements bear interest at the current federal funds rate. At December 31, 1998, there were no outstanding borrowings under such agreements.
     The Bank also maintains an open line of credit with the Federal Home Loan Bank of Dallas, which originated in June, 1998. The total line of credit available with the Federal Home Loan Bank amounts to approximately $13.8 million at December 31, 1998. This amount is computed based on the Bank's stock position less current advances. This line of credit is collateralized by a blanket lien on 1-4 family residential mortgage loans. Generally, the available credit under this line should not exceed 65% of the Bank's outstanding 1-4 family residential mortgage loans, unless the Bank provides additional collateral. The agreement provides for interest based upon the federal funds rate. At December 31, 1998, there were no outstanding borrowings under the Federal Home Loan Bank line of credit. The following schedule provides certain information about the advances from the Federal Home Loan Bank during 1998.

-------------------------------------------------------
                                                1998
-------------------------------------------------------
                                (dollars in thousands)
Advances outstanding at end of year .........       -
Rate at end of year .........................       -
Maximum borrowing during year ...............   4,500
Average borrowing during year ...............     239
Weighted average rate .......................    5.55%
=======================================================


16. Financial Instruments

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby and commercial letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.
     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby and commercial letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
     Unless otherwise noted, the Bank does not require collateral or other security to support financial instruments with credit risk.

     Commitments to Extend Credit and Letters of Credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral requirements vary but may include accounts receivable, inventory, property, plant, and equipment, residential real estate, and commercial properties.

     Standby and commercial letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The majority of these guarantees are short-term, one-year or less; however, some guarantees extend for up to three years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral requirements are the same as on-balance-sheet instruments and commitments to extend credit.

     The Bank has not incurred any losses on its commitments in either 1998 or 1997.

     Fair value estimates are generally subjective in nature and are dependent upon a number of significant assumptions associated with each instrument or group of similar instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows and relevant available market information. Fair value information is intended to represent an estimate of an amount at which a financial instrument could be exchanged in a current transaction between a willing buyer and seller engaging in an exchange transaction. However, since there are no established trading markets for a significant portion of the Bank's financial instruments, the Bank may not be able to immediately settle its financial instruments; as such, the fair values are not necessarily indicative of the amounts that could be realized through immediate settlement. In addition, the majority of the Bank's financial instruments, such as loans and deposits, are held to maturity and are realized or paid according to the contractual agreement with the customer.
     Where available, quoted market prices are used to estimate fair values. However, due to the nature of the Bank's financial instruments, in many instances quoted market prices are not available. Accordingly, the Bank has estimated fair values based on other valuation techniques, such as discounting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. Fair values are estimated without regard to any premium or discount that may result from concentrations of ownership of financial instruments, possible income tax ramifications, or estimated transaction costs. The fair value estimates are subjective in nature and involve matters of significant judgment and therefore cannot be determined with precision. Fair values are also estimated at a specific point in time and are based on interest rates and other assumptions at that date. As events change the assumptions underlying these estimates, the fair values of financial instruments will change.
     Disclosure of fair values is not required for certain items such as lease financing, investments accounted for under the equity method of accounting, obligations of pension and other postretirement benefits, premises and equipment, other real estate, prepaid expenses, the value of long-term relationships with depositors (core deposit intangibles) and other customer relationships, other intangible assets and income tax assets and liabilities. Fair value estimates are presented for existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses have not been considered in the estimates. Accordingly, the aggregate fair value amounts presented do not purport to represent and should not be considered representative of the underlying "market" or franchise value of the Bank.
     Because the standard permits many alternative calculation techniques and because numerous assumptions have been used to estimate the Bank's fair values, reasonable comparison of the Bank's fair value information with other financial institutions' fair value information cannot necessarily be made.
     The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows:

     Cash and due from banks, interest-bearing deposits with banks, federal funds sold, and federal funds purchased. These items are generally short-term in nature and, accordingly, the carrying amounts reported in the statements of condition are reasonable approximations of their fair values.

     Securities. Fair values are principally based on quoted market prices. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans. The fair value of loans is estimated for segments of the loan portfolio with similar financial characteristics. For variable rate loans that reprice frequently with no significant change in credit risk, the carrying amounts reported in the statements of condition are reasonable approximations of their fair values. The fair values of other types of loans are estimated by discounting the future cash flows using interest rates that consider the credit and interest rate risks inherent in the loans, and current economic and lending conditions.

     The fair value of nonaccrual loans is either estimated by discounting management's estimate of future cash flows using a rate commensurate with the risks involved or based upon recent internal or external appraisals.

     Accrued interest receivable. The carrying amount of accrued interest receivable approximates its fair value.

     Deposits. The fair values of deposits subject to immediate withdrawal such as interest and noninterest bearing demand deposits and savings deposits are equal to their carrying amounts. The carrying amounts for variable-rate certificates of deposit and other time deposits approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated by discounting future cash flows using interest rates currently offered on time deposits with similar remaining maturities.

     Accrued interest payable. The carrying amount of accrued interest payable approximates its fair value.

     Other unrecognized financial instruments. The fair value of commitments to extend credit is estimated using the fees charged to enter into similar legally binding agreements, taking into account the remaining terms of the agreements and customers' credit ratings. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit are based on fees charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

     The estimated fair values of the Bank's financial instruments at December 31, 1998 and 1997 are presented in the following table.

-----------------------------------------------------------------------------------------------------
                                                                      December 31,
-----------------------------------------------------------------------------------------------------
                                                              1998                      1997
-----------------------------------------------------------------------------------------------------
                                                                 Estimated                Estimated
                                                     Carrying         Fair     Carrying        Fair
                                                       Value         Value       Value        Value
-----------------------------------------------------------------------------------------------------
                                                                     (in thousands)
ASSETS:
 Cash and due from banks .......................     $ 16,724     $ 16,724     $ 12,113     $ 12,113
 Interest-bearing deposits with banks ..........        3,171        3,171        2,976        2,976
 Securities:
  Available for sale ...........................        2,714        2,714        3,132        3,132
  Held to maturity .............................       64,192       64,280       59,091       59,099
 Loans .........................................      151,455      153,592      138,390      140,010
Accrued interest receivable ....................        1,622        1,622        1,698        1,698

LIABILITIES
 Deposits ......................................      223,707      224,977      197,509      197,688
 Federal funds purchased .......................            -            -        6,150        6,150
 Accrued interest payable ......................        1,477        1,477        1,441        1,441
=====================================================================================================

     A summary of the notional amounts of the Bank's financial instruments with off-balance sheet risk at December 31, 1998 and 1997, follow:

-----------------------------------------------------------------
                                                 Contract Amount
                                                   December 31,
-----------------------------------------------------------------
                                                 1998       1997
-----------------------------------------------------------------
                                                (in thousands)
Financial instruments whose contract amounts
represent credit risk:
Commitments to extend credit ..............    $28,538    $28,795
StandBy and commercial letters of credit ...     1,681      1,149
=================================================================

     There is no material difference between the contract amount and the estimated fair value of off-balance sheet items which are primarily comprised of short-term unfunded loan commitments which are generally priced at market.


17. Concentrations of Credit and Other Risks

     The Bank grants personal, commercial, and residential loans to customers, most of whom reside in Tangipahoa Parish and the surrounding areas. Although the Bank has a diversified loan portfolio, a significant portion of the loans are collateralized by real estate located in Tangipahoa Parish and surrounding parishes in southeast Louisiana. Declines in the Louisiana economy could result in lower real estate values which could, under certain circumstances, result in losses to the Bank.
     The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, generally, does not extend credit in excess of $3,000,000 to any single borrower or group of related borrowers.
     A significant portion of the Bank's deposits (approximately 27%) are derived from local governmental agencies. These governmental depositing authorities are generally long-term customers of the Bank. A number of the depositing authorities are under contractual obligation to maintain their operating funds exclusively with the Bank. In most cases, the Bank is required to pledge securities to the depositing authorities to collateralize their
deposits.  Under  certain  circumstances,   the  withdrawal  of  all  of,  or  a
significant portion of, the deposits of one or more of the depositing authorities may result in a temporary reduction in the Bank's liquidity, depending primarily on the maturities and/or classifications of the securities pledged against such deposits and the Bank's ability to replace such deposits with either new deposits or other borrowings.


18.  Merger Agreement

     On July 30, 1998, the Bank entered into a definitive merger agreement with Hibernia Corporation which is pending stockholder and regulatory approval. The agreement provides for stockholders of the Bank's common stock, both $1 par value and $5 par value, to receive 1.33 shares of Hibernia Corporation common stock for each share of the Bank's common stock outstanding on the date of the merger.


19. Litigation
     On September 22, 1998, Hibernia Corporation (Hibernia) filed suit in the 21st Judicial District Court, Parish of Tangipahoa, State of Louisiana, against the Bank and Marshall T. Reynolds, its Chairman (the "Hibernia Litigation"), alleging that the Bank had engaged in actions constituting an anticipatory breach of the definitive merger agreement (the Agreement) discussed in Note 17 and alleging that Mr. Reynolds had engaged in actions constituting tortious interference with contractual relations. Hibernia requested that the court issue a preliminary and permanent injunction requiring the Bank and Mr. Reynolds (a) to perform specifically the Bank's obligations under the Agreement, (b) to cease and desist further conduct undermining or likely to undermine the completion of the merger, and (c) to employ their best efforts to assure that all actions necessary to complete the merger were conducted in a timely fashion. The Bank and Mr. Reynolds filed an answer denying the allegations of Hibernia.
     On December 23, 1998, Hibernia, the Bank, and Mr. Reynolds executed a settlement agreement regarding the Hibernia Litigation. In the settlement agreement, the parties agreed, among other things, as follows:

 -- The Bank agreed to retain Keefe, Bruyette & Woods, Inc., at Hibernia's expense, to undertake to provide to the Board of Directors and stockholders of the Bank an opinion as to whether the merger consideration is fair, from a financial point of view, to the holders of the Bank's common stock.

 -- If the Bank's stockholders approve the Agreement at a special meeting of stockholders called specifically to vote on the Agreement, Hibernia will promptly dismiss the Hibernia Litigation with prejudice, and the parties agreed not to make a claim against or sue or sponsor any claim or lawsuit against each other, or their officers, directors, investment bankers, stockholders, or agents, except for (a) claims against Hibernia arising out of Hibernia's indemnification and expense advancement obligations under the Agreement, or (b) claims against Mr. Reynolds arising under his indemnification obligations in favor of Hibernia under the Agreement, or
     (c) claims against the Bank or Hibernia for breach of their respective obligation to complete the merger upon satisfaction or waiver, as provided in the Agreement, of all conditions to that obligation.

 -- If the Bank's stockholders fail to approve the Agreement by the later of March 31, 1999 or the Extended Stockholder Meeting Date (defined in the settlement agreement as no later than May 24, 1999), then the Bank may terminate the Agreement, Hibernia will dismiss the Hibernia Litigation with prejudice upon the termination of the Agreement and the parties agree not to make a claim against or sue or sponsor any claims or lawsuit against each other or their officers, directors, investment bankers, stockholders, or agents, except for (a) claims against Hibernia arising out of Hibernia's indemnification obligations under the Agreement, or (b) claims for breaches of the confidentiality provision of the Agreement, or (c) claims for violation of the federal proxy rules applicable to the solicitation of proxies in connection with the special meeting of stockholders to be held to vote on the Agreement.

     The FDIC issued on April 30, 1996 under Section 8(e) of the Federal Deposit Insurance Act a Notice of Intention to Remove and Prohibit from Further Participation (the "Notice") naming among the respondents the chief financial officer of the Bank and certain of its former officers. The Notice alleges a variety of acts of the respondents during 1991 and 1992 alleged to constitute violations of law and of safe and sound banking practices and seeks the removal from office of the Bank's chief financial officer and prohibition of all respondents from further participation in the affairs of the Bank and any other insured depository institution. Allegations include causing the Bank to expend funds on speculative enterprises, improperly exposing the Bank to potential liability, causing or permitting the Bank to make speculative extensions of credit, filing incomplete or misleading Quarterly Reports and otherwise misleading the FDIC. An evidentiary hearing before an administrative law judge was held in October 1997. The Bank itself is not a party to the Section 8 Proceedings, but it would be obligated to indemnify certain of the respondents against reasonable expenses incurred by them in successfully defending themselves in those proceedings.
     Under applicable law and its articles of incorporation and by-laws, the Bank is obligated to indemnify its current and former officers and directors against reasonable expenses incurred by them in defense of proceedings to which they are parties by reason of having been officers or directors of the Bank if they are successful in defense of such proceedings. In addition, the Bank has discretionary authority in certain other circumstances to indemnify its officers and directors and to advance them their reasonable expenses in defending such proceedings before a final determination is made as to their entitlement to indemnification. The Bank has not been advised as to the likelihood of success of the respondents in the Section 8 Proceedings and is also unable to estimate with any precision the likely total of potentially indemnifiable expenses in connection with the Section 8 Proceedings, but is advised that they may currently total in excess of $350,000 and could, in the end, total in excess of $500,000. In addition, in connection with other proceedings described above, the Bank has incurred charges in connection with advance of, or indemnification against, expenses of officers and directors in defending certain of the proceedings and anticipates that it may incur additional charges for such items in connection with certain of these proceedings.
     The Bank is also subject to various other legal proceedings in the normal course of business. It is management's belief that the ultimate resolution of such other claims arising in the normal course of business will not have a material adverse effect on the Bank's financial position or results of operations.


20. Commitments and Contingencies

     In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. Included among these contingent liabilities are certain provisions in agreements, entered into with outside third parties to sell loans that are originated by the Bank, that may require the Bank to repurchase a loan if it becomes delinquent within a specified period of time.

                    HANNIS T. BOURGEOIS, L.L.P. AUDIT REPORT

To the Stockholders and Board of Directors of First Guaranty Bank:

     We have audited the statement of condition of First Guaranty Bank as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statemetns based on our audits. The financial statements of First Guaranty Bank as of and for the year ended December 31, 1996 were audited by other auditors whose report dated February 28, 1997 expressed an unqualified opinion on those statemetns.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes asssessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a resonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Guaranty Bank as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


Hannis T. Bourgeois, L.L.P.
Baton Rouge, Louisiana
January 29, 1999

                    COOPERS & LYBRAND, L.L.P., AUDIT REPORT


To the Stockholders and Board of Directors of First Guaranty Bank:

We have audited the statements of income, changes in stockholders' equity and cash flows of First Guaranty Bank for the year ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements of First Guaranty Bank referred to above present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


Coopers & Lybrand, L.L.P.


New Orleans, Louisiana
February 28, 1997

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
            OPERATIONS OF FIRST GUARANTY FOR THE TWELVE MONTHS ENDED
                           DECEMBER 31, 1998 AND 1997


     The following discussion and analysis is intended to highlight the significant factors affecting the financial condition and results of operations of FIRST GUARANTY presented in the financial statements included in this proxy statement/prospectus. This discussion is designed to provide readers with a more comprehensive review of the operating results and financial position than would be obtained from reading the financial statements alone. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following review and analysis.
     In September 1996, FIRST GUARANTY completed a 3-for-2 stock split. All historical data used in this report has been restated to reflect the split.

----------------------------------------------------------------------------------------------
TABLE 1 - SELECTED FINANCIAL DATA
----------------------------------------------------------------------------------------------
(in thousands, except share data and ratios)
----------------------------------------------------------------------------------------------
                                                              December 31,
                                              1998      1997      1996      1995      1994
----------------------------------------------------------------------------------------------
Earnings:
  Net interest income                    $  11,182  $ 10,428  $  9,827  $  9,355  $  8,284
  Provision for loan losses                    475       300       325       185       235
  Noninterest income                         2,454     2,462     2,493     2,381     2,268
  Noninterest expense                        8,010     7,837     7,366     8,474     7,983
  Provision for income taxes                 1,750     1,387     1,328     1,026       605
  Net income                                 3,401     3,366     3,301     2,051     1,729
----------------------------------------------------------------------------------------------
Financial Position:
  Total assets                             245,329   223,537   198,064   184,311   167,990
  Loans                                    153,324   140,078   126,105   117,719   113,613
  Allowance for loan losses                  1,869     1,688     1,649     1,513     1,502
  Securities                                66,906    62,223    50,492    34,592    32,289
  Deposits                                 223,707   197,509   179,276   167,869   153,727
  Stockholders' equity                      19,376    17,414    15,485    13,477    11,071
----------------------------------------------------------------------------------------------
Share Data:
  Earnings per common share                   1.04      1.03      1.01      0.62      0.57
  Book value
     per common share (year end)              5.68      5.04      4.41      3.75      3.35
  Cash dividends on common stock              0.40      0.40      0.34      0.28      0.20
  Cash dividends on preferred stock:
      Series A                                   -         -      8.18     99.07     23.08
      Series B                           $  104.54  $ 105.83  $  99.79  $  54.35  $      -
  Common shares outstanding (year end)   3,056,641 3,056,641 3,056,641 3,056,641 3,005,219
  Average common shares outstanding      3,056,641 3,056,641 3,056,641 3,052,414 3,005,219
----------------------------------------------------------------------------------------------
Ratios:
  Return on average assets                   1.41%     1.57%     1.67%     1.14%     1.03%
  Return on average equity                  18.20%    20.39%    22.64%    16.48%    17.21%
  Dividend payout                           38.46%    38.84%    33.66%    45.16%    35.09%
  Efficiency                                58.74%    60.80%    59.79%    72.21%    75.65%
  Leverage capital                           7.69%     7.86%     7.62%     7.27%     6.53%
----------------------------------------------------------------------------------------------
Other Significant Measures:
  Percent change in common dividend             -%     17.6%     21.4%     40.0%    233.3%
  Percent change in net income                1.0%      2.0%     60.9%     18.6%    -16.9%
  Percent change in total assets              9.7%     12.9%      7.5%      9.7%      5.8%
  Equity growth                              11.3%     12.5%     14.9%     21.7%     22.9%
----------------------------------------------------------------------------------------------



OVERVIEW

     FIRST GUARANTY reported earnings of $3.4 million in 1998, compared with $3.4 million and $3.3 million in 1997 and 1996, respectively. Earnings per common share increased 1.0%, reflecting solid revenue growth, offset by increased overhead. Earnings per common share totaled $1.04 in 1998, compared with $1.03 in 1997 and $1.01 in 1996.
     First Guaranty's return on average assets (ROA) decreased slightly to 1.41% in 1998 from 1.57% in 1997. Return on average equity (ROE) declined to 18.20% in 1998 from 20.39% in 1997. In 1996, ROA was 1.67% and ROE was 22.64%
     Net interest income was up 7.2% to $11.2 million, due to an increase in earning assets, partially offset by a 20 basis point reduction in the net interest margin resulting primarily from an increase in the cost of interest-bearing deposits. Noninterest income decreased 0.3%, primarily as a result of a decline in service charges on deposit accounts and other service charges, commissions and fees. Noninterest expense rose $0.2 million in 1998. This 2.2% increase was primarily due to increased legal and other professional fees associated with the proposed merger with Hibernia Corporation and certain litigation related to the proposed merger.
     Total assets were $245.3 million at December 31, 1998, an increase of 9.7% from the end of 1997. Total loans increased by nearly $13.2 million, or 9.5%. Total deposits grew by 13.3% from year-end 1997. In terms of the average balance sheet, total assets increased by 12.3%.


1998 COMPARED TO 1997

RESULTS OF OPERATIONS

Net Interest Income

     Net interest income is the largest component of First Guaranty's earnings. It is calculated by subtracting the cost of interest-bearing liabilities from the income earned on interest-earning assets, and represents the earnings from First Guaranty's primary business of gathering deposits and making loans and investments. First Guaranty's long-term objective is to manage this income to provide the largest possible amount of income while balancing interest rate, credit and liquidity risks.
     A financial institution's asset and liability structure is substantially different from that of an industrial company, in that virtually all assets and liabilities are monetary in nature. Accordingly, changes in interest rates, which are generally impacted by inflation rates, may have a significant impact on a financial institution's performance. The impact of interest rate changes depends on the sensitivity to change of First Guaranty's interest-earning assets and interest-bearing liabilities. The effects of the changing interest rate environment in recent years and First Guaranty's interest sensitivity position are discussed below.
     Net interest income for 1998 was $11.2 million, compared to $10.4 million in 1997. The increase in net interest income from 1997 to 1998 was due principally to the increase in interest earned due to the increased volume of securities and loans which were partially offset by increases in costs of interest-bearing liabilities. The increase in cost of interest-bearing liabilities was primarily attributable to an increase in volume on time deposits and increased rate on federal funds purchased.


--------------------------------------------------------------------------------------------------------
TABLE 2 - RATE/VOLUME  VARIANCE  ANALYSIS
--------------------------------------------------------------------------------------------------------
(in thousands)                                        Years ended December 31,
--------------------------------------------------------------------------------------------------------
                                    1998 Compared to 1997                   1997 Compared to 1996
                                 Increase (Decrease) Due To              Increase (Decrease) Due To
                                Volume        Rate          Net           Volume      Rate       Net
--------------------------------------------------------------------------------------------------------
Interest earned on:
  Interest-bearing deposits
    with banks                $     8      $   (21)      $   (13)       $   (28)     $   5    $  (23)
  Securities                      722         (121)          601            732        136       868
  Federal funds sold              (49)           6           (43)          (330)        20      (310)
  Loans                         1,469         (197)        1,272            942        (69)      873
--------------------------------------------------------------------------------------------------------
    Total interest income       2,150         (333)        1,817          1,316         92     1,408
--------------------------------------------------------------------------------------------------------

Interest paid on:
  Demand deposits                 (35)         (50)          (85)            37         14        51
  Savings deposits                  2          (32)          (30)            (2)        (1)       (3)
  Time deposits                 1,298          (77)        1,221            607         19       626
  Federal funds purchased
    and other                     (46)           3           (43)           132          1       133
--------------------------------------------------------------------------------------------------------
    Total interest expense      1,219         (156)        1,063            774         33       807
--------------------------------------------------------------------------------------------------------
    Change in net
       interest income        $   931      $  (177)      $   754        $   542      $  59    $  601
========================================================================================================
----------
     The increase (decrease) due to changes in average balances reflected in the above table was calculated by applying the  preceding  year's rate to the current year's  change in average  balance.  The increase  (decrease)  due to changes in average  rates was  calculated  by  applying  the current  year's  change in the average  rates to the  prior  year's  average  balance.  Using  this  method  of calculating increases (decreases),  any increase or decrease due to both changes in  average  balances  and  rates is  reflected  proportionately  between  gross differences  due to changes  in average  balance  and gross  differences  due to growth in earning assets.
-------------------------------------------------------------------------------------------------------

     The net interest margin percentage (margin) is calculated by dividing net interest income by First Guaranty's average interest-earning assets and is a measure of the efficiency of the earnings from balance sheet activities. It is affected by changes in the difference between interest on interest-earning assets and interest-bearing liabilities, and the percentage of interest-earning assets funded by interest-bearing liabilities (leverage). The margin for 1998 was 5.0%, compared to 5.3% for 1997. Comparing 1997 to 1998, First Guaranty's yield on interest-earning assets declined by 0.2% and the rate paid on interest-bearing liabilities increased 0.1%. Therefore, the interest spread between these two major components of the balance sheet contracted. This contraction in the interest spread from 1997 to 1998 was slightly exacerbated by the decrease in leverage during 1998. Leverage decreased to 123.7% for 1998 from 123.9% in 1997, due primarily to the growth in interest-bearing liabilities outpacing the growth in earning assets.

Provision and Allowance for Loan Losses

     First Guaranty maintains its allowance for loan losses (allowance) at a level that is considered sufficient to absorb potential losses in the loan portfolio. The allowance is increased by the provision for loan losses (provision) as well as recoveries of previously charged-off loans (recoveries), and is decreased by loan charge-offs (charge-offs). The provision is the necessary charge to expense to provide for current loan losses and to maintain the allowance at an adequate level commensurate with management's evaluation of the risks inherent in the loan portfolio. Various factors are taken into consideration when First Guaranty determines the amount of the provision and the adequacy of the allowance. Some of these factors include

  -- Past due and nonperforming assets;

  -- Specific internal analyses of loans requiring special attention;

  -- The current level of regulatorily classified and criticized assets and the associated risk factors with each;

  -- Examinations and reviews by the First Guaranty's independent accountants and third-party independent loan review personnel; and

  -- Examinations of the loan portfolio by federal and state regulatory agencies.

     The data collected from these sources is evaluated with regard to current national and local economic trends, prior loss history, underlying collateral values, credit concentrations, and industry risks. An estimate of potential future loss on specific loans is developed in conjunction with an overall risk evaluation of the total loan portfolio.

----------------------------------------------------------------------------------------------------------------------------------
TABLE 3 - COMPARATIVE AVERAGE BALANCES - YIELDS AND RATES
----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except yields/rates)
                                                                Years ended December 31,
                                            1998                         1997                          1996
                                 Average             Yield     Average            Yield      Average            Yield
                                 Balance  Interest   /Rate     Balance  Interest  /Rate      Balance  Interest  /Rate
----------------------------------------------------------------------------------------------------------------------------------
Assets:
 Interest-earning assets:
  Interest-bearing deposits
    with banks                 $   4,210   $   227    5.4%    $  4,077  $   240    5.9%     $  4,559  $   263    5.8%
  Securities                      70,875     4,079    5.8%      58,414    3,478    6.0%       45,551    2,610    5.7%
  Federal funds sold               2,175       126    5.8%       3,027      169    5.6%        8,950      479    5.4%
  Loans, net                     144,426    14,746   10.2%     130,064   13,474   10.4%      120,984   12,601   10.4%
----------------------------------------------------------------------------------------------------------------------------------
      Total interest-
        earning assets           221,686    19,178    8.7%     195,582   17,361    8.9%      180,044   15,953    8.9%
----------------------------------------------------------------------------------------------------------------------------------

 Noninterest-earning assets:
  Cash & due from banks           10,036                         9,872                         9,302
  Premises and
   equipment, net                  5,013                         5,301                         4,772
  Other assets                     4,394                         3,900                         3,269
----------------------------------------------------------------------------------------------------------------------------------
      TOTAL                    $ 241,129   $19,178            $214,655  $17,361             $197,387  $15,953
----------------------------------------------------------------------------------------------------------------------------------

Liabilities and
Stockholders' Equity
 Interest-bearing liabilities:
   Demand deposits             $  43,246   $ 1,134    2.6%    $ 44,565  $ 1,219    2.7%     $ 43,205  $ 1,168    2.7%
   Savings deposits               20,780       474    2.3%      20,679      504    2.4%       20,746      507    2.4%
   Time deposits                 113,663     6,297    5.5%      90,255    5,076    5.6%       79,457    4,450    5.6%
   Federal funds purchased
     and other                     1,530        91    5.9%       2,307      134    5.8%           24        1    4.2%
----------------------------------------------------------------------------------------------------------------------------------
      Total interest-
        bearing liabilities      179,219     7,996    4.5%     157,806    6,933    4.4%      143,432    6,126    4.3%
----------------------------------------------------------------------------------------------------------------------------------

 Noninterest-bearing
   liabilities:
   Demand deposits                38,682                        36,384                        35,115
   Other                           4,542                         3,956                         4,262
     Total liabilities           222,443     7,996             198,146    6,933              182,809    6,126
     Stockholders' equity         18,686                        16,509                        14,578
----------------------------------------------------------------------------------------------------------------------------------
      TOTAL                    $ 241,129   $ 7,996            $214,655  $ 6,933             $197,387  $ 6,126
----------------------------------------------------------------------------------------------------------------------------------
    Net interest income                    $11,182                      $10,428                       $ 9,827
----------------------------------------------------------------------------------------------------------------------------------
    Net yield on interest-
      earning assets                                  5.0%                         5.3%                          5.5%
==================================================================================================================================

     Provisions made pursuant to these processes totaled $475,000 and $300,000 in 1998 and 1997, respectively. These provisions were necessary to maintain the allowance at an adequate level based on loan risk factors and the levels of net loan charge-offs. Net charge-offs for 1998 were $294,000, an increase of $33,000 from the 1997 level of $261,000.
     The allowance at December 31, 1998, was $1.9 million or 1.2% of total loans. Management believes that the current level of the allowance is adequate to cover losses in the loan portfolio given the current economic conditions, expected net charge-offs and nonperforming asset levels.

---------------------------------------------------------------------------------------
TABLE 4 - SUMMARY OF LOAN LOSS EXPERIENCE
---------------------------------------------------------------------------------------
(in thousands, except ratios)
---------------------------------------------------------------------------------------
                                               Years ended December 31,
          Category                    1998      1997      1996      1995     1994
---------------------------------------------------------------------------------------
Loans:
  Average outstanding            $146,159  $131,791  $123,088  $116,374 $  107,875
  Balance at end of year         $153,324  $140,078  $126,105  $117,719 $  113,613
=======================================================================================

Allowance for loan losses:
  Balance at beginning of year   $  1,688  $  1,649 $   1,513  $  1,502   $  1,511
  Provision charged to expense        475       300       325       185        235
  Loans charged off                  (355)     (428)     (338)     (343)      (500)
  Recoveries                           61       167       149       169        256
---------------------------------------------------------------------------------------
  Balance at end of year         $  1,869  $  1,688 $   1,649  $  1,513   $  1,502
=======================================================================================

Ratios:
  Net loan chargeoffs to
     average loans                   0.2%      0.2%      0.2%      0.1%       0.2%
  Net loan chargeoffs to
     loans at end of year            0.2%      0.2%      0.1%      0.1%       0.2%
  Allowance for loan losses to
     loans at end of year            1.2%      1.2%      1.3%      1.3%       1.3%
  Net loan chargeoffs to
     allowance for loan losses      17.4%     15.8%     12.5%     11.6%      16.1%
  Net loan chargeoffs to
     provision charged to expense   61.9%     87.0%     58.2%     94.1%     103.8%
=======================================================================================

Noninterest Income

     Noninterest income is a significant component of First Guaranty's total income. First Guaranty continues to develop and enhance existing products and to create new products in order to augment fee income as trends in the financial services industry and the economic environment continue to put pressure on First Guaranty's ability to increase its net interest income. Noninterest income includes deposit service charges, and fees and commissions from many other corporate and retail products.
     Core business revenue, which includes service charges, trust fees, and fees and commissions from other retail banking operations, totaled $2.14 million in 1998 compared to $2.21 million in 1997. Noninterest income, which includes core business revenues, securities gains, and other miscellaneous income, totaled $2.5 million in 1998 compared to $2.5 million in 1997. Other noninterest income increased by $63,000 in 1998.
     Service charges on deposit accounts decreased 1.4% in 1998 after increasing 5.2% in 1997. The decrease from 1997 to 1998 was principally the result of increased account balances and reduced chargeable activity among First Guaranty's demand deposit accounts.

--------------------------------------------------------------------------------
TABLE 5 - NONINTEREST INCOME
--------------------------------------------------------------------------------
(in thousands)                                         Years ended December 31,
--------------------------------------------------------------------------------
                                                      1998      1997       1996
Service charges on deposit accounts             $    1,707 $   1,732  $   1,646
Other service charges, commissions and fees            431       474        575
--------------------------------------------------------------------------------
     Core business revenue                           2,138     2,206      2,221
--------------------------------------------------------------------------------
Securities losses                                       (3)        -          -
Other                                                  319       256        272
--------------------------------------------------------------------------------
     Other revenue                                     316       256        272
--------------------------------------------------------------------------------
     Total noninterest income                   $    2,454 $   2,462  $   2,493
================================================================================

Noninterest Expense

     Noninterest  expense  totaled  $8.01  million  in 1998,  compared  to $7.84 million in 1997. Noninterest expense in 1998 included charges of $544,000 incurred in relation to the merger agreement, which is more fully discussed in
Note 18 to the financial statements, and certain litigation, which is more fully discussed in Note 19 to the financial statements. Adjusting for these unusual items, noninterest expense totaled $7.47 million in 1998.
     Salaries and benefits is the largest component of noninterest expense. Salaries and benefits decreased $92,000 in 1998 to $3.22 million. This decrease, from the 1997 level of $3.32 million, was principally due to reduced levels of recruiting and relocation expense which were partially offset by increased levels of bonuses and 401(k) savings plan match. At December 31, 116 employees represented the full-time equivalent of 98 staff members in 1998, compared to full-time equivalents of 104 in 1997.
     Occupancy expense totaled $757,000 in 1998, a decrease from the 1997 level of $795,000. The decrease in 1998 was primarily due to a decrease in maintenance and repairs due to improved building conditions resulting from recent capitalized improvements. Further improvements are scheduled for First Guaranty premises in 1999. Equipment expense decreased $23,000 to $683,000 in 1998 as compared to $706,000 in 1997. The decrease in 1998 is primarily attributable to the completion of the depreciation cycle for certain electronic data processing equipment.
     Other noninterest expense, which includes legal and other professional fees, the cost of outside data processing services, provisions for Other Real Estate writedowns, the cost of carrying foreclosed assets, and general and administrative expenses, increased by $326,000 from 1997 to 1998. Included in other noninterest expense are charges of $544,000 [costs associated with a proposed merger more fully discussed in Note 18 to the financial statements and litigation more fully discussed in Note 19 to the financial statements] in 1998. The increase in 1998 was mainly the result of increased legal and professional fees. There was no provision for Other Real Estate writedowns (provision) in 1998, compared to $22,000 in 1997. Foreclosed assets are independently appraised annually and, if necessary, a charge to the allowance for Other Real Estate losses (allowance) is made to record such assets at the lower of their cost or market value. The allowance is established by a provision charged to other noninterest expense.

--------------------------------------------------------------------------------
TABLE 6 - NONINTEREST EXPENSE
--------------------------------------------------------------------------------
(in thousands)                                        Years ended December 31,
                                                      1998      1997      1996
--------------------------------------------------------------------------------
Salaries and benefits                            $  3,223   $  3,315   $ 3,016
Occupancy expense                                     757        795       725
Equipment expense                                     683        706       533
Other:
  Legal and other professional fees                 1,161        692       919
  Outside data processing expense                      21         23        61
  Other real estate expense                            93        114        65
  Provision for other real estate writedowns            -         22       124
  Other expense                                     2,072      2,170     1,923
--------------------------------------------------------------------------------
    Total other                                     3,347      3,021     3,092
--------------------------------------------------------------------------------
    Total noninterest expense                    $  8,010   $  7,837   $ 7,366
================================================================================

     Other noninterest expense also included the carrying costs of foreclosed assets (Other Real Estate expense) which decreased to $93,000 in 1998 from $114,000 in 1997. This decrease resulted from the overall reduction in the number of parcels of other real estate held by First Guaranty. Further reductions in the carrying costs of foreclosed assets will be realized as First Guaranty disposes of the remaining Other Real Estate properties.
     Other noninterest expense includes the cost of FDIC insurance, which decreased to $24,000 in 1998 after totaling $57,000 in 1997. Although First Guaranty's actual risk-rated premium for FDIC insurance for 1998 was 0.00% of gross deposits (subject to a $2,000 minimum annual assessment), legislation enacted in September, 1996 to recapitalize the Savings Association Insurance Fund resulted in a special assessment of $22,000.
     The overhead ratio was 2.51% in 1998, compared to last year's 2.75%. The decreased level of overhead is primarily attributable to the growth in average assets significantly outpacing the growth in net noninterest expense. Details of noninterest expense over the past three years are shown in Table 6.
     As First  Guaranty  strategically  plans for the  future,  management  will continue to develop and enhance productivity through organizational reengineering and investments in technology.

Provision for Income Taxes

     First Guaranty's provision for income taxes rose to $1.8 million in 1998, compared with $1.4 million in 1997. The effective tax rate increased slightly from 1997, as First Guaranty continued to recognize the tax benefit of certain deferred tax assets that had previously been unrecognized.

INTEREST RATE RISK AND LIQUIDITY MANAGEMENT

Interest Rate Risk Management

     The interest spread and liability funding discussed below are directly related to changes in asset and liability mixes, volumes, maturities and repricing opportunities of interest-earning assets and interest-bearing liabilities. Interest-sensitive assets and liabilities are those which are subject to being repriced in the near term, including both floating or adjustable rate instruments and instruments approaching maturity. The interest sensitivity gap is the difference between total interest-sensitive assets and total interest-sensitive liabilities. Interest rates on First Guaranty's various asset and liability categories do not respond uniformly to changing market conditions. Interest rate risk is the degree to which interest rate fluctuations in the marketplace can affect net interest income.
     To maximize its margin, First Guaranty attempts to be somewhat more asset sensitive during periods of rising rates and more liability sensitive during periods of falling rates. The need for interest sensitivity gap management is most critical in times of rapid change in overall interest rates. Although First Guaranty generally seeks to limit its exposure to interest rate fluctuations by maintaining a relatively balanced mix of rate sensitive assets and liabilities on a one-year time horizon, management believes that the rewards of extending the maturities of securities and other earning assets do not mitigate the risks given the current interest rate environment. This mix is altered periodically depending upon management's assessment of current business conditions and the interest rate outlook. Exposure to interest rate fluctuations is maintained within prudent levels by the use of varying investment strategies.
     One tool which is used to monitor interest rate risk is the interest sensitivity analysis as shown in Table 7. This analysis reflects the repricing characteristics of assets and liabilities over various time periods. The gap indicates whether more assets or liabilities are subject to repricing over a given time period. First Guaranty's interest sensitivity analysis at December 31, 1998 reflects an asset sensitive position with a positive gap on a cumulative one-year basis.

Liquidity Management

     Liquidity  for a  financial  institution  can  be  expressed  in  terms  of maintaining sufficient cash flows to meet both existing and unplanned obligations in a cost effective manner. Adequate liquidity allows First Guaranty to meet the demands of both the borrower and the depositor on a timely basis, as well as pursuing other business opportunities as they arise. Thus, liquidity management embodies both an asset and liability aspect. Liquidity is maintained through First Guaranty's ability to convert assets into cash, manage the maturities of liabilities and generate funds on a short-term basis through the attraction of local deposits.
     As part of its liquidity, First Guaranty maintains funding relationships with other financial institutions. The average amount of those borrowings was $1,530,000 in 1998 and $2,307,000 in 1997.
     Additionally, First Guaranty maintains a sufficient level of liquid assets (cash and cash equivalents and interest-bearing deposits with banks) which may be converted to cash to meet its liquidity needs. These liquid assets represent 8.1% of total assets at December 31, 1998 as compared to 6.8% at December 31, 1997.

CREDIT RISK

     Credit risk is inherent in each financial institution's loan and investment portfolios. In an effort to minimize credit risk, First Guaranty utilizes an extensive credit administration network, including specific lending authorities for each loan officer, a system of loan committees to review and approve loans, and an internal loan review and credit quality rating system. This network assists in the evaluation of the quality of new loans and in the early identification of problem or potential problem credits and provides information to aid management in determining the adequacy of the allowance for loan losses.

--------------------------------------------------------------------------------------------------------------
TABLE 7 - INTEREST SENSITIVITY AT DECEMBER 31, 1998
--------------------------------------------------------------------------------------------------------------
(in thousands, except for percentages)
--------------------------------------------------------------------------------------------------------------
                                               Interest sensitivity within
                              0-30      31-90    91-180    181-365    Total       Over
                              Days      Days      Days      Days    One Year    One Year      Total
--------------------------------------------------------------------------------------------------------------
Earning assets:
  Loans, net                $  47,502  $ 13,415  $ 15,507  $ 21,350  $ 97,774  $  53,681     $ 151,455
  Securities                    2,990         -     1,504     8,432    12,926     53,980        66,906
  Other earning assets(1)       5,988       396     1,091     1,189     8,664          -         8,664
--------------------------------------------------------------------------------------------------------------
    Total earning assets    $  56,480  $ 13,811  $ 18,102  $ 30,971  $119,364  $ 107,661     $ 227,025
--------------------------------------------------------------------------------------------------------------

Source of funds:
  Interest-bearing accounts:
    Demand deposits         $  10,970  $      -  $      -  $      -  $ 10,970  $  33,003     $  43,973
    Savings deposits            5,194         -         -         -     5,194     15,581        20,775
    Time deposits              12,248    22,410    21,766    28,804    85,228     31,128       116,356
  Noninterest-bearing, net          -         -         -         -         -     45,921        45,921
--------------------------------------------------------------------------------------------------------------
    Total source of funds      28,412    22,410    21,766    28,804   101,392    125,633     $ 227,025
--------------------------------------------------------------------------------------------------------------
Period gap                     28,068    (8,599)   (3,664)    2,167    17,972    (17,972)
Cumulative gap              $  28,068  $ 19,469  $ 15,805  $ 17,972  $ 17,972  $       -
==============================================================================================================
Cumulative gap as a
 percent of earning assets      12.4%      8.6%      7.0%      7.9%      7.9%
==============================================================================================================
----------
(1) Includes Due from Bank balances held at the Federal Home Loan Bank of $5,493.

Nonperforming Assets

     Nonperforming assets consist of loans on which interest is no longer accrued, certain restructured loans where the interest rate or other terms have been renegotiated, and real estate acquired through foreclosure (Other Real Estate).
     The accrual of interest is discontinued on loans when management believes there is reasonable uncertainty about the full collection of principal and interest, or when the loan is contractually past due ninety days or more and not fully secured. If the principal amount of the loan is adequately secured, then interest income on such loans is subsequently recognized only in periods in which actual payments are received.
     Nonperforming assets totaled $0.7 million or 0.3% of total assets at December 31, 1998, compared to $1.2 million or 0.5% of total assets at December 31, 1997. Factors contributing to the decrease in 1998 included reductions in Other Real Estate of approximately $497,000 from sales of such property. These reductions were offset by the transfer of approximately $376,000 to Other Real Estate from nonaccrual as a result of the completion of foreclosure actions.
     At December 31, 1998, First Guaranty had approximately $2,789,000 of outstanding loans which are not considered nonperforming, but whose borrowers are experiencing financial difficulties severe enough to require close management supervision. These loans are considered in determining the adequacy of the allowance.

--------------------------------------------------------------------------------
TABLE 8 - NONPERFORMING ASSETS
--------------------------------------------------------------------------------
(in thousands)                                     December 31,
                                     1998    1997     1996    1995    1994
--------------------------------------------------------------------------------
Nonaccrual loans                  $   436  $  753  $ 1,268  $  809  $  601
Restructured loans                      -       -      243   1,750   1,651
Other real estate and
   repossessed collateral             282     399      555     495   1,900
--------------------------------------------------------------------------------
   Total nonperforming assets     $   718  $1,152  $ 2,066  $3,054  $4,152
================================================================================

EARNING ASSETS

     Average earning assets increased 13.3% in 1998, primarily reflecting the investment of financial resources available due to the increase in core funding sources.

Loans

     Loans are First Guaranty's primary use of financial resources and represent the largest component of earning assets. First Guaranty's loans are made predominantly within the Tangipahoa Parish area and the portfolio is highly diversified. There are no significant concentrations of credit to any borrower or industry, and the portfolio is balanced between wholesale and consumer lending. A significant portion of the portfolio is secured primarily or secondarily by real estate.
     First Guaranty's loan portfolio at December 31, 1998 totaled $153.3 million (gross loans), an increase of approximately $13.2 million from the December 31, 1997 level of $140.1 million. Loans represented 68.5% of deposits at December 31, 1998, compared to 70.9% of deposits at December 31, 1997. This decrease was chiefly the result of increases in deposit acquisitions outpacing new loan growth. The majority of the loan increases were in the commercial and real estate loan segments of the portfolio. Loan charge-offs of $355,000 were taken during 1998. First Guaranty had recoveries of $61,000 on these loan charge-offs and other loans previously charged off. Although First Guaranty continues to emphasize serving its core retail customer base consisting of individuals and small businesses, increased loan volume from larger commercial customers outpaced the current loan demand from First Guaranty's retail consumer clients.

Securities and Other Earning Assets

     The securities portfolio consists of debt securities which provide First Guaranty with a long-term, relatively stable source of income. Additionally, the securities portfolio provides a balance to interest rate and credit risks in other categories of the balance sheet.
     The mix of First Guaranty's securities portfolio emphasizes more liquid short-term investments and variable rate securities in order to limit interest rate risk. First Guaranty's securities portfolio consists primarily of obligations of U. S. Government corporations or agencies with maturities ranging up to four years. At December 31, 1998, the average maturity of the securities portfolio was 3.2 years.
     The majority of First Guaranty's securities are currently classified as held to maturity. Management periodically assesses the quality of First Guaranty's investment holdings using procedures similar to those used in assessing the credit risks inherent in the loan portfolio. At December 31, 1998, it is management's opinion that First Guaranty holds no investment securities which bear greater than the normal amount of credit risk for similar investments and that no securities are recorded at greater than their recoverable value.
     Average securities as a percentage of average interest-earning assets were 32.0% in 1998, and 29.9% in 1997, respectively. The increase in this percentage during 1998 resulted from the growth in securities outpacing the growth in total earning assets, on an average basis. The current rate environment offers little reward to offset the risk of longer term investments; therefore, management has maintained an investment strategy which emphasizes more liquid short-term instruments such as federal funds sold and interest-bearing deposits with banks. At December 31, 1998, securities represented 30.2% of interest-earning assets. The overall yield on taxable securities decreased 0.2% from 1997 to 1998 primarily due to a generally lower interest rate environment.

DEPOSITS

     Managing the mix and repricing alternatives of deposit liabilities is an important factor affecting First Guaranty's ability to maximize its net interest margin. The strategies used to manage interest-bearing deposit liabilities are designed to adjust as the interest rate environment changes. In this regard, management of First Guaranty regularly assesses its funding needs, deposit pricing, and interest rate outlooks. In recent years, management's assessment has resulted in a stressing of the servicing of core depositors and growth funded by increases in core non-public and public deposits.
     From December 31, 1997 to December 31, 1998, First Guaranty's interest-bearing deposits increased by $20.3 million. The mix of interest-bearing deposits changed in 1998 from December 31, 1997 as the more expensive time deposits increased by approximately $19.6 million while the lower cost savings and interest-bearing demand deposits increased by $0.6 million.
     Average noninterest-bearing deposits increased to $38.7 million in 1998 from $36.4 million in 1997. Average noninterest-bearing deposits represented 17.8% of average total deposits in 1998, compared to 19.0% in 1997. As First Guaranty endeavors to maintain a strong interest margin and improve earnings, attracting core noninterest-bearing deposits will remain a primary emphasis for First Guaranty. Management will continue to evaluate and update First Guaranty's product mix in its efforts to attract additional core customers. First Guaranty currently offers a number of noninterest-bearing deposit products which are competitively priced.

CAPITAL AND DIVIDENDS

     First Guaranty's primary source of additional capital is internally generated from earnings. Stockholders' equity was $19.4 million at December 31, 1998, an increase of approximately $2.0 from December 31, 1997. This increase is comprised of 1998 net income of $3,401,000, which was partially offset by the payment of $1,433,000 in dividends.
     As more fully discussed in Note 9 to the financial statements, First Guaranty is required to maintain certain minimum capital levels as established by the FDIC in its Rules and Regulations. The regulations require, among other things, that commercial banks, based on their financial condition, maintain a minimum leverage capital ratio of not less than four percent (4.0%). At December 31, 1998, First Guaranty's leverage capital ratio was 7.69%. Additionally, the FDIC has established certain risk-based capital requirements that require banks to maintain a minimum of 8% total risk-based capital, at least one-half of which must consist of tier 1 or core capital, including common stockholders' equity, retained earnings, and perpetual preferred stock. At December 31, 1998, First Guaranty's tier 1 capital ratio and total risk-based capital ratios were 11.55% and 12.67%, respectively.
     Dividend payments during 1998 of $0.40 per common share totaled $1,223,000. Additionally, First Guaranty paid dividends on the outstanding shares of Series B Preferred Stock of $104.54 per share or approximately $210,000.
     The capital guidelines will play a crucial role in a banking organization's plans for business, asset allocations and expansion. Adherence to these capital guidelines is one of the ongoing challenges that First Guaranty management faces and that will significantly impact the manner in which business is conducted now and in the future.

1997 COMPARED TO 1996

     First Guaranty earned $3.4 million, or $1.03 per share, in 1997, a 2.0% increase in per common share earnings from 1996. This increase reflected solid income growth, primarily due to an increase in net interest income. First Guaranty's return on average assets declined to 1.57% in 1997, down from 1.67%. Return on average equity was 20.39% and 22.64% in 1997 and 1996, respectively.
     Net interest income increased to $10.4 million in 1997, from $9.8 million in 1996. This increase was principally due to an increase in interest income due to increased volume and rate on securities and increased volume on loans. Noninterest income decreased by $31,000 from 1996 to 1997, primarily due to declines in other service charges, commissions and fees.
     Noninterest expense increased from the 1996 level of $7.4 million to $7.8 million in 1997. Salaries and benefits increased as a result of staff additions, increased bonuses and increases in the 401(k) match. Occupancy and equipment expense increased primarily due to increases in depreciation resulting from renovations to certain fixed asset sites as well as equipment purchased to effect certain technological upgrades throughout First Guaranty's information systems and delivery systems.
     Solid growth in First Guaranty's asset base continued in 1997 as total assets grew by 12.9% to $223.5 million. Loans increased from $126.1 million at December 31, 1996 to $140.1 million at December 31, 1997. Deposits grew by $18.2 million, totaling $197.5 million at December 31, 1997.
     As more fully discussed in Note 8 to the financial statements, on February 1, 1996, First Guaranty redeemed all outstanding shares of Series A Preferred Stock and issued 1,000 shares of authorized but unissued Series B Preferred Stock to Premier Financial Bancorp, Inc., the holder of the redeemed Series A Preferred Stock. The primary purpose of this transaction was to simplify First Guaranty's capital structure in order to provide First Guaranty with greater flexibility in achieving and maintaining its capital goals.

Impact of Recently Issued Accounting Standards

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. This Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. First Guaranty expects to adopt the new Statement in 1999. The Statement will require First Guaranty to recognize all derivatives on the balance sheet at fair value. At the time First Guaranty adopts this Statement, there will be a one-time opportunity to reclassify securities among the available for sale, trading, and held to maturity categories. First Guaranty does not anticipate that the adoption of this Statement will have a significant effect on its results of operations or financial position; however, First Guaranty does expect to reclassify a significant portion of its securities portfolio from held to maturity to available for sale.

----------------------------------------------------------------------------------------------------------------------------------
TABLE 9 - SELECTED QUARTERLY FINANCIAL HIGHLIGHTS
----------------------------------------------------------------------------------------------------------------------------------
(in thousands, except share data and ratios)
----------------------------------------------------------------------------------------------------------------------------------
                                                             1998                                         1997
                                              Fourth    Third     Second      First      Fourth      Third    Second    First
                                             Quarter   Quarter    Quarter    Quarter     Quarter    Quarter   Quarter  Quarter
----------------------------------------------------------------------------------------------------------------------------------
Earnings:
 Net interest income                       $   2,843 $   2,762  $   2,861 $   2,716   $   2,648  $   2,707    $2,609  $   2,464
 Provision for loan losses                       200       125         75        75          75         75        75         75
 Noninterest income                              603       631        628       592         609        631       586        636
 Noninterest expense                           2,282     1,865      2,007     1,856       2,026      1,970     1,987      1,854
 Provision for income taxes                      328       473        494       455         220        427       350        390
 Net income                                      636       930        912       923         936        866       783        781
----------------------------------------------------------------------------------------------------------------------------------

Financial Position:
 Total assets                                245,329   248,570    242,526   234,400     223,537    221,274    216,877    207,830
 Loans                                       153,324   152,744    145,125   140,230     140,078    135,446    134,608    124,732
 Allowance for loan losses                     1,869     1,878      1,782     1,719       1,688      1,818      1,757      1,689
 Securities                                   66,906    75,224     76,744    67,297      62,223     60,999     61,209     57,187
 Deposits                                    223,707   226,957    213,737   213,875     197,509    201,262    195,210    189,272
 Stockholders' equity                         19,376    19,103     18,523    17,968      17,414     16,822     16,333     15,907
----------------------------------------------------------------------------------------------------------------------------------

Share Data:
 Net income per common share                    0.19      0.29       0.28      0.28        0.28       0.27       0.24       0.24
 Cash dividends on common stock                 0.10      0.10       0.10      0.10        0.10       0.10       0.10       0.10
 Book value per common share (quarter end) $    5.68 $    5.60  $    5.41 $    5.22   $    5.04  $    4.85      $4.69  $    4.55
 Average common shares outstanding         3,056,641 3,056,641  3,056,641 3,056,641   3,056,641  3,056,641  3,056,641  3,056,641
----------------------------------------------------------------------------------------------------------------------------------

Ratios:
 Return on average assets(1)                   1.01%    1.50%       1.54%     1.63%       1.69%      1.59%      1.47%      1.52%
 Return on average equity(1)                  12.98%   19.74%      19.83%    20.96%      21.76%     20.43%     20.79%     20.49%
 Net overhead                                  2.97%    2.13%       2.52%     2.39%       2.79%      2.69%      2.87%      2.62%
 Efficiency                                   66.22%   54.97%      57.54%    56.09%      62.20%     59.02%     62.19%     59.81%
==================================================================================================================================
(1) Annualized

Year 2000 Readiness Disclosure

The Y2K Problem

     First Guaranty is devoting significant resources throughout its business operations to minimize the risk of potential disruption from the "Year 2000
(Y2K) problem." This problem is a result of computer programs having been written using two digits (rather than four) to define the applicable year. Any information technology (AIT") systems that have time-sensitive software may recognize a date using A00" as the year 1900 rather than the year 2000, which could result in miscalculations and system failures. The problem also extends to many "non-IT" systems; that is, operating and control systems that rely on embedded chip systems. In addition, like every other business enterprise, First Guaranty is at risk from Y2K failures on the part of its major business counterparts, including customers, suppliers, and correspondent banks, as well as potential failures in public and private infrastructure services, including electricity, water, gas, transportation and communications.
     System failures resulting from the Y2K problem could adversely affect operations and financial results of First Guaranty. Failures may affect security, payroll operations, or accounts payable, as well as such routine but important operations as interest calculations or loan billing and collection.
     First Guaranty recognizes the importance of its customers' need to address Y2K. Relationships considered material to First Guaranty's financial position have been identified and appropriate documentation from borrowers has been received. First Guaranty is in the process of reviewing the information obtained and assessing the risk of repayment impairment.

Addressing the Problem

     First Guaranty has developed a six-phase approach to resolving the Y2K issues that are reasonably within its control. All of these efforts are being coordinated through a task force chaired by First Guaranty's Senior Vice President and Chief Financial Officer ("CFO"). The task force includes employees who are devoting part of their time to Y2K efforts as well as expert consultants retained to assist with specific potential problems. The CFO reports periodically to the Board of Directors with respect to First Guaranty's Y2K efforts.
     First Guaranty's approach to and the anticipated timing of each phase are described below.

Phase 1 - Inventory.

     The first phase entails an inventory of all hardware and software (including business and operational applications, operating systems and third party products) that may be at risk, and identification of key third-party businesses whose Y2K failures might most significantly impact First Guaranty. The IT system inventory process has been completed, and the inventories of key third-party businesses and of internal non-IT systems are expected to be completed by March 31, 1999.

Phase 2 - Assessment

     Once each at-risk system has been identified, the Y2K task force assesses how critical the system is to business operations and the potential impact of failure, in order to establish priorities for repair or replacement. Systems are classified as "critical", "important" or "non-critical". A "critical" system is one that, if not operational, would cause the shutdown of all or a portion of First Guaranty within two days while an "important" system is one that would cause such a shutdown within two weeks. This process has been completed for all IT systems, resulting in the identification of 3 business systems that are "critical" to continued functioning and more than 11 that are either "important" or are otherwise being monitored. The assessment process for internal non-IT systems and for key third-party businesses is expected to be completed by mid-1999. Systems that are known to be critical or important are receiving top priority in assessment and remediation.

Phase 3 - Strategy

     This phase involves the development of appropriate remedial strategies for both IT and non-IT systems. These strategies may include repairing, testing and certifying, replacing or abandoning particular systems (as discussed under Phases 4 and 5 below). Selection of appropriate strategies is based upon such factors as the assessments made in Phase 2, the type of system, the availability of a Y2K-compliant replacement and cost. The strategy phase has been completed for all IT systems. For some non-IT embedded systems, strategy development is continuing. A strategy for addressing embedded systems in First Guaranty's buildings is being developed in concert with systems vendors and should be completed by spring 1999. The process of analysis, certification or replacement or "workaround" for embedded systems in First Guaranty's buildings is expected to consume the first half of 1999. Strategies for other embedded systems are being developed and are also expected to be complete by mid-1999.

Phase 4 - Remediation

     The remediation phase involves creating detailed project plans, marshalling necessary resources and executing the strategies chosen. For IT systems, this phase is approximately 70% complete for critical and important systems, and is expected to be completed (including certification) by March 31, 1999. For non-critical systems, most corrections are expected to be completed by December 31, 1999. For those systems that are not expected to be reliably functional after January 1, 2000, detailed manual workaround plans will be developed prior to the end of 1999.

Phase 5 - Testing And Certification

     This phase includes establishing a test environment, performing systems testing (with third parties if necessary), and certifying the results. The certification process entails having functional experts review test results, computer screens and printouts against pre-established criteria to ensure system compliance. First Guaranty expects all critical and important IT systems to be certified by March 31, 1999. Testing for non-IT systems has been initiated; however, due to First Guaranty's reliance on many third-party vendors for these systems, First Guaranty cannot estimate precisely when this phase will be completed. The majority of embedded systems throughout First Guaranty are expected to be certified by May 31, 1999. First Guaranty's target for all critical and important non-IT systems is June 1999.
     First Guaranty has initiated written and telephonic communications with key third-party businesses, as well as public and private providers of infrastructure services, to ascertain and evaluate their efforts in addressing Y2K compliance. It is anticipated that the majority of testing and certification with these entities will occur in 1999.

Phase 6 - Contingency Planning

     This phase involves addressing any remaining open issues expected in 1999 and early 2000. As a precautionary measure, First Guaranty is currently developing contingency plans for all systems that are not expected to be Y2K compliant by March 1999. A variety of automated as well as manual fallback plans are under consideration, including the use of electronic spreadsheets, resetting system dates to 1972, a year in which the calendar coincides with that of 2000, and manual workarounds. First Guaranty estimates that all of these plans will be completed by December 1999.

Costs

     As of December 31, 1998, First Guaranty had incurred costs of approximately $70,000 related to its Y2K project. The estimated additional costs to complete the project are currently expected to be approximately $660,000, of which $475,000 is expected to be capitalized. First Guaranty does not expect redeployments necessary to complete the Y2K remediation to have a material adverse effect on other ongoing business operations of First Guaranty, although it is possible that certain maintenance and upgrading processes will be delayed as the result of the priority being given to Y2K remediation. All of the costs of the Y2K project are being borne out of First Guaranty's operating cash flow.

     Based upon its efforts to date, First Guaranty believes that the vast majority of both its IT and its non-IT systems, including all critical and important systems, will remain up and running after January 1, 2000. Accordingly, First Guaranty does not currently anticipate that internal systems failures will result in any material adverse effect to its operations or financial condition. During 1999, First Guaranty will also continue and expand its efforts to ensure that major third-party businesses and public and private providers of infrastructure services, such as utilities, communications services and transportation, will also be prepared for the year 2000, and to develop contingency plans to address any failures on their part to become Y2K compliant. At this time, First Guaranty is not aware of any third-party Y2K issue that would materially impact First Guaranty's results of operations, liquidity, or financial position. However, First Guaranty has no means of ensuring that third-parties will be Year 2000 ready. First Guaranty believes that the most likely "worst-case" scenario involves potential disruptions in areas in which First Guaranty's operations must rely on such third parties whose systems may not work properly after January 1, 2000. While such failures, if any, are not expected to affect important operations of First Guaranty, either directly or indirectly, the inability of third-parties to complete their Y2K remediation process in a timely fashion could materially impact First Guaranty. First Guaranty cannot at present estimate either the likelihood or the potential cost of any noncompliance by third-parties.

     The nature and focus of First Guaranty's efforts to address the Year 2000 problem may be revised periodically as interim goals are achieved or new issues are identified. In addition, it is important to note that the description of First Guaranty's efforts necessarily involves estimates and projections with respect to activities required in the future. Estimates on the status of completion and the expected completion dates are based on costs incurred to date compared to total expected costs. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

GRAPHIC MATERIAL INDEX

GRAPHIC DESCRIPTION                CROSS REFERENCE
-------------------                ---------------

Net Interest Income Bar Graph      See Table 1 Selected Financial Data

Noninterest Income Bar Graph       See Table 1 Selected Financial Data

Noninterest Expense Bar Graph      See Table 1 Selected Financial Data

Nonperforming Assets Bar Graph     See Table 8 Nonperforming Assets

Total Loans Bar Graph              See Table 1 Selected Financial Data

Total Deposits Bar Graph           See Table 1 Selected Financial Data

Leverage Capital Ratio Bar Graph   See Table 1 Selected Financial Data

                     RELATIONSHIP WITH INDEPENDENT AUDITORS


         Hannis T. Bourgeois, LLP, independent auditors, has continuously served as the independent auditor for First Guaranty from 1997 through the present. A representative of Hannis T. Bourgeois, LLP is expected to be present at the Special Meeting. This representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.



                               VALIDITY OF SHARES


         Patricia C. Meringer, Corporate Counsel of Hibernia, has passed upon the validity of the shares to be issued by Hibernia in the Merger. As of the date of this proxy statement/prospectus, Ms. Meringer beneficially owned 22,830 shares of Hibernia common stock (including options to purchase shares of Hibernia common stock that are currently exercisable.)



                                     EXPERTS


         Ernst & Young LLP, independent auditors, have audited consolidated financial statements of Hibernia included in its Annual Report on From 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated in this Prospectus by reference. The consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

         Hannis T. Bourgeois, LLP, independent certified public accountants, have audited the consolidated financial statements of First Guaranty for the year ended December 31, 1998 and 1997. PricewaterhouseCoopers, LLP, independent certified public accountants, have audited the consolidated statements of First Guaranty for the year ended December 31, 1996. Those financial statements are included in this proxy statement/prospectus in reliance upon the reports of Hannis T. Bourgeois, LLP and PricewaterhouseCoopers, LLP appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing.


                              AVAILABLE INFORMATION


         Hibernia is a public company and is required to file certain reports with the SEC, such as annual reports (Form 10-K), quarterly reports (Form 10-Q) and current reports (Form 8-K). You may review and copy these reports, proxy statements and other information at the following places.

         . the public reference room of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549 (copies may be made at prescribed rates);
         . the SEC's Regional Office, located at 7 World Trade Center, Suite 1300, New York, NY, 10007;
         . the SEC's Regional Office, located at 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511;
         . the offices of the New York Stock Exchange, Inc.,20 Broad Street, New York, NY, 10005.

         You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information about public companies. The address of that site is http:\\www.SEC.gov. Certain recent reports filed with the SEC also are available at Hibernia's website at http:\\www.Hiberniabank.com. Hibernia's Internet website also includes news releases and product and service information about Hibernia.

         Hibernia has filed a registration statement on Form S-4 with the SEC that registers the Hibernia common stock included in this prospectus. This proxy statement/prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about Hibernia, HNB and the Hibernia common stock to be exchanged in the Merger. Statements contained in this proxy statement/prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC and the NYSE listed above.

         All  of  information  contained  in  this  proxy   statement/prospectus
relating to Hibernia and its subsidiaries has been supplied by Hibernia. All information relating to First Guaranty has been supplied by First Guaranty.



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents filed by Hibernia with the SEC are incorporated by reference in this proxy statement/prospectus:

         .     its  annual  report on  Form 10-K for the year ended December 31,
               1998
         .     its definitive  Proxy  Statement  filed with the SEC on March 19,
               1999, relating to its 1999 Annual Meeting of  Shareholders  to be held on April  20,  1999  (except  for the  information contained therein  under the  headings "Executive Compensation - Report  of the Executive Compensation Committee" and "Executive Compensation
               - Stock Performance Graph",  which are  expressly  excluded  from incorporation in this Registration Statement);
         .     a description  of Capital Stock included in its current report on
               Form 8-K dated December 4, 1998; and
         .     a Current Report on Form 8-K dated March 11, 1999.

         All documents filed by Hibernia with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the termination of the offering of the Hibernia common stock made hereby will be deemed to be incorporated by reference in this proxy statement/prospectus from the date they are filed. Statements made in this proxy statement/prospectus may be modified or superseded by statements contained in a document incorporated or deemed to be incorporated by reference. Any statement so modified or superseded will not be deemed to constitute a part of this proxy statement/prospectus, except as maybe so modified or superseded.

         This proxy statement/prospectus incorporates important business and financial information about Hibernia that is not included in or delivered with this proxy statement/prospectus. If you are a beneficial owner of First Guaranty common stock and would like a copy of any of the information incorporated by reference in this proxy statement/prospectus other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information), Hibernia will provide it to you without a charge. If you would like to receive any of that information, please call or write to Hibernia Corporation, 313 Carondelet Street, New Orleans, Louisiana, 70130, ATTN:
Assistant Secretary, Telephone: 504-533-3411. You should make your request before _______________, 1999 [no later than five business days before the Meeting] in order to receive the information before the Meeting.



                           FORWARD-LOOKING STATEMENTS


         Statements in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus that are not historical facts should be considered forward-looking statements with respect to Hibernia, HNB and First Guaranty. These forward-looking statements speak only as of the date of this proxy statement/prospectus or the documents incorporated herein by reference, as applicable. By nature, forward-looking statements involve inherent risks and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, expected cost savings from the Merger, costs or difficulties related to the integration of the operation of First Guaranty and Hibernia after the Merger, regulatory changes adversely affecting the business of Hibernia, HNB or First Guaranty and changes in the assumptions used in making the forward-looking statements, may cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Hibernia's financial results is included in its filings with the SEC.

                                   APPENDIX A


                          AGREEMENT AND PLAN OF MERGER
                                       OF
                               FIRST GUARANTY BANK
                                  WITH AND INTO
                             HIBERNIA NATIONAL BANK


         AGREEMENT AND PLAN OF MERGER dated and effective as of July 30, 1998 (this "Agreement"), adopted and made between and among First Guaranty Bank ("First Guaranty"), Hibernia National Bank ("HNB") and Hibernia Corporation ("Hibernia").

         First Guaranty is a Louisiana banking corporation duly organized and existing under the laws of the State of Louisiana and has its registered office at First Guaranty Square, 400 East Thomas Street, Hammond, Louisiana 70401-3320. The presently authorized capital stock of First Guaranty consists solely of 100,000,000 shares of common stock of the par value of $1.00 each ("$1 par value Common Stock") and 600,000 shares of common stock of the par value of $5.00 each ("$5 par value Common Stock") (collectively, "First Guaranty Common Stock") and 100,000 shares of Preferred Stock, par value$1,000.00, of which 5,000 shares constitute a separate series of preferred stock designated as the Convertible Preferred Stock, Series A (the "Series A Preferred Stock") and 5,000 shares constitute a separate series of preferred stock designated the Preferred Stock, Series B (the "Series B Preferred Stock") (the Series A Preferred Stock and the Series B Preferred Stock are collectively referred to as the "First Guaranty Preferred Stock"). As of March 31, 1998, 2,573,351 shares of the $1 par value Common Stock and 483,290 shares of the $5 par value Common Stock were issued and outstanding, and no shares of First Guaranty Common Stock were held in First Guaranty's treasury. All outstanding shares of First Guaranty Common Stock have been duly issued and are validly outstanding, fully paid and, except as provided in Louisiana Revised Statute (C167) 6: 262, nonassessable. In addition, as of March 31, 1998, 1,000 shares of Series A Preferred Stock had been issued and no shares of Series A Preferred Stock were outstanding, and 2,000 shares of Series B Preferred Stock had been issued and were outstanding. The foregoing are the only voting securities of First Guaranty authorized, issued, or outstanding, and there are no existing options, warrants, calls, or commitments of any kind obligating First Guaranty to issue any share of its capital stock or any other security of which it is or will be the issuer. None of the shares of First Guaranty's capital stock has been issued in violation of preemptive rights of shareholders.

         Hibernia is a corporation duly organized and existing under the laws of the State of Louisiana; has its registered office at 313 Carondelet Street, New Orleans, Louisiana 70130; and is a bank holding company within the meaning of the Bank Holding Company Act. Hibernia owns all of the issued and outstanding shares of capital stock of Hibernia National Bank ("HNB") and Hibernia National Bank of Texas ("HNBT"). The presently authorized capital stock of Hibernia is 400,000,000 shares, consisting of 100,000,000 shares of preferred stock, no par value, and 300,000,000 shares of Class A voting common stock, no par value (the Class A voting common stock being referred to hereinafter as "Hibernia Common Stock"). As of March 31, 1998, 2,000,000 shares of Hibernia's preferred stock were issued and outstanding, 152,109,882 shares of Hibernia Common Stock were outstanding, and no shares of Hibernia Common Stock were held in Hibernia's treasury. All outstanding shares of Hibernia Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing Hibernia Common Stock and (in limited circumstances, the Hibernia Preferred Stock) are the only voting securities of Hibernia authorized, issued or outstanding and there are no existing options, warrants, calls or commitments of any kind obligating Hibernia to issue any share of its capital stock or any other security of which it is or will be the issuer, except that Hibernia has authorized or reserved 1,968,750 shares of Hibernia Common Stock for issuance under its 1987 Stock Option Plan, pursuant to which options covering 1,377,579 shares of Hibernia Common Stock were outstanding as of the date hereof; 9,898,336 (as adjusted) shares of Hibernia Common Stock for issuance under its 1992 Long-Term Incentive Plan, pursuant to which options covering 7,507,271 shares of Hibernia Common Stock were outstanding as of the date hereof; 1,000,000 shares of Hibernia Common Stock for issuance under its 1993 Director Stock Option Plan, pursuant to which options covering 275,000 shares of Hibernia Common Stock are outstanding on the date hereof; 24 shares of Hibernia Common Stock are available for issuance pursuant to Hibernia's Dividend Reinvestment and Stock Purchase Plan; and warrants covering 213,176 shares of Hibernia Common Stock are outstanding. None of the shares of Hibernia's capital stock has been issued in violation of preemptive rights of shareholders. Pending mergers with Peoples Holding Corporation and MarTex Bancshares, Inc. are expected to result in the issuance of no more than an additional 7,450,000 shares of Hibernia Common Stock.

         HNB is a national banking association organized and existing under the laws of the United States of America having its principal registered office at 313 Carondelet Street, New Orleans, Louisiana 70130. All of the issued and outstanding shares of capital stock of HNB are owned by Hibernia. HNB (i) is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and (ii) has been duly organized and is validly existing as a national bank under the laws of the United States, and has full authority to conduct its business as and where currently conducted.

         The Boards of Directors of First Guaranty, HNB and Hibernia have duly approved this Agreement and have authorized the execution hereof by their respective undersigned officers. First Guaranty has directed that this Agreement be submitted to a vote of its shareholders in accordance with 12 U.S.C. Section 215a and the terms of this Agreement.

         In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement for the merger of First Guaranty with and into HNB and prescribe the terms and conditions of such merger and the mode of carrying it into effect, which shall be as follows:

          1. The Merger. On the Effective Date (as defined in Section 14 hereof), First Guaranty shall be merged with and into HNB under the Articles of Association of HNB, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. Section 215a (the "Bank Merger Act") (the "Merger") and the Merger Agreement in substantially the form of Exhibit 1 hereto (the "Merger Agreement").

          2. Hibernia Capital Stock. The shares of the capital stock of Hibernia issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

          3.      First Guaranty Common Stock.

                  3.1. Conversion. On the Effective Date and subject to the provisions of Section 3.7 hereof,

                  (a) the transfer books of First Guaranty shall be closed and all records relating thereto promptly forwarded to Hibernia;

                  (b) each share of First Guaranty Common Stock issued and outstanding immediately prior to the Effective Date, other than (i) shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under 12 U.S.C. Section 215a and (ii) shares owned beneficially by Hibernia or its subsidiaries, shall, by virtue of the Merger automatically and without any action on the part of the holder thereof, become and be converted into the number of shares of Hibernia Common Stock that equals the Exchange Rate set forth in Section 3.8 hereof;

                  (c) each share of First Guaranty Preferred Stock issued and outstanding immediately prior to the Effective Date, other than(i) shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under 12 U.S.C. Section 215a and (ii) shares owned beneficially by Hibernia or its subsidiaries, shall, by virtue of the Merger automatically and without any action on the part of the holder thereof, become and be converted into a right to receive cash in the amount equal to $1,030 plus any accrued and unpaid dividends thereon;

                  (d) holders of certificates which represent shares of First Guaranty Common Stock outstanding immediately prior to the Effective Date (hereinafter called "Old Certificates") shall cease to be, and shall have no rights as, shareholders of First Guaranty;

                  (e) each share of First Guaranty Common Stock held in the treasury of First Guaranty or owned beneficially by Hibernia or any of its subsidiaries shall be canceled; and

                  (f) Old Certificates shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates for the number of whole shares of Hibernia Common Stock to which such holders shall be entitled in accordance with the Exchange Rate set forth in Section 3.8 and a check representing cash paid in lieu of fractional shares as provided in Section 3.2 hereof.

                  3.2. Fractional Shares. Each holder of Old Certificates who would otherwise have been entitled to receive a fraction of a share of Hibernia Common Stock (after taking into account all shares of First Guaranty Common Stock represented by the Old Certificates then delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share multiplied by the average of the mean of high and low prices of one share of Hibernia Common Stock for the five business days preceding the Effective Date as reported in The Wall Street Journal, or, if such high and low prices of Hibernia Common Stock are not then so reported, the average of the fair market values of one share of Hibernia Common Stock on the five business days preceding the Effective Date determined pursuant to such reasonable method as the Board of Directors of Hibernia may adopt in good faith for such purpose, and no such holder shall be entitled to dividends, voting rights or any other right of shareholders in respect of any fractional share.

                  3.3. Transmittal Materials. As promptly as practicable after the Effective Date, Hibernia shall send or cause to be sent to each former shareholder of record of First Guaranty transmittal materials for use in exchanging Old Certificates for certificates representing Hibernia Common Stock and a check representing cash paid in lieu of fractional shares, if any. The letter of transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of certificates representing Hibernia Common Stock. If any certificate for shares of Hibernia Common Stock is to be issued in a name other than that in which an Old Certificate surrendered for exchange is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the exchange agent to be appointed by Hibernia in connection with such exchange (the "Exchange Agent") that such taxes are not payable.

                  3.4. Rights as Shareholders. Former shareholders of First Guaranty will be able to vote after the Effective Date at any meeting of Hibernia shareholders or pursuant to any written consent procedure the number of whole shares of Hibernia Common Stock into which their shares of First Guaranty Common Stock are converted, regardless of whether they have exchanged their Old Certificates. Whenever a dividend is declared by Hibernia on the Hibernia Common Stock after the Effective Date, the declaration shall include dividends on all shares issuable hereunder, but no shareholder will be entitled to receive his distribution of such dividends until physical exchange of his Old Certificates shall have been effected. Upon physical exchange of his Old Certificates, any such person shall be entitled to receive from Hibernia an amount equal to all dividends (without interest thereon and less the amount of taxes, if any, that may have been withheld, imposed or paid thereon) declared, and for which the payment has occurred, on the shares represented thereby.

                  3.5. Cancellation of Old Certificates. On and after the Effective Date there shall be no transfers on the stock transfer books of First Guaranty or Hibernia of the shares of First Guaranty Common Stock which were issued and outstanding immediately prior to the Effective Date. If, after the Effective Date, Old Certificates are properly presented to Hibernia, they shall be canceled and exchanged for certificates representing shares of Hibernia Common Stock and a check representing cash paid in lieu of fractional shares as herein provided. Any other provision of this Agreement notwithstanding, neither the Exchange Agent nor any party hereto shall be liable to a holder of First Guaranty Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                  3.6. Property Transfers. From time to time, as and when requested by Hibernia and to the extent permitted by Louisiana law, the officers and directors of First Guaranty last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to HNB title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of First Guaranty, and otherwise to carry out the purposes of this Agreement.

                  3.7. Dissenters' Shares. Shares of First Guaranty Common Stock held by any holder having rights of a dissenting shareholder as provided in 12 U.S.C. Section 215a, who shall have properly objected to the Merger and who shall have properly demanded payment on his stock in accordance with and subject to the provisions of 12 U.S.C. Section 215a, shall not be converted as provided in Section 3.1 hereof until such time as such holder shall have failed to perfect, or shall have effectively lost, his right to appraisal of and payment for his shares of First Guaranty Common Stock, at which time such shares shall be converted as provided in Section 3.1 hereof.

                  3.8. Exchange Rate. The Exchange Rate shall be 1.33 shares of Hibernia Common Stock to each share of First Guaranty Common Stock.

          4. Articles of Incorporation; Bylaws. The Articles of Incorporation and Bylaws of Hibernia in force immediately prior to the Effective Date shall on and after the Effective Date continue to be the Articles of Incorporation and Bylaws of Hibernia, respectively, unless and until altered, amended or repealed in accordance with applicable law.

          5. Employees. Hibernia shall use its best efforts to cause to be provided as soon as practicable after the Effective Date for the employees of First Guaranty immediately prior to the Effective Date the employee benefits then made available to employees of Hibernia and its subsidiaries, subject to the terms and conditions under which those employee benefits are made available to such employees; provided, however, that for purposes of determining the eligibility of an employee of First Guaranty to receive, and the benefits to which such employee shall be entitled, under Hibernia's benefits plans after the Effective Date, any period of employment of such employee with First Guaranty shall be deemed equivalent to having been employed for that same period by Hibernia and/or its subsidiaries, (and employees of First Guaranty will not be denied health insurance coverage solely as a result of a preexisting condition that existed on the Effective Date but did not exist on the date the employee commenced his or her employment with First Guaranty) and provided, however, that if Hibernia determines in good faith that it cannot merge any benefit plan of First Guaranty into a comparable benefit plan of Hibernia or HNB without creating material potential liability for Hibernia's or HNB's plan, then Hibernia shall be entitled to freeze the existing benefit plan of First Guaranty and prohibit participation by former employees of First Guaranty in Hibernia's plan for the period of time required by applicable law to ensure that Hibernia's and HNB's benefit plans are not deemed to be successor plans of the First Guaranty plan in question.

          6. Negative Covenants. From the date hereof until the Effective Date, or until the termination of this Agreement, First Guaranty covenants and agrees that it will not do, or agree to commit to do, without the prior written consent of Hibernia, any of the following:

                  (a) make, declare, set aside or pay any dividend or declare or make any distribution on, or directly or indirectly combine, redeem, purchase or otherwise acquire, any shares of First Guaranty Common Stock (other than in a fiduciary capacity); provided, however, that First Guaranty may, without written consent of Hibernia, pay any and all dividends required to be paid pursuant to the terms of the First Guaranty Preferred Stock and pay dividends on the First Guaranty Common Stock not to exceed $0.10 per share per quarter, pro rated through the Closing Date;

                  (b) authorize the creation or issuance of or issue any additional shares of its capital stock, or any options, calls, warrants, stock appreciation rights or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from it, shares of its capital stock;

                  (c) enter into any employment contracts with, or except in accordance with existing policy and past practice in the preceding two years, increase the rate of compensation of, or pay or agree to pay any bonus to, any of its directors, officers or employees, provided, however, that First Guaranty may pay pro-rated bonuses to employees and make a contribution to the 401(k) plan of First Guaranty, in each instance at times and in amounts consistent with existing policy and past practice in the preceding two years, and First Guaranty shall accrue such bonuses and contributions;

                  (d) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

                  (e) other  than as  contemplated  hereby and as  specified  in
Schedule 6(e) annexed hereto, (i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) amend its Articles of Incorporation or Bylaws, (iii) establish or add any automatic teller machines or branch or other banking offices, (iv) make any capital expenditures in excess of $25,000 other than those made in the ordinary course of business consistent with past practices over the past two years or (v) take any action that would materially and adversely affect the ability of any party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect First Guaranty's ability to perform its covenants and agreements hereunder;

                  (f) except with respect to transactions contemplated hereby (including, without limitation, the actions required to satisfy the conditions to closing as set forth in Section 12 hereof), merge with any other corporation or bank or permit any other corporation or bank to merge into it or consolidate with any other corporation or bank; acquire control over any other firm, bank, corporation or organization or create any subsidiary (except in a fiduciary capacity or in connection with foreclosures in bona fide loan transactions); liquidate; or sell or dispose of any assets or acquire any assets, otherwise than in the ordinary course of its business consistent with its past practice;

                  (g) sell, transfer, assign or otherwise dispose of that certain parcel of undeveloped land located at 2271 South Range Avenue, Denham Springs, Louisiana or take any action to establish a branch office at this location in Denham Springs, Louisiana; or

                  (h) knowingly fail to comply with any laws, regulations, ordinances, or governmental actions applicable to it and to the conduct of its business in a manner significant, material and adverse to its business.

          7. Representations and Warranties of First Guaranty. First Guaranty (and not its directors or officers in their personal capacities) hereby represents and warrants as follows:

                  7.1. Recitals. The facts set forth in the preamble to this Agreement with respect to it are true and correct.

                  7.2. Organization and Qualification. First Guaranty is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana; has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business; and has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

                  7.3.  Ownership of Other Banks and  Subsidiaries;  Validity of
Stock. First Guaranty does not own, directly or indirectly, 5 percent or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization. First Guaranty has no direct or indirect subsidiaries. The outstanding shares of capital stock of First Guaranty are validly issued and outstanding, fully paid and, except as may be affected by Louisiana Revised Statute Section 6:262, nonassessable.

                  7.4. Corporate Authorization. The execution, delivery and performance of this Agreement have been authorized by First Guaranty's Board of Directors, and, subject to the approval of this Agreement by its shareholders in accordance with the Bank Merger Act, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by First Guaranty of this Agreement and the consummation of the Merger have been validly and appropriately taken. Subject to such shareholder approval and to such regulatory approvals as are required by law, this Agreement is a legal, valid and binding obligation of First Guaranty, enforceable against First Guaranty in accordance with its terms, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

                  7.5. No Conflicts. Except as disclosed on Schedule 7.5 hereto, the execution and delivery of this Agreement by First Guaranty does not, and the consummation of the transactions contemplated hereby by it will not, constitute
(i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of First Guaranty or to which First Guaranty is subject, which breach, violation or default would have a material and adverse effect on the financial condition, properties, businesses or results of operations of First Guaranty taken as a whole or on the transactions contemplated hereby, (ii) to the best of the knowledge of First Guaranty's management, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of First Guaranty or to which First Guaranty is subject, or (iii) a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of First Guaranty; and, except as set forth on Schedule 7.5 hereto, the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any required approvals of shareholders and applicable regulatory authorities.

                  7.6. Financial Statements; Dividend Restrictions. First Guaranty has delivered to Hibernia prior to the execution of this Agreement true and correct copies of the following financial statements (collectively referred to herein as the "First Guaranty Financial Statements"): First Guaranty's Statements of Condition as of December 31, 1997, 1996 and 1995 (audited) and as of March 31, 1998 and 1997 (unaudited); Statements of Income and Changes in Stockholders' Equity and Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995 (audited) and as of and for the three-month periods ended March 31, 1998 and 1997 (unaudited). Each of the First Guaranty Financial Statements (including the related notes) fairly presents the results of operations of First Guaranty for the respective periods covered thereby and the financial condition of First Guaranty as of the respective dates thereof (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect and provided that such unaudited statements do not include required statements of cash flows and changes in stockholder equity and all footnote disclosure otherwise required), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Except as disclosed in the First Guaranty Financial Statements, including the notes thereto and except as otherwise required by this Agreement, there are no restrictions in any note, indenture, agreement, statute or otherwise (except for statutes or regulations applicable to Louisiana corporations or state banks generally) precluding First Guaranty from paying dividends, in each case when, as and if declared by its Board of Directors.

                  7.7. No Material Adverse Change. Since March 31, 1998, there has been no event or condition of any character (whether actual, or to the knowledge of First Guaranty, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to First Guaranty, would have, a material adverse effect on the financial condition, results of operations, business or prospects of First Guaranty, excluding changes in laws or regulations that affect banking institutions generally.

                  7.8.  Litigation  and  Proceedings.  Except  as set  forth  on
Schedule 7.8 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against First Guaranty that in the opinion of its management may have a material adverse effect on the business, results of operations or financial condition of First Guaranty, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated. Except as disclosed on Schedule 7.8 hereto, First Guaranty is not subject to any written agreement, memorandum, or order with or by any bank or bank holding company regulatory authority restricting its operations or requiring any material actions.

                  7.9. Material Contracts. Except for this Agreement and arrangements made in the ordinary course of business or disclosed on Schedule
7.9 hereto, First Guaranty is not bound by any material contract to be performed after the date hereof that is not terminable by First Guaranty without penalty or liability on thirty days prior notice.

                  7.10. Brokers' or Finders' Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of First Guaranty or under their authority is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement except that First Guaranty has engaged Chaffe & Associates, Inc. in connection with providing a fairness opinion relating to the Merger and for certain other advisory services and has agreed to compensate Chaffe & Associates, Inc. for such opinion and services. A copy of the agreement by which First Guaranty has engaged Chaffe & Associates, Inc. is attached hereto as Exhibit 7.10 and contains all agreements between First Guaranty and Chaffe & Associates, Inc. relating to services in connection with the Merger and compensation therefor.

                  7.11. Contingent Liabilities.  Except as disclosed on Schedule
7.11 hereto or as reflected in the First Guaranty Financial Statements and except for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of March 31, 1998, First Guaranty had no obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to First Guaranty, and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to, on, or after March 31,1998, or from any action omitted to be taken during such period that, to the knowledge of First Guaranty, could reasonably be expected to result in any such material obligation or liability.

                  7.12. Tax Liability. The amounts set up as liabilities for taxes in the First Guaranty Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

                  7.13. Material Obligations Paid. Since March 31, 1998, First Guaranty has not incurred or paid any obligation or liability that would be material to First Guaranty, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with its past practices.

                  7.14. Tax Returns; Payment of Taxes. All federal, state, local, and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of First Guaranty have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before December 31, 1992, and all returns filed are complete and accurate to the best information and belief of management; all taxes shown on filed returns have been paid. Except as disclosed on Schedule 7.14, as of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to First Guaranty except as reserved against in the First Guaranty Financial Statements. Except as disclosed on Schedule 7.14, all taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid, and First Guaranty's reserves for bad debts at December 31, 1997, 1996 and 1995 as filed with the Internal Revenue Service, were not greater than the maximum amounts permitted under the provisions of Section 585 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

                  7.15. Loans. To the best knowledge and belief of management of First Guaranty, each loan reflected as an asset of First Guaranty in the First Guaranty Financial Statements, as of March 31, 1998, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset or counterclaim, except as specifically disclosed in writing to Hibernia on or prior to the date hereof.

                  7.16. Allowance for Loan Losses. The allowances for possible loan losses shown on the balance sheets of First Guaranty as of March 31, 1998 are adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of March 31, 1998, and each such allowance has been established in accordance with GAAP.

                  7.17.  Title to Assets; Adequate Insurance Coverage.

                  (a) As of March 31, 1998, First Guaranty had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and merchantable title to all real property and good and merchantable title to all other properties and assets reflected in the First Guaranty Financial Statements, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the First Guaranty Financial Statements or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after March 31, 1998, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. First Guaranty owns, or has valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of its business. Any real property and other material assets held under lease by First Guaranty are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made by First Guaranty in such lease of such property.

                  (b) With respect to each lease of any real property or a material amount of personal property to which First Guaranty is a party, except for financing leases in which First Guaranty is lessor and except as disclosed on Schedule 7.17(b) hereto: (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (ii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Merger will not constitute a default or a cause for termination or modification of such lease.

                  (c) First Guaranty has no legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

                  (d) to the knowledge and belief of First Guaranty's management, all policies of fire, theft, liability and other insurance with respect to the assets or business of First Guaranty provide adequate coverage against loss.

                  7.18.  Employee Benefit Plans.

                  (a) Employee Benefit Plans. Schedule 7.19 contains a list setting forth each current employee benefit plan or arrangement of First Guaranty, including, but not limited to, employee pension benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees of First Guaranty and their spouses or dependents participate and any trust associated with any of the aforementioned plans ("Employee Benefit Plans").

                  (b) Compliance with Law. Except as noted in Schedule 7.19, with respect to each Employee Benefit Plan (i) each has been administered in all respects in compliance with its terms and with all applicable federal and state laws and regulations, rulings and guidance promulgated thereunder, including, but not limited to, ERISA and the Code; (ii) no actions, suits, claims or disputes are pending or, to the knowledge of First Guaranty, threatened; (iii) no audits, inquiries, reviews, proceedings, claims or demands are pending with any governmental or regulatory agency and First Guaranty has not received notification from any governmental or regulatory agency of any such matters;
(iv) there are no facts which could give rise to any liability in the event of any such investigation, claim, action, suit, audit, review or other proceeding;
(v) all reports, returns and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no "prohibited transaction" has ever occurred within the meaning of the applicable provisions of ERISA or the Code with respect to an Employee Benefit Plan.

                  (c) Qualified Plans. With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a), (i) the Internal Revenue Service has issued a favorable determination letter that such plans are qualified and exempt from federal income taxes; (ii) no such determination letter has been revoked nor, to the knowledge of First Guaranty, has revocation been threatened, nor has any amendment or other action occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification; and (iii) all contributions to Employee Benefit Plans for any period ending before the Closing Date that are not yet, but will be, made are properly accrued and reflected on the current balance sheet.

                  First Guaranty has never been obligated to make payments to any multiemployer plan as described in Section 4001(a)(3) of ERISA.

                  (d) Welfare Plans. First Guaranty is not obligated under any employee welfare plan as described in Section 3(1) of ERISA ("Welfare Plan") to provide medical, disability, death or other welfare benefits with respect to any employee or former employee after termination of employment, and First Guaranty has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was, during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning Section 5000(b)(1) of the Code. Except as set forth on Schedule 7.19, the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and, will not accelerate the time of payment, or increase the amount of compensation due to any individual.

                  (e) Other Liabilities. (i) Except as noted in Schedule 7.19, none of the Employee Benefit Plans obligates First Guaranty to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code) except as specifically noted on Schedule 7.19; and (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the current balance sheets or will be properly accrued on the books and records of First Guaranty as of the Closing Date.

                  7.19. Copies of Employee Plans. Schedule 7.19 attached hereto provides a summary of all Employee Benefit Plans, or group insurance contract, or any other incentive, welfare, or employee benefit plan or agreement maintained by First Guaranty for its employees or former employees. First Guaranty has provided to Hibernia true, complete and accurate copies of all of the plans or agreements disclosed in Schedule 7.19.

                  7.20. Plan Liability. First Guaranty is aware of no outstanding liabilities to the Pension Benefit Guaranty Corporation. Additionally, First Guaranty is aware of no outstanding liabilities to the Internal Revenue Service in connection with any Employee Benefit Plan.

                  7.21. No Default. First Guaranty is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected or under which it or its assets, business or operations receive benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

                  7.22. Minutes. Prior to the date hereof, First Guaranty has made available to Hibernia, for inspection pursuant to the terms of Section 9.5 hereof, the minutes of meetings of First Guaranty's Board of Directors and all committees thereof held prior to the date hereof (other than meetings involving possible acquisitions of First Guaranty), which minutes are complete and correct in all respects and fully and fairly present the deliberations and actions of such Board and committees and accurately reflect the business condition and operations of First Guaranty as of the dates and for the periods indicated therein.

                  7.23. Insurance Policies. Attached hereto as Schedule 7.23 is a schedule detailing all policies of fire, theft, public liability, and other insurance (including without limitation fidelity bonds and directors and officers liability insurance) maintained by First Guaranty at the date hereof. Except as disclosed on Schedule 7.23 hereto, First Guaranty has not received any notice of a premium increase or cancellation with respect to any of the insurance policies or bonds listed on Schedule 7.23, and within the last three years, First Guaranty has not been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience of First Guaranty.

                  7.24. Investments. Except for pledges to secure public or trust deposits, and except as disclosed on Schedule 7.24 hereto, none of the investments reflected in the First Guaranty Financial Statements under the heading "Investment Securities," and none of the investments made by First Guaranty since March 31, 1998, and none of the assets reflected in the First Guaranty Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of First Guaranty freely to dispose of such investment at any time. With respect to all repurchase agreements to which First Guaranty is a party, First Guaranty has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of the debt secured by such collateral under such agreement.

                  7.25  Environmental  Matters.  Except as disclosed on Schedule
7.25 hereto, neither First Guaranty nor, to the knowledge of First Guaranty, any previous owner or operator of any properties at any time owned (including any properties owned as a result of foreclosure of a loan, whether still owned or subsequently resold) leased, or occupied by First Guaranty or used by First Guaranty in its business ("First Guaranty Properties") has used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about First Guaranty Properties except in compliance with all applicable federal, state, and local laws, rules, and regulations pertaining to air and water quality, hazardous waste, waste disposal, air emissions, and other environmental matters ("Environmental Laws"). First Guaranty has not received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to First Guaranty Properties. First Guaranty has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law in connection with the operation of its business and ownership of First Guaranty Properties, and except as disclosed on Schedule 7.25 hereto, is in compliance in all material respects with all terms and conditions of such permits, licenses, and authorizations.

                  7.26 Year 2000 Compliance. First Guaranty has developed and implemented a plan designed to ensure that its computer and other mission critical systems will be substantially Year 2000 compliant, and all work and testing required to be performed under that plan as of the date hereof have been performed.

          8. Representations and Warranties of Hibernia. Hibernia (and not its directors or officers in their personal capacities) hereby represents and warrants as follows:

                  8.1. Recitals. The facts set forth in the preamble to this Agreement with respect to it are true and correct.

                  8.2. Organization and Qualification. Hibernia is a corporation, and HNB is a national banking association, duly organized, validly existing and in good standing under the laws of the State of Louisiana and the United States of America, respectively. Each of Hibernia and HNB has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business, and Hibernia has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

                  8.3. Shares Fully Paid and Non Assessable. The outstanding shares of capital stock of Hibernia Corporation and HNB are validly issued and outstanding, fully paid and nonassessable (subject, in the case of HNB, to 12 U.S.C. Section 55) and all of such shares of HNB are owned directly or indirectly by Hibernia free and clear of all liens, claims, and encumbrances. The shares of Hibernia Common Stock to be issued in connection with the Merger pursuant to this Agreement will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

                  8.4. Due Authorization. The execution, delivery and performance of this Agreement have been authorized by Hibernia's Board of Directors, and, subject to the regulatory and other approvals required by
Section 12 hereof, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by Hibernia of this Agreement and the consummation of the Merger have been validly and appropriately taken. Subject to receipt of the regulatory and other approvals required by
Section 12 hereof, this Agreement is a legal, valid, and binding obligation of Hibernia enforceable against Hibernia in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights generally and by general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

                  8.5. No Conflicts. Except as disclosed on Schedule 8.5 hereto, the execution and delivery of this Agreement by Hibernia does not, and the consummation of the transactions contemplated hereby by it will not, constitute
(i) a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Hibernia or HNB or by which Hibernia or any of HNB is subject, which breach, violation or default would have a material and adverse effect on the financial condition, properties, businesses, or results of operations of Hibernia and HNB taken as a whole or on the transactions contemplated hereby, (ii) to the best of the knowledge of Hibernia's management, a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Hibernia or HNB or to which Hibernia or HNB is subject, or (iii) a breach or violation of, or a default under the Articles of Incorporation or Association or Bylaws of Hibernia, or of HNB, and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture, or instrument, other than any required approvals of shareholders and applicable regulatory authorities.

                  8.6 Reports of Hibernia. As of their respective dates, none of its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, its Quarterly Report on Form 10-Q for the period ended March 31, 1998, and its proxy statement for its 1998 annual meeting of shareholders, each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") and its annual report to shareholders for the fiscal year ended December 31, 1997 (collectively, the "Hibernia Reports"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. There is no fact or circumstance that, individually or in the aggregate, materially and adversely has affected or is so affecting, or, in the opinion of the executive officers of Hibernia, may reasonably be expected in the future to so affect, the business, financial condition, net worth, properties, prospects or results of operations of Hibernia and HNB, taken as a whole, that has not been disclosed in the Hibernia Reports. Each of the balance sheets in or incorporated by reference into the Hibernia Reports (including the related notes) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of income and stockholders' equity and statement of cash flows or equivalent statements in the Hibernia Reports (including any related notes and schedules) fairly presents the results of operations and changes in stockholders' equity, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Copies of the Hibernia Reports have been furnished to First Guaranty on or before the date hereof.

                  8.7 No Material Adverse Change. Since March 31, 1998, there has been no event or condition of any character (whether actual, or to the knowledge of Hibernia or HNB, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hibernia, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of Hibernia or HNB, excluding changes in laws or regulations that affect banking institutions generally, except as may have been disclosed prior to the date of this Agreement in any press release or report issued publicly by Hibernia.

                  8.8 Year 2000 Compliance. Hibernia and HNB have developed and implemented a plan designed to ensure that their computer and other mission critical systems will be substantially Year 2000 compliant, and all work and testing required to be performed under that plan as of the date hereof have been performed.

          9. Agreements and Covenants. Hibernia, HNB and First Guaranty each hereby agrees and covenants to the other that:

                  9.1. Shareholder Approvals. If required by applicable law, this Agreement shall be submitted to its respective shareholders at a special meeting called and held in accordance with applicable provisions of law (to be scheduled to the extent possible for the date of the shareholders' meeting for the other party hereto, if any) at which its shareholders shall be asked to consider and vote upon this Agreement and the transactions contemplated hereby.

                  9.2. Actions Necessary to Complete Merger. It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of this Agreement at the earliest possible date (including obtaining the consent or approval of each governmental authority and individual, partnership, corporation, association, or any other form of business or professional entity whose consent or approval is required for the consummation of the transactions contemplated hereby, requesting the delivery of appropriate opinions and letters from its counsel and recommending that this Agreement be approved by its shareholders) and cooperate fully with the other parties hereto to that end; provided, however, that no party shall be obligated to take or cause to be taken any action which is or creates a material burden on such party, except to the extent such actions are reasonably anticipated to be required in order to effect the Merger.

                  9.3. Preparation of Registration Statement and Proxy Statement. It shall prepare as promptly as practicable jointly with the other parties hereto a proxy statement to be mailed to the shareholders of each party, the shareholders of which are to vote upon this Agreement in connection with the transactions contemplated hereby, and to be part of a registration statement (the "Registration Statement") to be filed by Hibernia with the SEC pursuant to the Securities Act of 1933, as amended (the "1933 Act"), with respect to the shares to be issued in the Merger. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the time of the last shareholder meeting with respect to the transactions contemplated hereby, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Hibernia relating to Hibernia and by First Guaranty relating to First Guaranty, (i) will comply in all material respects with the provisions of the 1933 Act and the rules and regulations of the SEC thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Hibernia will advise First Guaranty promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Hibernia Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

                  9.4. Press Releases and Public Statements. Unless approved by Hibernia in advance, First Guaranty will not issue any press release, marketing or advertising material or other written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law. The parties will cooperate in any public announcements directly related to the Merger; provided, however, that, in the event Hibernia determines to file a current report on Form 8-K that discloses only the substantive facts of a previously released press release, such filing may be made without prior consultation with First Guaranty so long as First Guaranty is furnished with a copy of such report within a reasonable time after its filing.

                  9.5.  Material Developments; Access to Information.

                           (i) In order to afford First Guaranty  access to such
information as it may reasonably deem necessary to perform its due diligence review with respect to Hibernia and HNB and its assets in connection with the Merger, Hibernia shall (and shall cause HNB to), (A) upon reasonable notice, afford First Guaranty and its officers, employees, counsel, accountants and other authorized representatives, during normal business hours throughout the period prior to the Effective Date and to the extent consistent with applicable law, access to its premises, properties, books and records, and to furnish First Guaranty and uch representatives with such financial and operating data and other information of any kind respecting its business and properties as First Guaranty shall from time to time reasonably request to perform such review, (B) furnish First Guaranty with copies of all reports filed by Hibernia with the Securities and Exchange Commission ("SEC") throughout the period after the date hereof prior to the Effective Date promptly after such reports are so filed, and (C) promptly advise First Guaranty of the occurrence before the Effective Date of any event or condition of any character (whether actual or to the knowledge of Hibernia, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hibernia, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of its consolidated group as a whole.

                           (ii) In  order  to  afford  Hibernia  access  to such
information as it may reasonably deem necessary to perform any due diligence review with respect to the assets of First Guaranty to be acquired as a result of the Merger, First Guaranty shall, upon reasonable notice, afford Hibernia and its officers, employees, counsel, accountants, and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments, loan files, litigation files, and records (including, but not limited to, the minutes of the Board of Directors of First Guaranty (other than meetings involving possible acquisitions of First Guaranty) and all committees thereof), and it shall , upon reasonable notice and to the extent consistent with applicable law, furnish promptly to Hibernia such information as Hibernia may reasonably request to perform such review.

                           (iii) No  investigation  pursuant to this Section 9.5
shall affect or be deemed to
modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, either party to this Agreement.

                  9.6. Prohibited Negotiations. Prior to the Effective Date, First Guaranty shall not solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, First Guaranty or any business combination with First Guaranty other than as contemplated by this Agreement. First Guaranty shall instruct each officer, director, agent, or affiliate of it to refrain from doing any of the above, and First Guaranty will notify Hibernia promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, First Guaranty; provided, however, that nothing contained in this section shall be deemed to prohibit any officer or director of First Guaranty from taking any action that, in the opinion of counsel to First Guaranty, a copy of which opinion shall be furnished to Hibernia upon its request, is required by applicable law.

                  9.7.  Affiliates.  Prior to the  Closing  Date (as  defined in
Section 14 hereof), First Guaranty shall deliver to Hibernia a letter identifying all persons whom it believes to be "affiliates" of First Guaranty for purposes of Rule 145(c) or Rule 144 (as applicable) under the 1933 Act ("Affiliates"). First Guaranty shall use its best efforts to cause each person so identified to deliver to Hibernia prior to the Effective Date a written agreement in substantially the form of Exhibit 9.7 hereto providing, among other things, that such person will not dispose of Hibernia Common Stock received in the Merger except in compliance with the 1933 Act and the rules and regulations thereunder and except in accordance with Section 201.01 of the SEC's
Codification of Financial Reporting Policies; provided, however, that First Guaranty shall have no such obligation to use its best efforts to cause any such identified person to deliver to Hibernia such agreement if such person may not lawfully execute such agreement.

                  9.8. Adjustment for Changes in Outstanding Shares. In the event that prior to the Effective Date the outstanding shares of Hibernia Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in Hibernia's capitalization, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Hibernia Common Stock to be thereafter delivered pursuant to Section 3.1 hereof. It is expressly understood and agreed, however, that any change in the outstanding shares of Hibernia resulting from (i) the consummation of a merger of an institution with and into Hibernia or HNB, whether or not such merger was pending on the date hereof, (ii) the exercise of stock options granted to employees or directors of Hibernia or HNB, or (iii) the exercise of any warrant or other right to receive Hibernia Common Stock described in the recitals to this Agreement, shall not result in the adjustment of the number of shares of Hibernia Common Stock to be issued in the Merger pursuant to this Section 9.8.

                  9.9. Accounting Treatment. It shall use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment to the extent factors affecting such treatment are within its control.

                  9.10. Adoption of Accounting and Credit Policies. As soon as practicable after receipt of all required bank regulatory approvals and in any event prior to the Effective Date (unless this Agreement is terminated pursuant to Section 13 hereof), First Guaranty shall take any and all necessary or appropriate actions to adopt all Hibernia accounting procedures and policies (including without limitation those policies pertaining to charged-off and non-accrual assets) and the portions of Hibernia's credit policies listed on
Schedule 9.10 hereto; provided, however, that no such action taken by First Guaranty at the request of Hibernia or HNB pursuant to this Section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by First Guaranty herein.

                  9.11. Indemnification of Directors and Officers of First Guaranty.

                  (a) From and after the Effective Date of the Merger, and except as provided in paragraph (e) of this Section 9.11, Hibernia agrees to indemnify and hold harmless each person who, as of the date immediately prior to the Closing Date, served as an officer or director of First Guaranty (an "Indemnified Person") from and against all damages, liabilities, judgments and claims (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement) based upon or arising from his capacity as an officer or director of First Guaranty, to the same extent as he would have been indemnified under the Articles of Association and/or Bylaws of HNB, as such documents were in effect on the date of this Agreement as if he were an officer or director of HNB at all relevant times; provided, however, that the indemnification provided by this Section shall not apply to any claim against an Indemnified Person if such Indemnified Person knew or should have known of the existence of the claim and failed to make a good faith effort to require First Guaranty, as the case may be, to notify its director and officer liability insurance carrier of the existence of such claim prior to the Closing Date.

                  (b) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger, consolidation or reorganization of Hibernia or HNB.

                  (c) The rights to  indemnification  granted by this subsection
9.11 are subject to the following limitations: (i) the total aggregate indemnification to be provided by Hibernia pursuant to subsection 9.11(a) shall not exceed, as to all of the Indemnified Persons as a group, the sum of $10,000,000 and Hibernia shall have no responsibility to any Indemnified person for the manner in which such sum is allocated among that group (but nothing in this subsection is intended to prohibit the Indemnified Persons from seeking reallocation among themselves); (ii) a director or officer who would otherwise be an Indemnified Person under this subsection 9.11 shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder Agreement (the "Joinder Agreement") in the form of Exhibit 9.11 hereto; and (iii) amounts otherwise required to be paid by Hibernia to an Indemnified Person pursuant to this subsection 9.11 shall be reduced by any amounts that such Indemnified Person recovers by virtue of the claim for which other employees and officers indemnification is sought.

                  (d) Hibernia agrees that the $10,000,000 indemnification limit set forth in paragraph (c) of this Section 9.11 shall not apply to any damages, liabilities, judgments and claims (and related expenses, including but not limited to attorney's fees and amounts paid in settlement) insofar as they arise out of or are based upon the matters for which indemnification is provided in
Section 11.2 hereof.

                  (e) Notwithstanding anything contained in this Agreement to the contrary, Hibernia shall provide no indemnification with respect to the litigation listed on Schedule 9.11(e) hereto.

                  9.12 Covenant to Close. At such time as is deemed appropriate by the parties hereto or as otherwise set forth in this Agreement, and upon satisfaction or waiver of each of the conditions to Closing of the Merger, the parties agree to take such actions as are reasonably necessary or appropriate to effect the Closing and the Merger.

                  9.13 Conduct of Business in Ordinary Course. First Guaranty shall conduct its business in the ordinary course as conducted on the date hereof, consistent with past practices, from the date hereof through the Closing Date, and shall use its best efforts to preserve its existing relationships with clients, customers, vendors and employees.

                  9.14 Additional Actions by First Guaranty. First Guaranty will take the additional actions specified in Schedule 9.14 attached hereto.

                  9.15 Continuation of Year 2000 Compliance Efforts. First Guaranty will continue its efforts to bring its computer systems in compliance with Year 2000, to comply with its existing plan for such compliance and to test the systems and the plans for compliance from time to time in accordance with First Guaranty's plan for Year 2000 compliance.

                  9.16 Indemnification of Hibernia. In consideration of this Agreement and Hibernia's agreements and covenants contained herein, the shareholder of First Guaranty listed on Schedule 9.16 hereto hereby agrees, from and after the Effective Date, to indemnify and hold harmless Hibernia, HNB and each of their respective subsidiaries, affiliates, officers, directors and employees from and against any and all damages, liabilities, judgments and claims (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement) or any other costs or expenses of any kind related to any of the matters listed on Schedule 9.16 hereto; provided, however, that the determination of whether indemnification shall be made by the shareholder listed on Schedule 9.16, and the amount thereof, shall be solely within the discretion of, and determined solely by, Stephen A. Hansel, President and Chief Executive Officer of Hibernia, or if Mr. Hansel is not the President and Chief Executive Officer of Hibernia on the date of such determination then such determination shall be made by the President and Chief Executive Officer of HNB then in office on the date of such determination; provided, further, however that the shareholder listed on Schedule 9.16 shall not under any circumstances be liable to Hibernia in an amount that exceeds, in the aggregate, $1 million.

         10. Permits, Consents and Approvals. As promptly as practicable after the date hereof:

                  (a) Hibernia shall submit an application to the Comptroller of the Currency (the "Comptroller") for approval of the transactions contemplated hereby in accordance with the provisions of the Bank Merger Act and First Guaranty shall submit an application to the Louisiana Office of Financial Institutions ("OFI") relating to the transactions contemplated hereby;

                  (b) First Guaranty shall endeavor to have its Affiliates execute a written agreement in substantially the form of Exhibit 9.7 hereto; provided, however, that First Guaranty shall have no such obligation prior to the receipt by the Board of Directors of First Guaranty of the Fairness Opinion; and

                  (c) First Guaranty shall endeavor to have each of the directors of First Guaranty execute a Non-Competition Agreement in substantially the form of Exhibit 10(d) hereto; provided, however, that First Guaranty shall have no such obligation prior to the receipt by the Board of Directors of First Guaranty of the Fairness Opinion.

         11.  Confidentiality; Hold Harmless; Restriction on Acquisitions.

                  11.1. Confidentiality. For a period of five years after the date hereof, the parties hereto acknowledge that each of them or their representatives or agents has engaged in, and may continue to engage in, certain due diligence reviews and examinations with respect to the other and that, in the course of such reviews and examination, has received or may receive in the future confidential or proprietary information. Hibernia and First Guaranty agree, on behalf of themselves, their respective officers, directors, employees, representatives and agents, that they will not use any information obtained pursuant to due diligence investigations for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and, if the Merger is not consummated, will hold all such information and documents in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, in which event the party required to make such disclosure shall advise and consult with the other party reasonably in advance of such disclosure regarding the information proposed to be disclosed. In the event of the termination of this Agreement, Hibernia and First Guaranty shall, promptly upon request by the other party, either destroy or return any documents so obtained.

                  11.2. Hold Harmless. Hibernia will indemnify and hold harmless First Guaranty, each of its directors and officers and each person, if any, who controls First Guaranty within the meaning of the 1933 Act against any losses, claims, damages or liabilities, joint, several or solidary, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Hibernia shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any such amendment or supplement in reliance upon and in conformity with information furnished to Hibernia by First Guaranty for use therein. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Hibernia under this Section, notify Hibernia in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Hibernia of the commencement thereof, Hibernia shall be entitled to participate therein, and to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and, after notice from Hibernia to such indemnified party of its election to so assume the defense thereof, Hibernia shall not be liable to such indemnified party under this Section 11.2 for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party.

         12. Conditions. The consummation of the Merger is conditioned upon:

                  12.1. Shareholder Approval; Dissenters. Approval of this Agreement by the required vote of shareholders of First Guaranty and exercise and perfection of dissenters' rights pursuant to 12 U.S.C. Section 215a by holders of First Guaranty Common Stock holding in the aggregate no more than 8.9% of the First Guaranty Common Stock outstanding on the Closing Date.

                  12.2. OCC Approval and OFI Filing. Procurement by Hibernia of the approval of the Comptroller of the Merger and any and all other transactions contemplated hereby and filing of the appropriate applications and fees with the OFI.

                  12.3. Other Approvals. Procurement of all other consents and approvals and satisfaction of all other requirements prescribed by law that are necessary to the consummation of the transactions contemplated by this Agreement.

                  12.4. No Restraining Action. No litigation or proceeding initiated by any governmental authority shall be pending before any court or agency that shall present a claim to restrain, prohibit or invalidate the transactions contemplated hereby and neither Hibernia nor First Guaranty shall be prohibited by any order of any court or other governmental authority from consummating the transactions provided for in this Agreement.

                  12.5. Opinion of Hibernia Counsel. First Guaranty and its directors shall have received an opinion, dated the Closing Date, of counsel for Hibernia, in substantially the form of Exhibit 12.5 hereto .

                  12.6. Opinion of First Guaranty Counsel. Hibernia, its directors and its officers who sign the Registration Statement shall have received opinions, dated the Closing Date, of special merger counsel to First Guaranty in substantially the form of Exhibit 12.6(a) and of local counsel to First Guaranty in substantially the form of Exhibit 12.6(b).

                  12.7.  Representations,  Warranties  and  Agreements  of First
Guaranty. Each of the representations, warranties, and agreements of First Guaranty contained herein (including but not limited to those listed on Schedule
9.14 hereto) in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Hibernia shall have received a certificate signed by the Chairman of the Board and the President of First Guaranty, dated the Closing Date, to such effect; First Guaranty shall have furnished to Hibernia such other certificates as Hibernia shall reasonably request in connection with the Closing (as defined in Section 14 hereof), evidencing compliance with the terms hereof and its status, business and financial condition. First Guaranty shall have furnished Hibernia with such further documents or other materials as Hibernia shall have reasonably requested in connection with the transactions contemplated hereby.

                  12.8. Representations, Warranties and Agreements of Hibernia. Each of the representations, warranties and agreements of Hibernia contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or the date when made in the case of any representation or warranty which specifically relates to an earlier date) and First Guaranty shall have received a certificate signed by the Chief Executive Officer and the Treasurer of Hibernia, dated the Closing Date, to such effect; Hibernia shall have furnished to First Guaranty such other certificates as First Guaranty shall reasonably request in connection with the Closing, evidencing compliance with the terms hereof and its and HNB's respective statuses, businesses and consolidated financial condition. Hibernia shall have furnished First Guaranty with such further documents or other materials as First Guaranty shall have reasonably requested in connection with the transactions contemplated hereby.

                  12.9. Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and First Guaranty shall have received a certificate to such effect from the officer of Hibernia designated as its agent for service on the cover page of the Registration Statement (which certificate may be to the knowledge of such officer).

                  12.10. Fairness Opinion. First Guaranty shall have received a letter from Chaffe & Associates, Inc. dated within five days of the scheduled date of mailing of the Proxy Statement to its shareholders, and updated to within five days of the Closing Date to the effect that the terms of the Merger are fair to its shareholders from a financial point of view.

                  12.11. Tax Opinion. Hibernia shall have engaged, and Hibernia and First Guaranty shall have received an opinion of, a nationally recognized public accounting firm, which opinion shall be satisfactory in form and substance to Hibernia and First Guaranty, to the effect that the Merger when consummated in accordance with the terms hereof will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that the exchange of First Guaranty Common Stock to the extent exchanged for Hibernia Common Stock will not give rise to gain or loss to the shareholders of First Guaranty with respect to such exchange and that the Louisiana income tax treatment to the shareholders of First Guaranty will be substantially the same as the federal income tax treatment to the shareholders of First Guaranty.

                  12.12. Listing on New York Stock Exchange. The shares of Hibernia Common Stock issuable to the holders of First Guaranty Common Stock in the Merger shall have been approved for listing on the New York Stock Exchange, Inc. on or before the Closing Date, subject to official notice of issuance.

                  12.13 Participations Purchased and Sold. First Guaranty shall have sold the loans identified on Schedule 12.13 as "Loan participations to be Sold by First Guaranty" and shall have purchased the loans identified on
Schedule 12.13 as "Loan participations to be Purchased by First Guaranty."

                  12.14. Assertion of Conditions. A failure to satisfy any of the requirements set forth in Section 12.5, 12.8, 12.10 or 12.11 shall only constitute conditions to consummation of the Merger if asserted by First Guaranty and a failure to satisfy any of the requirements set forth in Section 12.6, 12.7 or 12.13 shall only constitute conditions to consummation of the Merger if asserted by Hibernia.

         13. Termination. This Agreement may be terminated prior to the Closing Date, either before or after its approval by the shareholders of the parties hereto, in any of the following events:

                  13.1. Mutual Consent. By the mutual consent of the parties hereto, if the Board of Directors of each party so determines by vote of a majority of the members of its entire Board.

                  13.2. Breach of Representation, Warranty or Covenant. By either party hereto, in the event of a breach by the other party (a) of any covenant or agreement contained herein or (b) of any representation or warranty herein, which cannot be or is not cured within 60 days after written notice of such breach is given to the party committing such breach.

                  13.3. Passage of Time; Inability to Satisfy Conditions. By either party hereto, in the event that (i) the Merger is not consummated by March 31, 1999, or (ii) any condition to Closing cannot be satisfied by March 31, 1999 and will not be waived by the party or parties entitled to waive it.

                  13.4. Failure to Obtain Regulatory Approval. By either party hereto, at any time after the Comptroller has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Merger and the time period for all appeals or requests for reconsideration thereof has run.

                  13.5. Failure to Obtain Shareholder Approval. By either party hereto, if the Merger is not approved by the required vote of shareholders of First Guaranty.

                  13.6. Dissenters. By Hibernia, if holders of more than 8.9% of the outstanding First Guaranty Common Stock exercise statutory rights of dissent and appraisal pursuant to 12 U.S.C. Section 215a.

                  13.7. Material Adverse Change. By First Guaranty, if a material adverse change as described in Section 8.7 of this Agreement occurs, and by Hibernia, if a material adverse change as described in Section 7.7 hereof occurs, after the date hereof and prior to the Closing.

                  13.8. Use of Pooling-of-Interests Accounting Treatment. By Hibernia, in the event it shall determine that the facts and circumstances surrounding the Merger prohibit or materially jeopardize the treatment of the Merger as a pooling-of-interests for accounting purposes.

                  14. Closing and Effective Date. The closing of the Merger (the "Closing") shall take place at the office of Hibernia at 313 Carondelet Street, New Orleans, Louisiana, at 11:00 a.m. local time, or at such other place or time as shall be mutually agreeable to the parties hereto, on the first business day occurring after the last to occur of: (i) the last day of the fiscal quarter following the date that falls 30 days after the date of the order of the Comptroller approving the Merger of First Guaranty with and into HNB pursuant to the Bank Merger Act; (ii) the last day of the fiscal quarter following the date that falls 5 days after the date on which the last meeting of shareholders called to approve this Agreement is held; or (iii) such other date chosen by the parties (the date and time of the Closing being referred to herein as the "Closing Date"). Immediately upon consummation of the Closing, or on such other later date as the parties hereto may agree, the Merger Agreement shall be certified, executed, acknowledged and delivered to the Office of the Comptroller for filing pursuant to and in accordance with the provisions of the Bank Merger Act. The Merger shall become effective as of the date and time of issuance by the Office of the Comptroller of a certificate of merger relating to the Merger (such date and time being referred to herein as the "Effective Date").

         15.  Survival  and  Termination  of  Representations,   Warranties  and
Covenants.

                  15.1. Except as otherwise provided in this Section 15, the representations, warranties and covenants contained in this Agreement shall terminate as of the earlier of the Effective Date or the termination of this Agreement. Upon termination of such representations, warranties and covenants, such provisions shall be of no further force or effect, and no party hereto shall have any legal right to redress, whether for breach of contract or otherwise, as a result of a breach of any such provision.

                  15.2. The provisions and agreements set forth in Sections 3, 5, 9.11, 9.12 and 11 and the last sentence of Section 8.3 hereof shall survive the Closing, if the Closing occurs, for the benefit of the shareholders, directors and officers of First Guaranty who are the intended beneficiaries of such provisions.

                  15.3. The provisions of Section 11 and liabilities for a breach of the provisions of Sections 9.2 or 9.11 shall survive the termination of this Agreement if this Agreement terminates without the Closing or the Merger having occurred, in which event liability for a breach of Section 9.2 or Section
9.11 shall survive the termination of the Agreement for a period of 180 days following the date on which the Agreement terminates. Nevertheless, no party to this Agreement shall have a legal right to redress or cause of action for a breach of Section 9.2 except in those circumstances in which such breach directly resulted in the termination of the Agreement.

                  15.4. In consideration of the mutual benefits and agreements contained in this Agreement, each of the parties hereto, on behalf of itself and its successors and assigns, hereby irrevocably waives any right or cause of action which otherwise would survive in the absence of this Section 15.

         16. Amendment; Waivers. To the extent permitted under applicable law, prior to the Closing Date any provision of this Agreement may be amended or modified at any time, either before or after its approval by the shareholders of the parties hereto, (i) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement, and (ii) as provided in Section 12:112 of the LBCL. Except with respect to any required shareholder or regulatory approval, each party hereto, by written instrument signed by a duly authorized officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Hibernia or First Guaranty) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive
(i) any inaccuracies of the other party in the representations or warranties contained in this agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings, or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such waiver executed after approval of this Agreement by the shareholders of Hibernia or First Guaranty shall change the number of shares of Hibernia Common Stock into which shares of First Guaranty Common Stock will be converted by the Merger.

         17. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

         18. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Louisiana applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

         19. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of its counsel and auditors, provided that printing expenses shall be borne by Hibernia.

         20. No Assignment. Prior to the Effective Date, neither party hereto may assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other party hereto, including any transfer or assignment by operation of law.

         21. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, to the Chief Executive Officer of each party hereto at the address of such party set forth in the preamble to this Agreement and shall be deemed to have been given as of the date so personally delivered or mailed. A copy of all notices or other communications directed to Hibernia shall be sent to:

                       HNB
                       313 Carondelet Street
                       New Orleans, Louisiana 70130
                       Attention: Corporate Law Division

and a copy of all notices or other communications directed to First Guaranty shall be sent to:


                       First Guaranty
                       400 East Thomas Street
                       Hammond, Louisiana  70401-3320
                       Attention: Chief Executive Officer

with a copy to:

                       Correro Fishman Haygood Phelps Weiss
                       Walmsley & Casteix, L.L.P.
                       201 St. Charles Avenue
                       46th Floor
                       New Orleans, Louisiana  70170
                       Attention:  Paul M. Haygood, Esq.

         22.  Headings.   The  headings  in  this  Agreement  are  inserted  for
convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         23. Entire Agreement. This Agreement and the Schedules and Exhibits hereto supersede any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contain the entire agreement of the parties relating to the subject matter hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors. Nothing in this Agreement or in the Merger Agreement is intended to or shall be construed to confer upon or to give any person other than the parties hereto any rights, remedies, obligation or liabilities under or by reason of this Agreement except as expressly provided herein.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.

                      Hibernia Corporation

                      /s/ Stephen A. Hansel
                      Stephen A. Hansel
                      President and Chief Executive Officer

Attest:

/s/ Patricia C. Meringer
Patricia C. Meringer
Secretary

                              Hibernia National Bank

                              /s/ Stephen A. Hansel
                              Stephen A. Hansel
                              President and Chief Executive Officer


Attest:

/s/ Patricia C. Meringer
Patricia C. Meringer
Secretary

                              First Guaranty Bank

                              By: /s/ Marshall T. Reynolds
                              Marshall T. Reynolds
                              Chairman of the Board

Attest:

/s/ R. Collins Bonicard
Secretary

                                   APPENDIX B

                              SETTLEMENT AGREEMENT


                  AGREEMENT dated and effective as of December 30, 1998 (this "Agreement"), adopted and made between and among First Guaranty Bank ("FGB"), Hibernia National Bank ("HNB"), Hibernia Corporation ("HC") and Marshall T. Reynolds ("MTR").

                  Whereas, FGB, HNB and HC entered into an Agreement and Plan of Merger dated as of July 30, 1998(the "APM"); and

                  Whereas, certain disagreements have developed between HNB and HC (collectively, "Hibernia") and FGB regarding the APM, and Hibernia contends that FGB's actions have violated the terms of the APM; and

                  Whereas, Hibernia has filed a Petition for Preliminary and Permanent Injunction and, Alternatively, Damages against FGB and MTR, No. 9803061, in the 21st Judicial District Court for the Parish of Tangipahoa, State of Louisiana (the "Lawsuit"); and

                  Whereas, the parties wish to settle and resolve their differences and have agreed to a procedure that will eliminate both now and in the future the threat and expense of litigation and will result in the submission of the APM to the shareholders of FGB for their final determination, and foreclose the possibility of subsequent expensive and time-consuming litigation over the APM, the outcome of the vote, and related matters.

                  Now, therefore, in consideration of the premises, the parties agree as follows:

         1. Engagement of Keefe. FGB agrees to retain Keefe Bruyette & Woods ("Keefe") to undertake to provide to the Board of Directors and shareholders of FGB an opinion as to whether the consideration offered in the Merger is fair to the common shareholders of FGB from a financial point of view (the "Second Fairness Opinion"). Hibernia shall, upon written request from FGB, reimburse FGB for all costs and expenses billed by Keefe, including without limitation any indemnification obligations of FGB to Keefe, subject to Hibernia's approval of the terms of the engagement agreement between FGB and Keefe, a copy of which is attached hereto as Exhibit A and which Hibernia hereby approves. Hibernia's indemnity reimbursement obligation specifically excludes any indemnity resulting from claims or lawsuits brought, or funded by, FGB or any of its officers or directors. Hibernia shall be furnished copies of Keefe's invoices reflecting payment thereof by FGB.

         2. Access to be Granted Keefe and NCC; Presentations to Board. FGB and Hibernia shall provide Keefe full access, including access to their respective books, records, and personnel, so as to enable Keefe promptly to determine whether it can provide the Second Fairness Opinion and, if it determines that it can provide the Second Fairness Opinion, so as to permit it to deliver the Second Fairness Opinion. Subject to the receipt of a satisfactory confidential agreement from National Capital Corporation ("NCC"), FGB shall provide NCC full access, including access to its books, records, and personnel, so as to enable NCC promptly to determine whether it can provide a fairness opinion and, if it determines that it can provide a fairness opinion, so as to permit it to deliver such fairness opinion. FGB will direct Chaffe & Associates, Inc. ("Chaffe") to co-operate with Keefe and NCC. FGB will invite (1) Keefe and NCC to make a presentation to its Board of Directors with respect to the fairness of the terms of the Merger to the shareholders of FGB from a financial point of view, and (2) Stephen Hansel to attend such meeting and address the Board of Directors of FGB regarding the Merger. Hibernia will have its counsel deliver a revised draft of the joint registration statement/proxy statement being prepared by Hibernia and FGB (the "Proxy Statement") for use in connection with the special meeting of FGB shareholders to consider the APM (the "Shareholder Meeting") to counsel for FGB on or before December 28, 1998.

         3. Second Fairness Opinion Rendered. If Keefe renders the Second Fairness Opinion to the FGB Board of Directors by December 31, 1998 (the "Opinion Date") (it being understood that Keefe will be deemed to have so rendered the Second Fairness Opinion by such date if Keefe delivers to FGB on or before such date an executed copy of such opinion dated on or before such date), the Second Fairness Opinion, as well as any fairness opinions with respect to the Merger delivered to FGB by NCC by the Opinion Date, as well as appropriate descriptions thereof, shall be included in the Proxy Statement. The Proxy Statement shall also include any fairness opinion delivered by Chaffe to the FGB Board of Directors for use in the Proxy Statement (the "Chaffe Fairness Opinion"), as well as appropriate description thereof, or, in the event Chaffe does not deliver such a fairness opinion, appropriate description of that fact, the reasons Chaffe is unable to do so, and any written opinion by Chaffe to the FGB Board of Directors in that regard for use in the Proxy Statement. FGB waives the condition to consummation of the Merger that FGB shall have received a letter from Chaffe dated within five days of the scheduled date of mailing of the Proxy Statement to its shareholders to the effect that the terms of the Merger are fair to its shareholders from a financial point of view. FGB does not waive the condition to consummation of the Merger requiring delivery of an updating of such a letter within five days of the Closing Date or the Extended Closing Date, as applicable; provided, however, that if Chaffe shall be unwilling or unable so to update its fairness opinion, such condition to consummation of the Merger shall be deemed satisfied if Keefe shall have delivered to FGB a letter dated within five days of the Closing Date or the Extended Closing Date, as applicable, to the effect that the consideration offered in the Merger is fair to FGB's common shareholders, from a financial point of view (the "Closing Fairness Opinion"). In the event that Chaffe shall be unwilling or unable so to update its fairness opinion, the Closing Date or Extended Closing Date, as applicable, shall be extended by five business days in order to permit Keefe to determine whether it can deliver the Closing Fairness Opinion and, if Keefe determines it can do so, in order to permit Keefe to deliver the Closing Fairness Opinion.

         4. Second Fairness Opinion Not Rendered. If Keefe fails to render the Second Fairness Opinion by the Opinion Date other than because before that date Keefe terminates its engagement before advising FGB in writing that it is unable or unwilling to render such opinion, Hibernia and FGB will promptly terminate the APM; Hibernia will promptly dismiss the Lawsuit with prejudice; and each of the parties hereto agrees not to make a claim against or sue, or to sponsor any claim or lawsuit against, any other party hereto, its directors, its employees, its investment bankers, its shareholders, or its agents other than claims arising under Section 11.1 of the APM.

         5. Transaction if Shareholders Approve APM. If the FGB shareholders approve the APM, Hibernia will promptly dismiss the Lawsuit with prejudice and each of the parties hereto agrees not to make a claim against or sue, or to sponsor any claim or lawsuit against, any other party hereto, its directors, its employees, its investment bankers, its shareholders, or its agents other than
(i) claims against Hibernia arising out of Hibernia's indemnification and expense advancement obligations under the APM or (ii) claims against MTR arising out of Section 9.16 of the APM or (iii) claims against FGB or Hibernia for breach of its respective obligation to close the Merger upon satisfaction or waiver, as provided in the APM, of all conditions to such obligation.

         6. Transactions if Shareholders Do Not Approve APM. If the FGB shareholders fail to approve the APM by March 31, 1999, (or, in the event, pursuant to Section 10 hereof, the Shareholder Meeting is set for a date subsequent to March 31, 1999, if the FGB shareholders fail to approve the APM by the Extended Shareholder Meeting Date (as hereinafter defined)) FGB may terminate the APM, Hibernia will promptly dismiss the Lawsuit with prejudice, and each of the parties hereto agrees not to make a claim against or sue, or to sponsor any claim or lawsuit against, any other party hereto, its directors, its employees, its investment bankers, its shareholders, or its agents other than
(a) claims against Hibernia arising out of Hibernia's  obligations under Section
11.2 of the APM, or (b) claims arising under Section 11.1 of the APM or (c) claims for violation of the federal proxy solicitation rules.

         7. Covenants of MTR. If Keefe renders the Second Fairness Opinion by the Opinion Date, and provided such Second Fairness Opinion has not been withdrawn, MTR agrees personally, up to and through March 31, 1999 (or, in the event pursuant to Section 10 hereof, the Shareholder Meeting is set for a date subsequent to March 31, 1999, up to and through the Extended Shareholder Meeting Date (as hereinafter defined)), (a) to vote at the Shareholder Meeting the 966,096 shares of FGB owned by him (being the only shares of FGB that MTR has the right to vote, whether in a fiduciary capacity or otherwise) in favor of the APM, (b) to recommend in the Proxy Statement that the other FGB shareholders vote at the Shareholders Meeting in favor of the APM, and, (c) to execute the Lock-Up and Non-Competition Agreement in the form annexed hereto as Exhibit B. All other directors, shareholders, and officers of FGB shall be free to vote their FGB shares (except to the extent such person shall have executed a Lock-Up and Non-Competition Agreement), and all other directors and shareholders of FGB shall be free to communicate their views with respect to the APM, as they see fit.

         8. FGB Letter to Directors. Promptly following the rendering of the Second Fairness Opinion, FGB agrees to send to each of its directors the letter attached hereto as Exhibit C. FGB and Hibernia agree that compliance by FGB with this Section 8 and the fourth sentence of Section 2 of this Agreement satisfies FGB's obligations under Section 10(c) of the APM.

         9. Shareholders Lists. Within two business days of the execution of this Agreement, FGB will furnish Hibernia with a list of FGB's shareholders of record as of the effective date of this Agreement. Within two business days of the date selected by the FGB Board of Directors as the record date for the Shareholder Meeting in accordance with Section 10, FGB will furnish Hibernia with a list of FGB's shareholders of record as of said record date and mailing labels for all shareholders of record. FGB will furnish a copy of its shareholders list only to shareholders or other persons entitled to such list by applicable law until the earlier of (a) the Opinion Date (if the Second Fairness Opinion is not received by such date) or (b) March 31, 1999 (or, in the event, pursuant to Section 10 hereof, the Shareholder Meeting is set for a date subsequent to March 31, 1999, the Extended Shareholder Meeting Date [as hereinafter defined]).

         10. Extension of Deadline Date. FGB and Hibernia agree to cooperate with the objective of having FGB fix a record date for the Shareholder Meeting as of a day within ten (10) days of the later to occur of the clearance of the FGB proxy materials for the Shareholder Meeting by (a) the Securities and Exchange Commission and (b) the Federal Deposit Insurance Corporation. FGB and Hibernia also agree to cooperate with the objective of affording a fifty (50) day solicitation period for proxies for use at the Shareholder Meeting plus, if the FGB shareholders approve the APM by the required vote, an additional five
(5) business days after the Shareholders Meeting to close the Merger; provided, however, that in no event shall (i) the Shareholder Meeting be required to be held later than five (5) business days preceding the Extended Closing Date (as hereinafter defined)(the date of such Shareholder Meeting held after March 31, 1999 being sometimes referred to herein as the "Extended Shareholder Meeting Date") or (ii) the Closing Date be required to occur later than the Extended Closing Date (as hereinafter defined). To the extent providing such fifty day solicitation period plus, if the FGB shareholders approve the APM by the required vote, an additional five (5) business days after the date of the Shareholder Meeting to close the Merger would cause the Closing Date to occur after March 31, 1999 (a "post-March 31, 1999 Closing Date"), the references in
Section 13.3 of the APM to "March 31, 1999" are modified to push back such March 31, 1999 date by the number of days that such post-March 31, 1999 Closing Date is later than March 31, 1999 but not to a date later than May 31, 1999 (the "Extended Closing Date"). If the FGB shareholders approve the APM by the required vote, the closing of the Merger shall take place at the office of Hibernia at 313 Carondelet Street, New Orleans, Louisiana at a time and on a date selected by Hibernia by written notice to FGB within five (5) business days after the Shareholder Meeting, provided that such date selected by Hibernia occurs on or before the Extended Closing Date. The provisions of this Section 10 of this Agreement shall supercede the provisions in the first sentence of
Section 14 of the APM.

         11. For purposes of this Agreement, "sponsor" has the following exclusive meaning: to fund, transfer any rights to make a claim or to sue, or derive any economic benefit from.

         12. Unless otherwise defined herein, defined terms used herein shall have the same meaning as specified in the APM.

         13. Except as specifically modified herein, the APM shall remain in full force and effect.

         14. This Agreement may not be modified unless in writing executed by all parties hereto.

          15. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts, all as of the day and year first above written.

                              Hibernia Corporation


                              By:      s/ Stephen A. Hansel
                              Stephen A. Hansel
                              President and Chief Executive Officer
Attest:

s/ Patricia C. Meringer
Patricia C. Meringer
Secretary

                              Hibernia National Bank


                              By:      s/ Stephen A. Hansel
                              Stephen A. Hansel
                              President and Chief Executive Officer




Attest:

s/ Patricia C. Meringer
Patricia C. Meringer
Secretary

                               First Guaranty Bank


                               By:      s/ Marshall T. Reynolds
                               Marshall T. Reynolds
                               Chairman of the Board

Attest:

________________________
Secretary
                              /s/ Marshall T. Reynolds
                              Marshall T. Reynolds

                                   APPENDIX C

                  FAIRNESS OPINION OF CHAFFE & ASSOCIATES, INC.


To be filed by Amendment

                                   APPENDIX D


                FAIRNESS OPINION OF KEEFE, BRUYETTE & WOODS, INC.

To be filed by Amendment

                                   APPENDIX E

                FAIRNESS OPINION OF NATIONAL CAPITAL CORPORATION

To be filed by Amendment

                                   APPENDIX F


                        CERTAIN PROVISIONS OF FEDERAL LAW
                            AND STATE LAW RELATING TO
                      THE RIGHTS OF DISSENTING SHAREHOLDERS

Section 215a      Merger of National Banks
                  or State Banks into National Banks

Dissenting Shareholders

         If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder or any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of completion of the merger, accompanied by the surrender of his stock certificates.

Valuation of shares

         The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

Application to shareholders of merging associations:
appraisal by Comptroller; expenses of receiving association;
sale and resale of shares; State appraisal and merger law

         If, within ninety days from the date of completion of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

Section 376       Rights of a Stockholder
                  Dissenting from Certain Actions

         C. (3) Each such stockholder may, within twenty days after the mailing of such notice [by the bank surviving the merger] to him but not thereafter, file with the bank a demand in writing for the fair cash value of his shares as of the day before such vote was taken, provided that he state in such demand the value demanded and a post office address to which the reply of the bank may be sent and at the same time deposit in escrow in a bank or trust company located in the parish of the domicile of the bank the certificates representing his shares, duly endorsed and transferred to the escrow bank upon the sole condition that said certificates shall be delivered to the bank upon payment of the value of the shares determined in accordance with the provisions of this Section. With his demand, the stockholder shall deliver to the bank the written acknowledgement of such escrow bank or trust company with which such certificates have been deposited that it so holds his certificates of stock.

                  (4) Unless the objection, demand, and acknowledgement aforesaid be made and delivered by the stockholder within the period described in this Subsection, he shall conclusively be presumed to have acquiesced in the action proposed or taken.

         D. If the bank does not agree to the value so stated and demanded or does not agree that a payment is due, it shall, within twenty days after the receipt of such demand and acknowledgement, notify in writing the stockholder at the designated post office address of its disagreement and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise, it shall be liable for and shall pay to the dissatisfied stockholder the value demanded by him for his shares.

         E. (1) In case of disagreement as to such fair cash value or as to whether any payment is due after compliance by the parties with the provisions of Subsections C and D of this Section, the dissatisfied stockholder within sixty days after receipt of notice in writing of the bank's disagreement but not thereafter may file suit against the bank or the merged or consolidated bank, as the case may be, in the district court of the parish in which the bank or the merged or consolidated bank, as the case may be, is domiciled praying the court to fix and decree the fair cash value of the dissatisfied stockholder's shares as of the day before the action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due and, if so, such cash value, and render judgment accordingly.

                  (2) Any stockholder entitled to file such a suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such a suit filed by another stockholder and recover therein judgment against the bank for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed action, and any such action may be carried to completion notwithstanding any such suit.

                  (3) Failure of the stockholder to bring suit or to intervene in such suit within sixty days after receipt of notice of disagreement by the bank shall conclusively bind the stockholder:

                  (a)      By the bank's statement that no payment is due; or
                  (b) If the bank does not contend that no payment is due, to accept the value of his shares as fixed by the bank in its notice of disagreement.

         F. When the fair value of the shares has been agreed upon between the stockholder and the bank, or when the bank has become liable for the value demanded by the stockholder because of failure to give notice of disagreement and of the value it will pay, or when the stockholder has become bound to accept the value the bank agrees is due because of his failure to bring suit within sixty days after receipt of notice of the bank's disagreement, the action of the stockholder to recover such value must be brought within five years from the date the value was agreed upon or the liability of the bank became fixed.

         G. If the bank or the merged or consolidated bank, as the case may be, shall, in its notice of disagreement, have offered to pay the dissatisfied stockholder on demand an amount in cash deemed by it to be fair cash value of his shares, and if, on the institution of a suit by the dissatisfied stockholder claiming an amount in excess of the amount offered, the bank or the merged or consolidated bank, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered; then, if the amount finally awarded such stockholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the bank or the merged or consolidated bank, as the case may be, and judicial interest may be awarded against such bank only on the amount of the award in excess of the amount deposited in the registry of the court; otherwise, the costs of the proceeding shall be taxed against such stockholder.

         H. Upon filing a demand for the value of his shares, the stockholder shall cease to have any of the rights of a stockholder except the rights accorded by this Section. Such a demand may be withdrawn by the stockholder at any time before the bank gives notice of disagreement as provided in Subsection D of this Section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the bank. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court should determine that the stockholder is not entitled to receive payment for his shares, or the stockholder should otherwise lose his dissenters' rights:

         (1)      He shall  not  have  the  right  to  receive a payment for his shares;
         (2) His share certificates shall be returned to him and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the bank; and
         (3) He shall be reinstated to all his rights as a stockholder as of the filing of his demand for value, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the bank he shall receive the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any proceeding that may have been taken in the interim.

                                   APPENDIX G


                        TAX OPINION OF ERNST & YOUNG, LLP


(date)


Hibernia Corporation
313 Carondelet Street
New Orleans, Louisiana  70130

First Guaranty Bank
400 East Thomas Street
Hammond, Louisiana  70401-3320


Dear Sir or Madam:

This letter is in response to your request that we provide you with our opinion concerning certain federal income tax consequences which would arise from consummation of the Proposed Merger of First Guaranty Bank ("First Guaranty") with and into Hibernia National Bank ("HNB"), a wholly owned subsidiary of Hibernia Corporation ("Hibernia"). (Hereinafter, referred to as the "Proposed Merger")

In rendering this opinion, we have relied upon the facts, summarized below, as they have been presented to us orally by the management of Hibernia and verified in: the Statements of Facts and Representations dated (date) provided by the respective managements of First Guaranty, Hibernia, and HNB; the Agreement and Plan of Merger made and entered into by and among First Guaranty, Hibernia, and HNB as of July 30, 1998 (the "Agreement"); and the Registration Statement (Form S-4), as declared effective by the Securities and Exchange Commission on (date) containing the Proxy Statement - Prospectus of First Guaranty and Hibernia dated
(date) ("Prospectus"). (These are sometimes hereinafter referred to collectively as "Documents.")

You have represented to us that the facts contained in the Documents provide an accurate and complete description of the facts and circumstances concerning the Proposed Merger. We have made no independent investigation of the factual matters and circumstances and, therefore, have relied upon the facts and representations in the Documents for purposes of this letter. Any changes to the facts or Documents may affect the conclusions stated herein.

We understand that reference to Ernst & Young LLP and our opinion is included in the Prospectus relating to the issuance of Hibernia Common Stock in connection with the Proposed Merger and the special meeting of the First Guaranty shareholders with respect thereto. We consent to such reference in the Prospectus under the captions "Summary," "Proposed Merger; Conditions to the Merger; Waiver" and "--Material Tax Consequences." We also understand that the form of this letter is included as an appendix to the Form S-4 Registration Statement and the Prospectus. We consent to such inclusion.

STATEMENT OF FACTS

First Guaranty is a Louisiana banking corporation duly organized and existing under the laws of the State of Louisiana, engaged principally in the banking business. The authorized capital stock of First Guaranty consists solely of 100,000,000 shares of common stock of the par value $1.00 per share ("$1 par value Common Stock") and 600,000 shares of common stock of the par value of $5.00 each ("$5 par value Common Stock") (collectively, "First Guaranty Common Stock") and 100,000 shares of preferred stock, par value $1,000, of which 5,000 shares constitute a separate series of preferred stock designated as the Convertible Preferred Stock, Series A (the "Series A Preferred Stock") and 5,000 shares constitute a separate series of preferred stock designated as the Preferred Stock, Series B (the "Series B Preferred Stock") (the Series A Preferred Stock and the Series B Preferred Stock are collectively referred to as the "First Guaranty Preferred Stock") (the remaining 90,000 shares of preferred stock have not been designated). (The First Guaranty Common Stock and the First Guaranty Preferred Stock are collectively referred to as the "First Guaranty Stock.") As of December 31, 1998, 2,573,351 shares of the $1 par value Common Stock and 483,290 shares of $5 par value Common Stock were issued and outstanding, and no shares of First Guaranty Common Stock were held in First Guaranty's treasury. As of December 31, 1998, 1,000 shares of Series A Preferred Stock were issued and had been previously redeemed, and no shares of Series A Preferred Stock were outstanding, and 2,000 shares of Series B Preferred Stock had been issued and were outstanding. The shares of First Guaranty Common Stock and First Guaranty Preferred Stock are held by approximately 940 shareholders. There are no options, warrants, subordinated rights or other rights to purchase either First Guaranty Common Stock or First Guaranty Preferred Stock outstanding as of the date hereof.

Hibernia is a bank holding company organized and existing under the laws of the State of Louisiana. The presently authorized capital stock of Hibernia is 400,000,000 shares, consisting of 100,000,000 shares of preferred stock, no par value, and 300,000,000 shares of Class A voting common stock, no par value (the Class A voting common stock being referred to hereinafter as "Hibernia Common Stock"). As of December 31, 1998, 2,000,000 shares of Hibernia's preferred stock were issued and outstanding, 156,400,398 shares of Hibernia Common Stock were issued and outstanding, and no shares of Hibernia Common Stock were held in
Hibernia's  treasury.  As of  December  31,  1998,  Hibernia  has the  following existing options, warrants, calls or commitments obligating Hibernia to issue shares of its capital stock or any other security of which it is or will be the issuer: Hibernia has options covering 1,229,500 shares of Hibernia Common Stock outstanding as of December 31, 1998 under its 1987 Stock Option Plan; 8,126,316 (as adjusted) shares of Hibernia Common Stock for issuance under its Long-Term Incentive Plan, pursuant to which options covering 7,078,747 shares of Hibernia Common Stock were outstanding as of December 31, 1998; 912,500 shares of Hibernia Common Stock for issuance under its 1993 Directors' Stock Option Plan, pursuant to which options covering 335,000 shares of Hibernia Common Stock are outstanding as of December 31, 1998; 24 shares of Hibernia Common Stock are available for issuance pursuant to Hibernia's Dividend Reinvestment and Stock Purchase Plan; and warrants covering 213,176 shares of Hibernia Common Stock are outstanding. A transaction was consummated on March 8, 1999 in which 3,450,000 shares of Hibernia Common Stock were issued.

HNB is a nationally chartered bank engaged principally in the banking business in the state of Louisiana. HNB is a wholly owned subsidiary of Hibernia.


BUSINESS PURPOSE

The management of Hibernia has represented to us that Hibernia desires to consummate the Proposed Merger in order to improve its presence in the Louisiana market. As discussed in the Prospectus under the caption, "Merger-Background of and Reasons for Merger," the First Guaranty Board of Directors believes the shareholders of First Guaranty will benefit from being part of a larger banking entity, the stock of which is publicly traded.


PROPOSED TRANSACTIONS

In accordance with the above-stated business purpose, the following transactions have been proposed:

1. After all necessary regulatory and shareholder approvals have been granted, there will be a merger (i.e., the Proposed Merger) of First Guaranty with and into HNB in accordance with the provisions of Bank Merger Act, 12 U.S.C. Sections 1828 et. seq. and 12 U.S.C. Section 215a ("Bank Merger Act").

2. In the Proposed Merger, HNB will acquire all of the assets and assume all of the liabilities of First Guaranty in exchange for Hibernia Common Stock and cash. As a result of the Proposed Merger, each share of the issued and outstanding First Guaranty Common Stock shall be converted into and become the number of shares of Hibernia Common Stock determined in accordance with the exchange rate (the "Exchange Rate"). The Exchange Rate shall be 1.33 shares of Hibernia Common Stock for each share of First Guaranty Common Stock.

3. As a result of the Proposed Merger, each share of issued and outstanding First Guaranty Preferred Stock shall be automatically and without any action on the part of the holder thereof, become and be converted into a right to receive cash in the amount equal to $1,030 plus any accrued and unpaid dividends thereon.

4. Holders of shares of First Guaranty Common Stock or First Guaranty Preferred Stock outstanding immediately prior to the effective date of the Proposed Merger shall cease to be, and shall have no rights as, shareholders of First Guaranty after the Proposed Merger.

5. No fractional shares will be issued. Each holder of First Guaranty Common Stock who would otherwise have been entitled to receive a fraction of a share of Hibernia Common Stock shall receive in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share multiplied by the average of the mean of the high and low prices of one share of Hibernia Common Stock for the five business days preceding the last trading day immediately prior to the Effective Date as reported in The Wall Street Journal.

6. If the transaction is approved by shareholders holding less than 80 percent of the shares of First Guaranty Common Stock, then following certain statutory procedures, shareholders of First Guaranty Common Stock may exercise dissenter's rights entitling them to receive in cash the value of their respective First Guaranty Common Stock in lieu of receiving Hibernia Common Stock in the Proposed Merger.


REPRESENTATIONS

For purposes of our evaluation, we have received from the respective managements of First Guaranty, Hibernia and HNB, Statements of Facts and Representations, dated (date), as set forth below. References to the "Code" are to the Internal Revenue Code of 1986, as amended.

The following  representations  have been made in  connection  with the Proposed
Merger:

     (a) The fair market value of Hibernia Common Stock to be received by each shareholder of First Guaranty Common Stock will be approximately equal to the fair market value of the First Guaranty Common Stock surrendered in the exchange.

     (b) The cash to be received by each shareholder of First Guaranty Preferred Stock will be approximately equal to the fair market value of the First Guaranty Preferred Stock surrendered in the exchange.

     (c) Prior to and in connection with the plan of reorganization, neither First Guaranty nor a related person (as defined in Treas. Reg. section 1.368-1(e)(3) determined without regard to Treas. Reg. section 1.368-1(e)(3)(i)(A)) redeemed or otherwise acquired stock having a value of more than 50 percent of all of the stock of First Guaranty of the same date, or made an extraordinary distribution with respect to the stock of First Guaranty.

     (d) Hibernia will issue stock to the shareholders of First Guaranty having a value, as of the date of the transaction, of at least 50 percent of all of the formerly outstanding stock of First Guaranty as of the same date, taking into account any redemptions, acquisitions, or extraordinary distributions made by First Guaranty. Neither Hibernia nor a related person (as defined in Treas. Reg. section 1.368-1(e)(3)) has any plan or intention, in connection with the plan of reorganization, to redeem or otherwise acquire stock of Hibernia issued in the transaction.

     (e) HNB will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by First Guaranty immediately prior to the Proposed Merger. For purposes of this representation, amounts paid by First Guaranty to dissenters, First Guaranty assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by First Guaranty immediately preceding the transfer, will be included as assets of First Guaranty held immediately prior to the transaction.

     (f) Prior to the transaction, Hibernia will be in control of HNB within the meaning of Section 368(c) of the Code wherein "control" is defined to mean the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of the corporation.

     (g) Following the transaction, HNB will not issue additional shares of its Common Stock that would result in Hibernia losing control of HNB within the meaning of Section 368(c) of the Code.

     (h) Hibernia has no plan or intention to liquidate HNB; to merge HNB into another corporation; to sell or otherwise dispose of the Common Stock of HNB; or to cause HNB to sell or otherwise dispose of any of the assets of First Guaranty acquired in the transaction, except for dispositions made in the ordinary course of business. As Hibernia consummates other mergers, it is likely that some or all of the merged banks will be merged with and into HNB. At this time, the discussion provided under the caption "Summary - Other Pending Transactions for Hibernia" in the Prospectus provides a complete list of all pending mergers that are covered by definitive agreements as of (date). However, no Common Stock of HNB will be issued as consideration in any of the pending mergers.

     (i) The liabilities of First Guaranty assumed by HNB and the liabilities to which the transferred assets of First Guaranty are subject were incurred by First Guaranty in the ordinary course of its business.

     (j) Following the transaction, HNB will continue the historic business of First Guaranty or will use a significant portion of First Guaranty's historic business assets in its business.

     (k) Except for expenses relating to the registration of Hibernia Common Stock and certain proxy printing and mailing expenses to be paid solely by Hibernia, which are directly related to the Proposed Merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187, Hibernia, HNB, First Guaranty and the shareholders of First Guaranty will pay their respective expenses, if any, incurred in connection with the transaction.

     (l) There is no intercorporate indebtedness existing between Hibernia and First Guaranty and their affiliates or between HNB and First Guaranty that was issued, acquired, or will be settled at a discount.

     (m) No two parties to the Proposed Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (n) First Guaranty is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (o) The basis and fair market value of the assets of First Guaranty transferred to HNB will each equal or exceed the sum of the liabilities assumed by HNB, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (p) The merger of First Guaranty into HNB will qualify as a statutory merger under the Bank Merger Act.

     (q) The payment of cash in lieu of fractional shares of Hibernia Common Stock is solely for the purpose of avoiding the expense and inconvenience to Hibernia of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the First Guaranty Common Stock shareholders instead of issuing fractional shares of Hibernia will not exceed one percent of the total consideration that will be issued in the transaction to the First Guaranty Common Stock shareholders in exchange for their shares of First Guaranty Common Stock. The fractional share interests of each holder of First Guaranty Common Stock will be aggregated, and no First Guaranty Common Stock shareholder will receive cash in an amount equal to or greater than the value of one full share of Hibernia Common Stock for its First Guaranty Common Stock.

     (r) None of the compensation received by any shareholder-employees of First Guaranty or its affiliates will be separate consideration for, or allocable to, any of their shares of First Guaranty Common Stock; none of the shares of Hibernia Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     (s) The shareholders of First Guaranty (immediately before the proposed transaction) receiving shares of Hibernia Common Stock will not own (immediately after the proposed transaction) more than 50 percent of the fair market value of Hibernia Common Stock.

     (t)  The First  Guaranty  Preferred  Stock does not meet the  definition of
          Section 306 stock as defined in Section 306(c) of the Code.

TECHNICAL ANALYSIS

Section 368(a)(1)(A) of the Code provides that a reorganization (a "Type A" reorganization) includes a statutory merger or consolidation. Such a reorganization can only be achieved by strict compliance with the applicable corporation laws of the United States or a state or territory of the United States. A statutory merger occurs wherein one party (the surviving corporation) to the transaction absorbs the other party whose corporate existence ceases. It has been represented by the management of Hibernia that the merger of First Guaranty with and into HNB, wherein Hibernia Common Stock is to be exchanged for First Guaranty Common Stock and Hibernia cash is to be exchanged for First Guaranty Preferred Stock, is to occur as a statutory merger under applicable state law.

Section 368(a)(2)(D) of the Code provides that the acquisition by one corporation in exchange for stock of a corporation which is in control of the acquiring corporation, of substantially all of the properties of another corporation, shall not disqualify a transaction under Section 368(a)(1)(A) if
(i) no stock of the acquiring corporation is used in the transaction and (ii) the transaction would have otherwise qualified as a Type A reorganization had the merger been into the controlling corporation.

Revenue Procedure 77-37, 1977-2 C.B. 568 (Sec.3.01) provides that, for advance ruling purposes, the "substantially all" requirement of Section 368(a)(2)(D) is satisfied if there is a transfer of assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the transferor corporation immediately prior to the transfer. Any payments to dissenters and any redemptions and distributions (except for regular dividend distributions) made by the corporation immediately preceding the transfer and which are a part of the transaction will be considered as assets held by the corporation immediately prior to the transfer. Additionally, the payment of expenses incurred in connection with the Proposed Merger is taken into consideration in applying the "substantially all" test.

In the Proposed Merger, it has been represented by the respective managements of First Guaranty and HNB that HNB will acquire assets representing at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets of First Guaranty and that, for this purpose, the fair market value of the net and gross assets of First Guaranty will be determined before payment by First Guaranty of any expenses incurred by it in connection with the Proposed Merger, before payment to any dissenters to the Proposed Merger, and before any redemptions and distributions (except for regular, normal dividends) made by First Guaranty immediately preceding the transfer. Based upon the foregoing representations, the "substantially all" requirement will be met in the Proposed Merger.


Additional Requirements

Sections 1.368-1(b) and 1.368-2(g) of the Income Tax Regulations (the "Regulations") provide that the following additional requirements must be met for a transaction to qualify as a reorganization within the meaning of Section 368 of the Code:

     (i)  "continuity of interest" must be present,

     (ii) "continuity of business enterprise" must exist, and

     (iii)the transaction must be undertaken for reasons pertaining to the continuance of the business of a corporation which is a party to the transaction.


Continuity of Interest

In general, the continuity of interest test requires the owners of the reorganized entity to receive and retain a meaningful equity in the surviving entity. See e.g., Pinellas Ice & Cold Storage Co. v. Comm'r, 287 U.S. 462
(1933); Cortland Specialty Company v. Comm'r, 60 F.2d 937 (2d Cir. 1932), cert. denied, 288 U.S. 599 (1932); Helvering v. Minnesota Tea Co., 296 U.S. 378
(1935).

The Internal Revenue Service (the "Service") has issued final and temporary regulations (T.D. 8760 and T.D. 8761) providing rules for satisfying the continuity of interest requirement. These regulations substantially liberalize the historic rules, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the target corporation is preserved in the reorganization. Generally, continuity of interest is not preserved to the extent that the acquiring corporation acquires target stock for consideration other than acquiring stock, or if, in connection with the plan of reorganization, the acquiring stock is redeemed (or purchased by a related party). In addition, continuity of interest is not preserved to the extent that, prior to and in connection with the plan of reorganization, the target (or a related party) acquires the stock with consideration other than stock of the target, or makes an extraordinary distribution with respect to the stock. Generally, a related party includes any member of the same affiliated group (without regard to the exceptions in section 1504(b)) as the acquiring corporation, or any other corporation where the purchase of the acquiring stock by such corporation would result in the purchase being a redemption under section 304(a)(2). Sales by the target shareholders of stock of the acquirer received in the transaction to unrelated third parties occurring before or after a reorganization are disregarded.

Based upon our understanding of the facts presented to us orally and as set forth in the Statements of Facts and Representations dated (date), the Proposed Merger will satisfy the continuity of interest requirement. The management of Hibernia has represented that all of the First Guaranty Common Stock outstanding immediately prior to the Proposed Merger will be exchanged solely for stock of Hibernia. Hibernia has represented further that except for the exchange of First Guaranty Preferred Stock for cash (which represents less than 5 percent of the value of all of the formerly outstanding First Guaranty Stock), neither Hibernia nor a related person (as defined in Treas. Reg. Section 1.368-1(e)(3)) has any plan or intention, in connection with the plan of reorganization, to (i) acquire a proprietary interest in First Guaranty for consideration other than stock of Hibernia, or (ii) redeem any of the stock issued in the transaction. In addition, the management of First Guaranty has represented that neither First Guaranty, nor a related person (as defined in Treas. Reg. Section 1.368-1(e)(3) determined without regard to Treas. Reg. Section 1.368-1(e)(3)(i)(A)) has any plan or intention, prior to and in connection with the plan of reorganization, to redeem, acquire, or make an extraordinary distribution with respect to the stock of First Guaranty.

Continuity of Business Enterprise

Section 1.368-1(b) of the Regulations also provides that a continuity of business enterprise (as described in Section 1.368-1(d) of the Regulations) is a requisite to a reorganization. Section 1.368-1(d) of the Regulations (and as modified by T.D. 8760) provides that continuity of business enterprise requires that the acquiring corporation either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic assets in a business. The Proposed Merger will meet the continuity of business enterprise test of Section 1.368-1(d) because, based upon the representation of the management of HNB, HNB will continue the historic business of First Guaranty or will use a significant portion of First Guaranty's historic assets in a business.


Business Purpose

Section 1.368-2(g) of the Regulations provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As heretofore indicated in the "Business Purpose" Section set forth above, there are substantial business reasons for the Proposed Merger. Accordingly, the Proposed Merger satisfies the business purpose requirement as set forth in the Regulations.

Other Statutory Provisions

Section 368(b) of the Code defines the term "a party to a reorganization" to include a corporation resulting from a reorganization, and both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.

Section 361(a) of the Code provides that no gain or loss shall be recognized to a transferor corporation which is a party to a reorganization on any exchange pursuant to the plan of reorganization solely for stock or securities in another corporation which is a party to the reorganization.

Section 1032 of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation. Revenue Ruling 57-278, 1957-1 C.B. 124, provides that a subsidiary will not recognize gain upon the exchange of its parent's stock for property in connection with a tax-free reorganization. See also Treasury Regulations (Treas. Regs.) Section 1.1032-2.

Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation which is a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation which is a party to the reorganization.

Section 356(a)(1) of the Code provides that if Section 354 would apply to an exchange but for the fact that the property received in the exchange consists not only of property permitted by Section 354 to be received without the recognition of gain but also of other property or money, then the gain if any, to the recipient will be recognized, but in an amount not in excess of the sum of such money and the fair market value of such other property. For purposes of
Section 354, dividend arrearages constitute stock. See PLR 9236007. No loss from the exchange or distribution will be recognized. Section 356(c) of the Code.

Section  356(a)(2)  of the Code  provides  that if an exchange is  described  in
Section 356(a)(1) of the Code, but has the effect of the distribution of a dividend, then the recipient of the other property will recognize ordinary dividend income to the extent of his ratable share of the accumulated earnings and profits of the acquired company. The remainder, if any, of the gain recognized under Section 356(a)(1) of the Code will be treated as gain from the exchange of property.

In Clark v. CIR, 489 US 726 (1989), the Supreme Court determined whether gain recognized under Section 356 of the Code on the receipt of "boot" (i.e., other property or money received in an exchange) should be treated as a dividend distribution. In applying Section 302 of the Code to determine whether boot payment had the effect of a dividend distribution, the Court stated that the treatment of boot under Section 356(a)(2) should be determined "by examining the effect of the transaction as a whole." Consequently, the Court tested whether the boot payment had the effect of a dividend by comparing the interest that the taxpayer actually received in the acquiring corporation with the interest that taxpayer would have had if solely stock of the acquiring corporation had been received. If that hypothetical reduction would have passed one of the tests enumerated in Section 302(b) of the Code, taking into account attribution under
Section 318 of the Code, then exchange treatment would be available. See Revenue Ruling 93-61, 1993-2 C.B. 118.

Cash received by shareholders of First Guaranty Preferred Stock who hold no First Guaranty Common Stock, and by shareholders of First Guaranty Common Stock who dissent, if any, will be treated as received in exchange for his or her stock subject to the provisions and limitations of Section 302 of the Code. See Treas. Reg. Sec. 1.354-1(d), Ex. (3). If, as a result of such distribution, a shareholder owns no First Guaranty Common Stock either directly or indirectly through the application of Section 318 of the Code, the redemption will be treated as a complete termination of interest under Section 302(b)(3) of the Code and such cash will be treated as a distribution in exchange for stock under
Section 302(a) of the Code.

Section 362(b) of the Code generally provides that if property is acquired by a corporation in connection with the reorganization, then the basis shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on such transfer.

Section 1223(2) of the Code provides that in determining a taxpayer's holding period for property, there shall be included the period for which such property was held by another person, if such property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in such taxpayer's hands as it would have had in the hands of such other person.

Section 381 of the Code applies to certain transactions, including those transactions to which Section 361 of the Code applies, where there is a transfer in connection with a reorganization described in Section 368(a)(1)(A) or in
Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.


FEDERAL INCOME TAX CONSEQUENCES

Based solely upon the Statements of Facts and Representations, the Agreement, and the Plan of Merger, it is our opinion that the following federal income tax consequences will result:

In the merger of First Guaranty with and into HNB:

     (1)  Provided  the  proposed  merger  of First  Guaranty  with and into HNB qualifies  as a  statutory  merger  under  the Bank  Merger  Act,  the acquisition by HNB of substantially all of the assets of First Guaranty solely in exchange for Hibernia Common Stock, cash for shareholders of First Guaranty Preferred Stock, and the assumption by HNB of the liabilities of First Guaranty, will qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. First Guaranty, Hibernia and HNB will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

     (2) No gain or loss will be recognized by First Guaranty upon the transfer of its assets to HNB in exchange solely for Hibernia Common Stock, cash for dissenters, if any, cash for First Guaranty Preferred Stock, and the assumption by HNB of the liabilities of First Guaranty, since any cash for dissenters will be distributed to the shareholders (Sections 361(a), 361(b), and 357(a) of the Code).

     (3) No gain or loss will be recognized by either Hibernia or HNB upon the acquisition by HNB of substantially all of the assets of First Guaranty in exchange for Hibernia Common Stock, cash, and the assumption of First Guaranty's liabilities (Section 1032(a) of the Code). (See Treas. Regs. Section 1.1032-2 and Rev. Rul. 57-278, 1957-1 C.B. 124.)

     (4) The basis of the assets of First Guaranty acquired by HNB will be the same in the hands of HNB as the basis of such assets in the hands of First Guaranty immediately prior to the exchange (Section 362(b) of the Code).

     (5) The basis of the HNB Common Stock in the hands of Hibernia will be increased by an amount equal to the basis of the First Guaranty assets in the hands of HNB and decreased by the sum of the amount of the liabilities of First Guaranty assumed by HNB and the amount of liabilities to which the assets of First Guaranty are subject (Section 1.358-6(c)(1) of Treas. Regs.).

     (6) The holding period of the assets of First Guaranty received by HNB will, in each instance, include the period for which such assets were held by First Guaranty (Section 1223(2) of the Code).

     (7) No gain or loss will be recognized, with respect to the receipt of Hibernia Common Stock, by the shareholders of First Guaranty Common Stock who receive solely Hibernia Common Stock and cash for fractional shares in exchange for their shares of First Guaranty Common Stock (Section 354(a)(1) of the Code). With respect to the cash received in lieu of fractional shares, see Item 14 below.

     (8) The cash received by a dissenting shareholder of First Guaranty Common Stock in exchange for his or her First Guaranty Common Stock and by shareholders of First Guaranty Preferred Stock, who do not hold any shares of First Guaranty Common Stock either directly or indirectly through Section 318, in exchange for their shares of First Guaranty Preferred Stock will be treated as having been received by such shareholder as a distribution in redemption of his or her stock, subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, a shareholder owns no stock either directly or through the application of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her stock, as provided by Section 302(a) of the Code.

     (9) The gain, if any, realized by the shareholders of First Guaranty Preferred Stock who own both First Guaranty Preferred Stock and First Guaranty Common Stock, and who do not dissent, upon the receipt of cash in exchange for their shares of First Guaranty Preferred Stock will be recognized, but in an amount not to exceed the amount of the cash received by the shareholders (Section 356(a)(1) of the Code). If the exchange has the effect of the distribution of a dividend (determined with the application of Section 318 of the Code), then the amount of the gain recognized that is not in excess of the First Guaranty shareholder's ratable share of undistributed earnings and profits will be treated as a dividend (Section 356(a)(2) of the Code). The determination of whether the gain has the effect of the distribution of a dividend will be made in accordance with the principles of Clark v. CIR, 489 US 726 (1989) and such gain will generally be treated as gain from the exchange of property if one of the tests enumerated in Section 302(b) of the Code is satisfied (Revenue Ruling 93-61, 1993-2 C.B. 118). No loss will be recognized on the exchange pursuant to Section 356(c) of the Code.

     (10) The basis of Hibernia Common Stock to be received by the shareholders of First Guaranty Common Stock will be, in each instance, the same as the basis of their stock surrendered in exchange therefore, decreased by the amount of cash received, if any, and increased by the amount of gain, if any, recognized in the exchange. (Section 358(a)(1) of the Code).

     (11) The holding period of Hibernia Common Stock to be received by the shareholders of First Guaranty Common Stock in the transaction will include in each instance, the period during which the First Guaranty Common Stock surrendered in exchange therefor is held as a capital asset on the date of the surrender (Section 1223(l) of the Code).

     (12) HNB will succeed to and take into account those tax attributes of First Guaranty described in Section 381(c) of the Code (Section 381(a) of the Code and Section 1.381(a)-1 of the Regulations). These items will be taken into account by HNB subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and Regulations thereunder.

     (13) As provided by Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, HNB will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of First Guaranty as of the date of transfer. Any deficit in the earnings and profits of First Guaranty or HNB will be used only to offset the earnings and profits accumulated after the date of transfer.

     (14) The payment of cash in lieu of fractional share interests of Hibernia Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by
          Hibernia. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed, subject to the provisions and limitations of Section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574).

     (15) First Guaranty will close its taxable year as of the date of the distribution or transfer. Hibernia and HNB will not close their taxable years merely because of the Proposed Merger. (Section 381(b) of the Code.)




STATE INCOME TAX CONSEQUENCES

     (1)  The  Louisiana  income  tax treatment to the  shareholders  of   First
          Guaranty will be substantially the same as the federal income tax treatment to the shareholders of First Guaranty.


SCOPE OF OPINION

The scope of this opinion is expressly limited to the federal income tax issues specifically addressed in (1) through (15) in the section entitled "Federal Income Tax Consequences" above and (1) in the section entitled "State Income Tax Consequences" above. Specifically, our opinion has not been requested and none is expressed with regard to the federal, foreign, state or local income tax consequences for the shareholders of Hibernia or with regard to the foreign, state or local income tax consequences (other than those enumerated in (1) above of "State Income Tax Consequences") for the shareholders of First Guaranty and HNB. We have made no determination nor expressed any opinion as to any limitations, including those which may be imposed under Section 382, on the availability of net operating loss carryovers (or built-in gains or losses), if any, after the Proposed Merger, the application (if any) of the alternative minimum tax to this transaction, nor the application of any consolidated return or employee benefit issues which may arise as a result of the Proposed Merger unless expressly stated above. Further, we have made no determination as whether First Guaranty dividend distributions have been sufficient to eliminate any undistributed personal holding company tax liability, if applicable. We have made no determination nor expressed any opinion as to the fair market value of any of the assets being transferred in the Proposed Merger nor the common shares being exchanged in the Proposed Merger. Furthermore, our opinion has not been requested and none is expressed with respect to any foreign, state or local tax consequences to First Guaranty, Hibernia, and HNB.

Our opinion, as stated above, is based upon the analysis of the Code, the Regulations thereunder, current case law, and published rulings. The foregoing are subject to change, and such change may be retroactively effective. If so, our views, as set forth above, may be affected and may not be relied upon. Further, any variation or differences in the facts or representations recited herein, for any reason, might affect our conclusions, perhaps in an adverse manner, and make them inapplicable. In addition, we have undertaken no obligation to update this opinion for changes in facts or law occurring subsequent to the date hereof.

This letter represents our opinions as to the interpretation of existing law and, accordingly, no assurance can be given that the Service or the courts will agree with the above analysis.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

         The Louisiana Business Corporation Law ("LBCL") contains two provisions that directly affect the liability of officers and directors of Louisiana corporations to the corporations and shareholders whom they serve. Section 83 permits Louisiana corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations. Sections 92 and 92 set forth the liability of officers and directors of Louisiana corporations.

         Section 91 of the LBCL provides that officers and directors of Louisiana corporations are fiduciaries with respect to the corporation and its shareholders and requires that they discharge the duties of their positions as such in good faith and with the diligence, care, judgment and skill which ordinarily prudent men would exercise under similar circumstances in like positions. Section 91 specifically provides that it is not intended to derogate from any indemnification permitted under Section 83, discussed below.

         Section 92 of the LBCL limits the liability of officers and directors with respect to certain matters, as well as imposes personal liability for certain actions, such as the knowing issuance of shares in violation of the LBCL. Paragraph E of Section 92 permits a directors, in the performance of his duties, to be fully protected from liability in relying in good faith on the records of the corporation and upon such information, opinions, reports or statements presented to the corporation, the board of directors, or any committee of the board by any of the corporation's officers or employees, or by any committee of the board of directors, or by any counsel, appraiser, engineer or independent or certified public accountant selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such a selection or by any other person as to matters the directors reasonably believe are within such other person's professional or expert competence and which person is selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such selection.

         Section 83 of the LBCL permits a Louisiana corporation to indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business. Such persons may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any such action as long as the indemnified party acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to criminal actions or proceedings, the indemnified person must not only have acted in good faith and in a manner believed to be in or not opposed to the best interest of the corporation; he or she must also not have had any reasonable cause to believe that his or her conduct was unlawful.

         The LBCL treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions. Indemnification is not permitted in a derivative action for any expenses if the individual seeking indemnification is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation unless specifically ordered by the court. Otherwise, officers and directors may be indemnified in derivative actions only with respect to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action.

         Indemnification of officers and directors may only be made by the corporation if the corporation has specifically authorized indemnification after determining that the applicable standard of conduct has been met. This determination may be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceedings, or (ii) if such a quorum is not obtainable or a quorum of disinterested directors so directs, by independent legal counsel, or (iii) by the shareholders.

         Indemnification of officers and directors against reasonable expenses is mandatory under Section 83 of the LBCL to the extent the officer or director is successful on the merits or in the defense of any action or suit against him giving rise to a claim of indemnification.

         Louisiana corporations are permitted to advance the costs of defense to officers and directors with respect to claim for which they may be indemnified under Section 83 of the LBCL. In order to advance such costs, however, such procedure must be approved by the board of directors by a majority of a quorum consisting of disinterested directors. In addition, a corporation may only advance defense costs if it has received an undertaking from the officer or director to repay the amounts advanced unless it is ultimately determined that he or she is entitled to be indemnified as otherwise authorized by Section 83.

         Louisiana corporations are also specifically permitted to procure insurance on behalf of officers and directors and former officers and directors for actions taken in their capacities as such. Insurance coverage may be broader than the limits of indemnification under Section 83. Also, the indemnification provided for in Section 83 is not exclusive of any other rights to indemnification, whether arising from contracts or otherwise.

         Hibernia Corporation (the "Registrant") has adopted an indemnification provision in its Articles of Incorporation that provides for indemnification of officers and directors under the circumstances permitted by Louisiana law. The Registrant's indemnification provision requires indemnification, except as prohibited by law, of officers and directors of the Registrant or any of its wholly-owned subsidiaries against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (including any action by or in the right of the Registrant) by reason of the fact that the person served as an officer or director of the Registrant or one of its subsidiaries. Officers and directors may only be indemnified against expenses in cases brought by the officer or director against the Registrant if the action is a claim for indemnification, the officer or director prevails in the action, or indemnification is included in any settlement or is awarded by the court. The indemnification provision further requires the Registrant to advance defense costs to officers and directors in such suits and proceedings upon receipt of an undertaking to repay such expenses unless it is ultimately determined that the officer or director is entitled to indemnification as authorized by the Articles of Incorporation.

         The Registrant's Articles of Incorporation further provide that no director or officer of the Registrant will be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as an officer or director. This provision is limited to those circumstances in which such a limitation of liability is permitted under applicable law and would not be operative in any circumstances in which the law prohibits such a limitation.

 Item 21.         Exhibits and Financial Statement Schedules

                  (a)      EXHIBITS

   EXHIBIT     DESCRIPTION

      2 Merger Agreement and Plan of Merger (included as Appendix A to the proxy statement/prospectus)

     3.1 Exhibit 3.1 to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (Articles of Incorporation of the Registrant, as amended to date)

     3.2 Exhibit 3.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (By-Laws of Registrant, as amended)

      5        Opinion of Patricia C. Meringer,Esq.,regarding legality of shares

      8 Opinion of Ernst & Young LLP, certified public accountants, regarding certain tax matters (included as Appendix G to the proxy statement/prospectus)

    10.13 Exhibit 10.13 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1988, filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Deferred Compensation Plan for the Outside Directors of Hibernia Corporation and its Subsidiaries, as amended to date)

    10.14 Exhibit 10.14 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1990, filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (Hibernia Corporation Executive Life Insurance Plan)

    10.16 Exhibit 4.7 to the Registration Statement on Form S-8 filed with the Commission by the Registrant (Registration No. 33-26871) is hereby incorporated by reference (Hibernia Corporation 1987 Stock Option Plan, as amended to date)

    10.34 Exhibit C to the Registrant's definitive proxy statement dated August 17, 1992, relating to its 1992 Annual Meeting of
               Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (Long-Term Incentive Plan of Hibernia Corporation)

    10.35 Exhibit A to the Registrant's definitive proxy statement dated March 23, 1993, relating to its 1993 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (1993 Director Stock Option Plan of Hibernia Corporation)

    10.36 Exhibit 10.36 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Employment Agreement between Stephen A. Hansel and Hibernia Corporation)

    10.38 Exhibit 10.38 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Employment Agreement between E.R. "Bo" Campbell and Hibernia Corporation)

    10.39 Exhibit 10.39 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Employment Agreement between B.D. Flurry and Hibernia Corporation)

    10.40 Exhibit 10.40 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Split-Dollar Life Insurance Plan of Hibernia Corporation effective as of July 1996)

    10.41 Exhibit 10.41 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Non-Qualified Deferred Compensation Plan for Key Management Employees of Hibernia Corporation effective as of July 1996)

    10.42 Exhibit 10.42 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Supplemental Stock Compensation Plan for Key Management Employees effective as of July, 1996)

    10.43 Exhibit 10.43 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Nonqualified Target Benefit (Deferred Award) Plan of Hibernia Corporation effective as of July 1996)

    10.44 Exhibit 10.44 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Form of Change of Control Employment Agreement for Executive and Senior Officers of the Registrant)

    10.45 Exhibit 10.45 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Employment Agreement between Randall A. Howard and Hibernia Corporation)

     13 Exhibit 13 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the Commission (Commission File No. 0-722)) is hereby incorporated by reference (1998 Annual Report to Security Holders of Hibernia Corporation

     21 Exhibit 21 to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 1998 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Subsidiaries of the Registrant)

    23(a)      Consent of Patricia C. Meringer, Esq. (included with Exhibit 5)

    23(b)               (i)      Consent of Hannis T. Bourgeois, LLP
                        (ii)     Consent of PricewaterhouseCoopers, LLP
                        (iii)    Consent of Ernst & Young, LLP
               *        (iv)     Consent of Chaffe & Associates, Inc.
               *        (v)      Consent of Keefe,Bruyette,Bruyette & Woods,Inc.
               *        (vi)     Consent of National Capital Corporation

     24        Powers of Attorney

     99        Proxy of First Guaranty


                  *        To be filed by amendment.

         (b)      FINANCIAL STATEMENT SCHEDULES

                           N/A

Item 22. Undertakings.

         The undersigned registrant hereby undertakes:

         (i) to file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

         (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

         (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (ii) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

         (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (iv) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (v) that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to information called for by the other items of the applicable form;

         (vi) that every prospectus (a) that is filed pursuant to the preceding paragraph, or (b) that purports to meet the requirement of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be fled as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

         (vii) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

         (viii) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                              SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on March 23, 1999.


                              HIBERNIA CORPORATION


                              By:      /s/ Patricia C. Meringer
                                       Patricia C. Meringer
                                       Corporate Counsel


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 23, 1999.


SIGNATURES                                        TITLE


            *                               Chairman of the Board
_____________________________
Robert H. Boh
            *
_____________________________               President, Chief Executive Officer
Stephen A. Hansel                           and Director

            *                               Chief Financial Officer
_____________________________
Marsha M. Gassan

            *                               Chief Accounting Officer
_____________________________
Ron E. Samford, Jr.

            *                               Director
_____________________________
J. Herbert Boydstun

            *                               Director
_____________________________
E. R. Campbell

            *                               Director
_____________________________
Richard W. Freeman, Jr.

            *                               Director
_____________________________
Dick H. Hearin

            *                               Director
_____________________________
Robert T. Holleman

            *                               Director
_____________________________
Elton R. King

            *                               Director
_____________________________
Sidney W. Lassen

            *                               Director
_____________________________
Donald J. Nalty

            *                               Director
_____________________________
Ray B. Nesbitt

            *                               Director
_____________________________
William C. O'Malley

            *                               Director
_____________________________
James R. Peltier

            *                               Director
_____________________________
Robert R. Ratcliff

            *                               Director
_____________________________
Janee M. Tucker

            *                               Director
_____________________________
Virginia Eason Weinmann

            *                               Director
_____________________________
Robert E. Zetzmann



* By: /s/ Patricia C. Meringer
         Patricia C. Meringer
         Attorney-in-Fact

                                  EXHIBIT INDEX


                         EXHIBIT SEQUENTIAL PAGE NUMBER

       5(a)        Opinion of Patricia C. Meringer, Esq.

      23(a)        Consent of Patricia C. Meringer,Esq.(included with Exhibit 5)

      23(b)        (i)      Consent of Hannis T. Bourgeois, LLP
                   (ii)     Consent of PricewaterhouseCoopers, LLP
                   (iii)    Consent of Ernst & Young, LLP

        24         Powers of Attorney

        99         Form of Proxy of First Guaranty

                                  EXHIBIT 5(a)



                                 March 23, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington,   D.C.   20549

Ladies and Gentlemen:

         I am Corporate Counsel of Hibernia Corporation (the "Company") and am delivering this opinion in connection with the registration by the Company of shares of Class A Common Stock (the "Shares") to be issued by the Company in a proposed merger (the "Merger") between First Guaranty Bank ("First Guaranty") and Hibernia National Bank, a wholly-owned subsidiary of the Company, in which the shareholders of First Guaranty will receive the Shares in exchange for their shares of common stock of First Guaranty, to which registration statement (the "Registration Statement") this opinion is attached. The Shares will be reserved for issuance upon the closing of the Merger. The shares will be issued to shareholders of First Guaranty upon completion of the Merger pursuant to the Registration Statement after it has been declared effective by the Securities and Exchange Commission.

         In furnishing this opinion, I have examined such documents and have made such investigation of matters of fact and law as I have deemed necessary or appropriate to provide a basis for the opinions set forth herein. In such examination and investigation, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted as originals and the conformity to original documents of all documents submitted as certified or photostatic copies.

         In rendering this opinion, I do not express any opinion concerning any law other than the law of the State of Louisiana and the federal law of the United States, and I do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed below.

         Based upon and limited by the foregoing, and based upon legal considerations which I deem relevant and upon laws or regulations in effect as of the date hereof, I am of the opinion that:

         1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Louisiana.

         2. The Shares have been duly authorized and either are, or upon issuance thereof pursuant to the terms of the offering thereof, will be, validly issued, fully paid and non-assessable.

         I hereby expressly consent to the inclusion of this Opinion as an exhibit to the Registration Statement and to the reference to this Opinion therein.

         This Opinion is being furnished to you pursuant to the filing of the Registration Statement and may not be relied upon by any other person or used for any other purpose, except as provided for in the preceding paragraph.

                                          Very truly yours,


                                          /s/ Patricia C. Meringer
                                          Patricia C. Meringer
                                          Corporate Counsel


PCM/gbp

                                EXHIBIT 23(b)(i)
                          Independent Auditor's Consent





         We consent to the use of our report dated January 29, 1999 related to the financial statements of First Guaranty as of and for the year ended December 31, 1998 and 1997 included herein and to the reference to our firm under the heading "Experts" in this Registration Statement (Form S-4) and related Prospectus of Hibernia Corporation for the registration of shares of its common stock to be issued in connection with the proposed merger of First Guaranty with and into Hibernia National Bank.



                                      /S/      HANNIS T. BOURGEOIS, LLP
                                      Hannis T. Bourgeois, LLP



Baton Rouge, Louisiana
March 31, 1999

                                EXHIBIT 23(b)(ii)
                          Independent Auditor's Consent





     We consent to the use of our report dated February 28, 1997 related to the financial statements of First Guaranty as of and for the year ended December 31, 1996 included herein and to the reference to our firm under the heading "Experts" in this Registration Statement (Form S-4) and related Prospectus of Hibernia Corporation for the registration of shares of its common stock to be issued in connection with the proposed merger of First Guaranty with and into Hibernia National Bank.



                                       /S/      PRICEWATERHOUSECOOPERS, LLP
                                       PricewaterhouseCoopers, LLP



New Orleans, Louisiana
March 30, 1999

                               EXHIBIT 23(b)(iii)
                          Independent Auditor's Consent





         We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-4) and related Prospectus of Hibernia Corporation for the registration of 4,021,517 shares of its common stock to be issued pursuant to the proposed merger of First Guaranty Bank with Hibernia National Bank and to the incorporation by reference therein of our report dated January 13, 1999, with respect to the consolidated financial statements of Hibernia Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                        /S/      ERNST & YOUNG, LLP
                                        Ernst & Young, LLP



New Orleans, Louisiana
March 30, 1999

                                   EXHIBIT 24
                               POWERS OF ATTORNEY



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 and September 15, 1998 and
(b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 15th day of September, 1998.


                                          /S/      ROBERT H. BOH
                                          Robert H. Boh
                                          Chairman and Director
                                          HIBERNIA CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 and September 15, 1998 and
(b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 15th day of September, 1998.


                                          /S/      J. HERBERT BOYDSTUN
                                          J. Hebert Boydstun
                                          Director
                                          HIBERNIA CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 and September 15, 1998 and
(b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 15th day of September, 1998.


                                          /S/      E. R. "BO" CAMPBELL
                                          E. R. "Bo" Campbell
                                          Director
                                          HIBERNIA CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 and September 15, 1998 and
(b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 15th day of September, 1998.


                                          /S/      RICHARD W. FREEMAN, JR.
                                          Richard W. Freeman, Jr.
                                          Director
                                          HIBERNIA CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 and September 15, 1998 and
(b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 15th day of September, 1998.


                                          /S/      STEPHEN A. HANSEL
                                          Stephen A. Hansel
                                          President, Chief Executive Officer and
                                          Director
                                          HIBERNIA CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 and September 15, 1998 and
(b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 15th day of September, 1998.


                                          /S/      DICK H. HEARIN
                                          Dick H. Hearin
                                          Director
                                          HIBERNIA CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 and September 15, 1998 and
(b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could to if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 15th day of September, 1998.


                                          /S/      ROBERT T. HOLLEMAN
                                          Robert T. Holleman
                                          Director
                                          HIBERNIA CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 and September 15, 1998 and
(b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 15th day of September, 1998.


                                          /S/      ELTON R. KING
                                          Elton R. King
                                          Director
                                          HIBERNIA CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 and September 15, 1998 and
(b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 15th day of September, 1998.


                                          /S/      SYDNEY W. LASSEN
                                          Sidney W. Lassen
                                          Director
                                          HIBERNIA CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 and September 15, 1998 and
(b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 15th day of September, 1998.


                                          /S/      DONALD J. NALTY
                                          Donald J. Nalty
                                          Vice Chairman and Director
                                          HIBERNIA CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 September 15, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 27th day of January, 1999.


                                          /S/      RAY B. NESBITT
                                          Ray B. Nesbitt
                                          Director
                                          HIBERNIA CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 and September 15, 1998 and
(b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 15th day of September, 1998.


                                          /S/      WILLIAM C. O'MALLEY
                                          William C. O'Malley
                                          Director
                                          HIBERNIA CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 and September 15, 1998 and
(b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 15th day of September, 1998.


                                          /S/      JAMES R. PELTIER
                                          James R. Peltier
                                          Director
                                          HIBERNIA CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 and September 15, 1998 and
(b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 15th day of September, 1998.


                                          /S/      ROBERT T. RATCLIFF
                                          Robert T. Ratcliff
                                          Director
                                          HIBERNIA CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), her true and lawful agents and attorneys-in-fact, for her and on her behalf and in her name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 and September 15, 1998 and
(b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the 15th day of September, 1998.


                                          /S/      JANEE M. "GEE" TUCKER
                                          Janee M. "Gee" Tucker
                                          Director
                                          HIBERNIA CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), her true and lawful agents and attorneys-in-fact, for her and on her behalf and in her name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 and September 15, 1998 and
(b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the 15th day of September, 1998.


                                          /S/      VIRGINIA E. WIENMANN
                                          Virginia E. Weinmann
                                          Director
                                          HIBERNIA CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 and September 15, 1998 and
(b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 15th day of September, 1998.


                                          /S/      ROBERT E. ZETZMANN
                                          Robert E. Zetzmann
                                          Director
                                          HIBERNIA CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 and September 15, 1998 and
(b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 15th day of September, 1998.


                                         /S/      RON E. SAMFORD, JR.
                                         Ron E. Samford, Jr.
                                         Controller and Chief Accounting Officer
                                         HIBERNIA CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr. and each of them (with full power to each of them to act alone), her true and lawful agents and attorneys-in-fact, for her and on her behalf and in her name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or any other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the corporation to be issued in the merger between the Hibernia National Bank, a wholly-owned subsidiary of the Corporation, and First Guaranty Bank ("First Guaranty") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of First Guaranty and merger First Guaranty into Hibernia National Bank, authorized by resolutions adopted by the Board of Directors on March 26, 1997 and September 15, 1998 and
(b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms that all said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the 15th day of September, 1998.


                                          /S/      MARSHA M. GASSAN
                                          Marsha M. Gassan
                                          Chief Financial Officer
                                          HIBERNIA CORPORATION

                                   EXHIBIT 99


                              FIRST GUARANTY PROXY



                      THIS PROXY IS SOLICIATED ON BEHALF OF
                               FIRST GUARANTY BANK


The undersigned shareholder of First Guaranty Bank, a Louisiana Corporation ("First Guaranty"), hereby constitutes and appoints ____________________________ and or either of them, proxies with full power of substitution to vote and act for the undersigned, as designated below, with respect to the number of shares of common stock, $1.00 par value, and common stock $5.00 par value, of First Guaranty the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of First Guaranty, which will be held at the office of First Guaranty, 400 East Thomas Street, Hammond, Louisiana, 70401 on , 1999 at ______ p.m., and at any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting.


         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER IDENTIFIED ON THE REVERSE OF THIS PROXY OR, IF ANOTHER MATTER IS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING AS TO WHICH THE BOARD OF DIRECTORS HAS MADE NO RECOMMENDATION, THE PROXIES WILL VOTE THE SHARES IN THEIR DISCRETION.





                   THIS PROXY IS CONTINUED ON THE REVERSE SIDE
                         PLEASE SIGN ON THE REVERSE SIDE
            AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

PLEASE MARK YOUR CHOICE
LIKE THIS |X|
IN BLUE OR BLACK INK



                    ____________________
                         COMMON STOCK



         Approval of the Merger Agreement and Plan of Merger among First Guaranty, Hibernia Corporation and Hibernia National Bank dated as of July 30, 1998 and the Merger of First Guaranty with and into Hibernia National Bank.



         FOR [_]                    AGAINST [_]                 ABSTAIN [_]


         Note: If you do not specify how your proxy will be voted, your shares will be voted "FOR" the Merger Agreement and the Merger.

         The  undersigned  hereby   acknowledges   receipt  of  a  copy  of  the
accompanying Notice of Special Meeting of Shareholders and Proxy Statement and hereby revokes any proxy or proxies heretofore given.


         DATE:      ____________________________


         SIGNATURE: ____________________________



                  Please mark, date and sign as your account name appears and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian or in a similar capacity, you should so indicate when signing. If the person signing is a corporation, partnership or other entity, please sign the full name of the corporation or partnership or other entity by a duly authorized officer, partner or other person. If the shares are held jointly, each shareholder named should sign.